    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 10, 1996
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------
                            TELETECH HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          7389                  84-1291044
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employee
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                        1700 LINCOLN STREET, SUITE 1400
                             DENVER, COLORADO 80203
                                 (303) 894-4000
         (Address, including zip code, and telephone number, including area code, of registrant's executive offices)

                               KENNETH D. TUCHMAN
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            TELETECH HOLDINGS, INC.
                        1700 LINCOLN STREET, SUITE 1400
                             DENVER, COLORADO 80203
                                 (303) 894-4000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              -------------------

                                WITH COPIES TO:

      CHARLES EVANS GERBER, ESQ.                 HOWARD S. LANZNAR, ESQ.
       HELEN N. KAMINSKI, ESQ.                      MARK D. WOOD, ESQ.
       Neal, Gerber & Eisenberg                   Katten Muchin & Zavis
       Two North LaSalle Street                   525 West Monroe Street
       Chicago, Illinois 60602                   Chicago, Illinois 60661
            (312) 269-8000                            (312) 902-5200

                              -------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                              -------------------

                        CALCULATION OF REGISTRATION FEE

     TITLE OF EACH CLASS OF                 PROPOSED MAXIMUM            AMOUNT OF REGISTRATION
  SECURITIES TO BE REGISTERED         AGGREGATE OFFERING PRICE(1)                FEE
Common Stock, par value $.01 per
  share.........................                 $35.63                        $50,865

(1) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457 (c) for the purpose of computing the amount of the registration fee based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on October 8, 1996.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION ON SUCH DATE AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Registration Statement contains two forms of prospectuses: one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and one to be used in connection with a concurrent international offering (the "International Prospectus") of the Common Stock, par value $.01 per share, of TeleTech Holdings, Inc. The form of U.S. Prospectus is included herein and is followed by the outside front cover page to be used in the International Prospectus, which is the only differing page of the International Prospectus. The outside front cover page of the International Prospectus included herein is labeled "Alternative Page for International Prospectus."

PROSPECTUS (SUBJECT TO COMPLETION)
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

ISSUED OCTOBER 10, 1996

                                3,600,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                                 --------------

 OF THE 3,600,000 SHARES OF COMMON STOCK BEING OFFERED, 2,880,000 SHARES ARE BEING OFFERED INITIALLY IN THE UNITED STATES AND CANADA BY THE U.S.
   UNDERWRITERS AND 720,000 SHARES ARE BEING OFFERED INITIALLY OUTSIDE OF THE UNITED STATES AND CANADA BY THE INTERNATIONAL UNDERWRITERS. SEE
     "UNDERWRITERS." ALL OF THE 2,880,000 SHARES BEING OFFERED BY THE
       U.S. UNDERWRITERS ARE BEING SOLD BY THE SELLING STOCKHOLDERS NAMED HEREIN. THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM
         THE SALE OF SHARES BY THE SELLING STOCKHOLDERS. SEE
           "PRINCIPAL AND SELLING STOCKHOLDERS." THE COMMON STOCK IS
           TRADED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL
              "TTEC." ON OCTOBER 9, 1996, THE REPORTED LAST SALE
               PRICE OF THE COMMON STOCK ON THE NASDAQ NATIONAL
               MARKET WAS $32 3/4 PER SHARE. SEE "PRICE RANGE
                 OF COMMON STOCK."
                            ------------------------

        THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                          COMMENCING ON PAGE 5 HEREOF.
                               -----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

                              PRICE $     A SHARE
                              -------------------

                                                                                UNDERWRITING        PROCEEDS TO
                                                               PRICE TO         DISCOUNTS AND         SELLING
                                                                PUBLIC         COMMISSIONS (1)   STOCKHOLDERS (2)
                                                           -----------------  -----------------  -----------------
PER SHARE................................................          $                  $                  $
TOTAL (3)................................................          $                  $                  $

---------
    (1) THE SELLING STOCKHOLDERS AND THE COMPANY HAVE AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
    (2) BEFORE DEDUCTING EXPENSES OF THE OFFERING, WHICH ARE ESTIMATED TO BE
       $          .
    (3) THE COMPANY HAS GRANTED THE U.S. UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO PURCHASE UP TO AN AGGREGATE OF 540,000 ADDITIONAL SHARES OF COMMON STOCK AT THE PRICE TO PUBLIC LESS UNDERWRITING DISCOUNTS AND COMMISSIONS FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE U.S. UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS
       AND PROCEEDS TO THE COMPANY WILL BE $           , $         , AND
       $          , RESPECTIVELY. SEE "UNDERWRITERS."
                            ------------------------

    THE SHARES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY KATTEN MUCHIN & ZAVIS, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT DELIVERY OF THE SHARES WILL BE MADE ON OR ABOUT OCTOBER , 1996 AT THE OFFICE OF MORGAN STANLEY & CO. INCORPORATED, NEW YORK, NEW YORK, AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.
                              -------------------

MORGAN STANLEY & CO.
   INCORPORATED
                               ALEX. BROWN & SONS
                                  INCORPORATED
                                                               SMITH BARNEY INC.

           , 1996

INSIDE FRONT COVER OF PROSPECTUS:

    The inside front cover is a gatefold which opens to a multicolor graphic layout containing, in the upper right-hand corner, the title
"TeleTech--integrated customer lifecycle management." Under the title are written the words: "engineered and executed by TeleTech" and "TeleTech's solutions integrate all phases of the customer lifecycle -- customer acquisition, service and retention, satisfaction and loyalty -- and are designed to maximize the lifetime value of its client's customer relationships."

    The gatefold contains eight photographs of the Company's call centers and related technology (in each of the lower left-hand and upper left-hand corners and along the right-hand margin with the word "TeleTech" superimposed). In the center of the gatefold, there is an oval photograph of a woman speaking on the telephone, labelled "Our Client's Customer." This photograph is surrounded by three smaller oval photographs of faces, each of which is labelled "TeleTech representative." Radiating outward from the center oval photograph of the Client's Customer are 16 curved lines, each of which terminates at a press-and-click telephone jack, adjacent to which is a question or request that the client's customer might have regarding a particular product or service. Following this "customer lifecycle" clockwise from a point labelled "Start", the questions or requests that a client's customer might ask appear as follows:

"Tell me about it."
"Where can I buy it?"
"I want to order it."
"How do I install it."
"Help me use and navigate it."
"Send someone to repair it."
"I want to upgrade it."
"My billing address has changed for it."
"How do I take care of it?"
"I want to complain about it."
"I want to rave about it."
"Make me a preferred customer and I'll keep buying it."
"Register me for the event celebrating it."
"Contact my friend about trying it."
"I'd like to buy it again."

    These questions or requests are classified into the following three phases of the customer lifecycle: "CUSTOMER ACQUISITION - LIMITED VALUE," "CUSTOMER SERVICE + RETENTION - SUSTAINED VALUE," "CUSTOMER SATISFACTION + LOYALTY - MAXIMUM VALUE."

    Centered along the lower edge of the gatefold, is an ovaloid graphic containing text that lists under the heading "TeleTech's core strengths" the following words: "People -- Infrastructure -- Technology -- Process -- Strategy -- Innovation." On either side of this text is an arrow, one of which points to the left indicating "Customer Benefits" (listed as "Direct access to product and service providers -- Rapid, single-call resolution -- Personalized service -- Knowledgeable resources -- Flexibility"), and the other of which points to the right indicating "Client Benefits" (listed as "Efficiency and effectiveness in Customer Care -- Controlled operating and labor costs -- Access to state-of-the-art technology -- Enhanced service quality -- Maximum customer value").

    TeleTech's corporate logo appears in the lower right-hand corner of the gatefold, under which are written the words: "COPYRIGHT 1996."

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY ANY SELLING STOCKHOLDER OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                              -------------------

    For investors outside of the United States: No action has been or will be taken in any jurisdiction by the Company or by any Underwriter that would permit a public offering of the Common Stock or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus comes are required by the Company and the Underwriters to inform themselves about and to observe any restrictions as to the offering of the Common Stock and the distribution of this Prospectus.

    In this Prospectus references to "dollars" and "$" are to United States dollars, and the terms "United States" and "U.S." mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.
                              -------------------

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                             -----------
Prospectus Summary.........................................................................................           3
Risk Factors...............................................................................................           5
The Company................................................................................................          12
Use of Proceeds............................................................................................          12
Dividend Policy............................................................................................          12
Price Range of Common Stock................................................................................          12
Capitalization.............................................................................................          13
Selected Financial Data....................................................................................          14
Pro Forma Consolidated Condensed Financial Information.....................................................          16
Management's Discussion and Analysis of Financial Condition and Results of Operations......................          17
Business...................................................................................................          26
Management.................................................................................................          40
Certain Relationships and Related Party Transactions.......................................................          46
Principal and Selling Stockholders.........................................................................          49
Description of Capital Stock...............................................................................          52
Shares Eligible for Future Sale............................................................................          54
Certain United States Federal Tax Consequences for Non-U.S. Holders of Common Stock........................          55
Underwriters...............................................................................................          58
Legal Matters..............................................................................................          61
Experts....................................................................................................          61
Change in Independent Accountants..........................................................................          61
Additional Information.....................................................................................          61
Index to Financial Statements..............................................................................         F-1

                              -------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS AND CERTAIN SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITERS."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE NOTED HEREIN, INFORMATION IN THIS PROSPECTUS (I) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION,
(II) REFLECTS A FIVE-FOR-ONE SPLIT OF THE COMPANY'S COMMON STOCK EFFECTED ON JULY 31, 1996 AND (III) REFLECTS THE CONVERSION ON JULY 31, 1996 OF ALL OUTSTANDING SHARES OF CONVERTIBLE PREFERRED STOCK, PAR VALUE $6.45 PER SHARE, OF THE COMPANY ("PREFERRED STOCK") INTO 9,300,000 SHARES OF COMMON STOCK (THE "PREFERRED STOCK CONVERSION") EFFECTED IN CONNECTION WITH THE COMPANY'S INITIAL PUBLIC OFFERING OF COMMON STOCK (THE "INITIAL PUBLIC OFFERING"). UNLESS OTHERWISE INDICATED, REFERENCES TO "TELETECH" AND THE "COMPANY" MEAN TELETECH HOLDINGS, INC. AND ITS WHOLLY-OWNED SUBSIDIARIES OR, FOR PERIODS PRIOR TO DECEMBER 1994, MEAN TELETECH TELECOMMUNICATIONS, INC. AND TELETECH TELESERVICES, INC., COLLECTIVELY. SEE "THE COMPANY."

                                  THE COMPANY

    TeleTech is a leading provider of customer care solutions for Fortune 1000 companies. TeleTech's customer care solutions encompass a wide range of telephone- and computer-based customer acquisition, retention and satisfaction programs designed to maximize the long-term value of the relationships between TeleTech's clients and their customers. Such programs involve all stages of the customer relationship and consist of a variety of customer service and product support activities, such as providing new product information, enrolling customers in client programs, providing 24-hour technical and help desk support, resolving customer complaints and conducting satisfaction surveys. TeleTech works closely with its clients to rapidly design and implement large scale, tailored customer care programs that provide comprehensive solutions to their specific business needs.

    TeleTech delivers its customer care services primarily through customer-initiated ("inbound") telephone calls and also over the Internet. Services are provided by trained customer care representatives ("Representatives") in response to an inquiry that a customer makes by calling a toll-free telephone number or by sending an Internet message. Representatives respond to these inquiries from TeleTech call centers ("Call Centers") utilizing state-of-the-art workstations, which operate on TeleTech's advanced technology platform, enabling the Representatives to provide rapid, single-call resolution. This technology platform incorporates digital switching, client/server technology, object-oriented software modules, relational database management systems, proprietary call tracking management software, computer telephony integration and interactive voice response. TeleTech provides services from Call Centers leased and equipped by TeleTech ("fully outsourced") and, beginning in April 1996, also from Call Centers leased and equipped by clients ("facilities management").

    TeleTech typically establishes long-term, strategic relationships, formalized by multi-year contracts, with selected clients in the telecommunications, technology, transportation, health care and financial services industries. TeleTech targets clients in these industries because of their complex product and service offerings and large customer bases, which require frequent, often sophisticated, customer interactions. For example, in the second half of 1995 the Company entered into significant, multi-year contracts with CompuServe and United Parcel Service. In the first nine months of 1996, the Company obtained significant, additional business from AT&T and entered into a multi-year contract with the United States Postal Service (the "Postal Service").

    The Company was founded in 1982 and has been providing inbound customer care solutions since its inception. Between December 31, 1995 and March 31, 1996, the Company opened, acquired or initiated management of six Call Centers. As of October 1, 1996, TeleTech leased or managed ten Call Centers in the United States, two in the United Kingdom and one in each of Australia and New Zealand, equipped with a total of 4,976 state-of-the-art workstations. TeleTech currently plans to expand two existing U.S. Call Centers by the end of 1996. In addition, TeleTech has signed leases for two facilities in the United States in which it expects to open additional Call Centers in 1997. In the first six months of 1996, approximately 97% of the Company's call handling revenues were derived from inbound customer inquiries.

                                  THE OFFERING

Common Stock offered by the Selling
 Stockholders................................  3,600,000 shares
  U.S. offering..............................  2,880,000 shares
  International offering.....................  720,000 shares
Common Stock to be outstanding after the
 Offering....................................  55,092,330 shares(1)
Use of proceeds to the Company...............  All proceeds from the sale of Common Stock offered hereby (the "Offering") will be
                                               received by the Selling Stockholders.(2)
Nasdaq National Market Symbol................  TTEC

------------

(1) Excludes 4,993,430 shares of Common Stock issuable upon exercise of options outstanding at October 1, 1996, with a weighted average exercise price of $5.47 per share, other than options to acquire 144,900 shares that will be exercised, and which underlying shares will be sold in the Offering, by certain Selling Stockholders. See "Capitalization," "Management--Compensation of Directors," "Management--TeleTech Stock Option Plan," "Underwriters" and note 11 to the Company's Consolidated and Combined Financial Statements (the "Financial Statements").

(2) If the Underwriters' over-allotment option is exercised in full, the Company will use the net proceeds it will receive for working capital and general corporate purposes. See "Use of Proceeds."

                       SUMMARY FINANCIAL INFORMATION (1)
          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OPERATING DATA)

                                                         YEAR ENDED           ELEVEN            YEAR ENDED         SIX MONTHS ENDED
                                                         JANUARY 31,       MONTHS ENDED        DECEMBER 31,            JUNE 30,
                                                    ---------------------  DECEMBER 31,     ------------------    ------------------
                                                                   1993        1993          1994       1995       1995       1996
                                                                  -------  ------------     -------    -------    -------    -------
                                                       1992
                                                    -----------
                                                    (UNAUDITED)                                                      (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues..........................................    $ 5,751     $13,814    $19,520        $35,462    $50,467    $22,291    $56,619
Income (loss) from operations.....................       (332)        250        837          2,196      4,596      1,821      6,279
Net income........................................        214          52        548          1,695      4,156(2)   2,420(2)   3,318
Pro forma net income..............................        214          52        299(3)       1,037(3)   4,156(2)   2,420(2)   3,318
Pro forma net income per share of Common Stock and
 equivalents (4)..................................    $    --     $    --    $   .01(3)     $   .02(3) $   .08(2) $   .04(2) $   .06
Weighted average shares outstanding (4)...........     43,753      43,753     43,753         43,753     54,304     54,281     54,328
OPERATING DATA:
Number of Call Centers............................          1           1          2              2          3          3          9
Number of workstations............................        300         300        560            560        960        960      3,107

                                                                                                JUNE 30, 1996
                                                                                           ------------------------
                                                                                            ACTUAL    PRO FORMA (5)
                                                                                           ---------  -------------
                                                                                                 (UNAUDITED)
BALANCE SHEET DATA:
Working capital..........................................................................  $   6,733    $  58,310
Total assets.............................................................................     63,751      106,328
Long-term debt, net of current portion...................................................      7,354        7,354
Total stockholders' equity...............................................................     11,748       76,615

------------

(1) The Summary Financial Information presented in this table is derived from the "Selected Financial Information" and the Financial Statements included elsewhere in this Prospectus.

(2) Includes the $2.4 million pre-tax net proceeds of a one-time payment made by a former client to TeleTech in connection with such client's early termination of a contract.

(3) During 1993 and 1994, the Company was an S corporation under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"), and, accordingly, was not subject to federal income taxes. Pro forma net income includes a provision for income taxes at an effective rate of 44.4% for the 11 months ended December 31, 1993 and 39.5% for the year ended December 31, 1994.

(4) Calculated in the manner described in note 1 to the Financial Statements.

(5) Reflects the application of the $52.6 million of net proceeds received by the Company from the Initial Public Offering and the Preferred Stock Conversion effected in connection therewith.

                              RECENT DEVELOPMENTS

    For the three months ended September 30, 1996, TeleTech's revenues increased $37.4 million, or 295%, to $50.1 million from $12.7 million for the same period of 1995. Income from operations increased to $6.9 million, or 13.8% of revenues, for the three months ended September 30, 1996, from $1.2 million, or 9.6% of revenues, for the same period of 1995. Net income increased $3.2 million, or 371%, to $4.1 million for the three months ended September 30, 1996 from $862,000 for the same period of 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Developments."

                                  RISK FACTORS

    THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE SUBSTANTIAL KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES. WHEN USED IN THIS PROSPECTUS, THE TERMS "ANTICIPATES," "EXPECTS," "ESTIMATES," "BELIEVES" AND SIMILAR TERMS AS THEY RELATE TO THE COMPANY OR ITS MANAGEMENT ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCLOSED BELOW. IN EVALUATING THE COMPANY'S BUSINESS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION PRESENTED IN THIS PROSPECTUS.

    RELIANCE ON A FEW MAJOR CLIENTS. The Company has strategically focused its marketing efforts on developing long-term relationships with Fortune 1000 companies in targeted industries. As a result, a substantial portion of the Company's revenues is derived from relatively few clients. Collectively, the Company's 10 largest clients in 1995 accounted for approximately 82.1% of the Company's 1995 revenues. The Company's three largest clients in 1995 were AT&T, Continental Airlines and Apple Computer, Inc., which accounted for approximately 31% (including 11% from McCaw Communications d/b/a Cellular One, a subsidiary of AT&T), 18% and 9%, respectively, of the Company's 1995 revenues. The Company's program for Continental Airlines was completed in March 1996 and was not renewed. The lost revenues from the expiration of the Continental Airlines program were more than offset in the first quarter of 1996 by revenues from new clients. The Company received prior notice that Continental Airlines would not renew its contract upon expiration and redeployed to new programs all of the workstations that previously had been dedicated to the Continental Airlines program. Consequently, there was no material capacity underutilization due to the loss of the Continental Airlines program; however, there can be no assurance that the Company's loss of another large client would not result in substantial underutilized capacity.

    The Company expects that its three largest clients in 1996, AT&T, CompuServe and United Parcel Service, which accounted for approximately 31%, 19% and 12%, respectively, of the Company's revenues in the first six months of 1996, will account for an even greater percentage of the Company's revenues than its three largest clients in 1995. There can be no assurance that the Company will be able to retain any of its largest clients or that the volumes of its most profitable or largest programs will not be reduced, or that the Company would be able to replace such clients or programs with clients or programs that generate a comparable amount of revenues or profits. Consequently, the loss of one or more of its significant clients could have a material adverse effect on the Company's business, results of operations or financial condition. In September 1996, the Company and CompuServe agreed to limit the monthly fees the Company charges CompuServe under the largest program the Company provides to CompuServe, which will effectively reduce the number of workstations the Company dedicates to such program. The Company has redeployed most, and in the near future expects to have redeployed all, of the workstations previously dedicated to such CompuServe program to new programs, including another program that the Company provides for CompuServe. Consequently, the Company does not expect this reduction to materially decrease the Company's capacity utilization. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "--Risks Associated with the Company's Contracts" and "--Dependence on Key Industries."

    Substantially all of the Company's significant arrangements with its clients generate revenues based, in large part, on the amount of time which the Company's personnel devotes to such clients' customers. Consequently, and due to the primarily inbound nature of the Company's business, the amount of revenues generated from any particular client is generally dependent upon consumers' interest in, and use of, the client's products and/or services. Furthermore, a significant portion of the Company's expected revenues and planned capacity utilization for 1996 relate to recently-introduced product or service offerings of the Company's clients, including two significant programs developed for AT&T and CompuServe, two of the Company's largest clients. There can be no assurance as to the number of consumers who will be attracted to the products and services of the Company's clients and who will therefore need the Company's services, or that the Company's clients will develop new products or services that will require the Company's services. See "Business--Markets and Clients--Technology."

    DIFFICULTIES OF MANAGING RAPID GROWTH. The Company has experienced rapid growth over the past several years and anticipates continued future growth. Continued growth depends on a number of factors, including the Company's ability to (i) initiate, develop and maintain new client relationships and expand its marketing operations, (ii) recruit, motivate and retain qualified management and hourly personnel, (iii) rapidly identify, acquire or lease suitable Call Center facilities on acceptable terms and complete build-outs of such facilities in a timely and economic fashion, and (iv) maintain the high quality of the services and products that it provides to its clients. The Company's continued rapid growth can be expected to place a significant strain on the Company's management, operations, employees and resources. There can be no assurance that the Company will be able to maintain or accelerate its current growth, effectively manage its expanding operations or achieve planned growth on a timely or profitable basis. If the Company is unable to manage growth effectively, its business, results of operations or financial condition could be materially adversely affected. See "Business--Growth Strategy."

    The Company's profitability is significantly influenced by its Call Center capacity utilization. Although the Company seeks to maximize utilization, the inbound nature of the Company's business results in significantly higher utilization during peak (weekday) periods than during off-peak (night and weekend) periods. In addition, the Company has experienced, and in the future may experience, at least short-term, excess capacity during peak periods upon the opening of a new Call Center or the termination of a large client program. There can be no assurance that the Company will be able to achieve or maintain optimal Call Center capacity utilization. See "--Reliance on a Few Major Clients" and "Business-- Facilities."

    RISKS ASSOCIATED WITH THE COMPANY'S CONTRACTS. Although the Company currently seeks to sign multi-year contracts with its clients, the Company's contracts do not assure the Company a specific level of revenues and they generally do not designate the Company as the client's exclusive service provider. The Company believes maintaining satisfactory relationships with its clients has a more significant impact on the Company's revenues than the specific terms of its client contracts. Certain of the Company's current contracts (representing approximately 36% of the Company's 1995 revenues) have terms of one year or less and there can be no assurance that the clients will renew or extend such contracts. In addition, the Company's contracts are terminable by its clients on relatively short notice. Although many of such contracts require the client to pay a contractually agreed amount in the event of early termination, there can be no assurance that the Company will be able to collect such amount or that such amount, if received, will sufficiently compensate the Company for the investment it has made to support the cancelled program or for the revenues it may lose as a result of the early termination. In addition, some of the Company's contracts limit the aggregate amount the Company can charge for its services during the term of the contract and several prohibit the Company from providing services to a direct competitor of a client that are similar to the services the Company provides to such client. Although a few of the Company's more recently executed contracts provide for annual increases in the rates paid by clients in the event of increases in certain cost or price indices, most of the Company's contracts do not include such provisions and some of the contracts currently in effect provide that the service fees paid by clients may be adjusted downward if the performance objectives specified therein are not attained or, at least in one case, in the event of a decrease in a price index. Furthermore, there can be no assurance that the adjustments based upon increases in cost or price indices will fully compensate the Company for increases in labor and other costs that it may experience in fulfilling its contractual obligations. Although several of the Company's clients have elected not to renew or extend short-term contracts, or have terminated contracts or reduced program volumes on relatively short notice to the Company, to date none of the foregoing types of contractual provisions has had a material adverse effect on the Company's business, results of operations or financial condition. See "--Reliance on a Few Major Clients," "Business--Sales and Marketing," "Business--Services" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    DEPENDENCE ON LABOR FORCE. The Company's success is largely dependent on its ability to recruit, hire, train and retain qualified employees. The Company's industry is very labor intensive and has experienced high personnel turnover. A significant increase in the Company's employee turnover rate could increase the Company's recruiting and training costs and decrease operating effectiveness and productivity. Also, the addition of significant new clients or the implementation of new large-scale programs may require the

Company to recruit, hire and train qualified personnel at an accelerated rate. There can be no assurance that the Company will be able to continue to hire, train and retain sufficient qualified personnel to adequately staff new customer care programs. Because a significant portion of the Company's operating costs relate to labor costs, an increase in wages, costs of employee benefits or employment taxes could have a material adverse effect on the Company's business, results of operations or financial condition. In addition, certain of the Company's facilities are located in geographic areas with relatively low unemployment rates, thus potentially making it more difficult and costly to hire qualified personnel. See "--Difficulties of Managing Rapid Growth," "Business--Human Resources" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    DEPENDENCE ON KEY PERSONNEL. The Company's success to date has depended in large part on the skills and efforts of Kenneth D. Tuchman, the Company's founder, Chairman of the Board, President and Chief Executive Officer. There can be no assurance that the Company will be able to hire or retain the services of other officers or key employees. The loss of Mr. Tuchman or the Company's inability to hire or retain such other officers or key employees could have a material adverse effect on the Company's business, results of operations or financial condition. The Company's success and achievement of its growth plans depend on its ability to recruit, hire, train and retain other highly qualified technical and managerial personnel, including individuals with significant experience in the industries targeted by the Company. The inability of the Company to attract and retain the necessary technical and managerial personnel could have a material adverse effect on the Company's business, results of operations or financial condition. See "--Difficulties of Managing Rapid Growth" and "Management."

    DEPENDENCE ON KEY INDUSTRIES. The Company's clients are concentrated primarily in the telecommunications, technology and transportation industries and, to a lesser extent, the health care and financial services industries. The Company's business and growth is largely dependent on the continued demand for the Company's services from these industries and current trends in such industries to outsource certain customer care services. A general economic downturn in any of these industries or a slowdown or reversal of the trend in any of these industries to outsource certain customer care services could have a material adverse effect on the Company's business, results of operations or financial condition. In addition, the Company's health care and financial services strategic business units ("SBUs") were introduced only recently and are still in the development stage. There can be no assurance that the Company can successfully develop these SBUs or that such development can occur in accordance with the Company's current time schedule. Additionally, a substantial percentage of the revenues generated by clients in the telecommunications industry relate to the Company's provision of third-party verification of long-distance service sales, which is required by the rules of the Federal Communications Commission. Such verification services accounted for 19% and 10% of the Company's total revenues in 1995 and in the first six months of 1996, respectively. Although the Company is not aware of any proposed changes to these rules, the elimination of this requirement could have a material adverse effect on the Company's business, results of operations or financial condition. See "--Highly Competitive Market" and "Business--Markets and Clients."

    RISK OF BUSINESS INTERRUPTION. The Company's operations are dependent upon its ability to protect its Call Centers, computer and telecommunications equipment and software systems against damage from fire, power loss, telecommunications interruption or failure, natural disaster and other similar events. In the event the Company experiences a temporary or permanent interruption at one or more of its Call Centers, through casualty, operating malfunction or otherwise, the Company's business could be materially adversely affected and the Company may be required to pay contractual damages to some clients or allow some clients to terminate or renegotiate their contracts with the Company. While the Company maintains property and business interruption insurance, such insurance may not adequately compensate the Company for all losses that it may incur. See "Business--Operations."

    RISKS ASSOCIATED WITH RAPIDLY CHANGING TECHNOLOGY. The Company's business is highly dependent on its computer and telecommunications equipment and software systems. The Company's failure to maintain the superiority of its technological capabilities or to respond effectively to technological changes could have a material adverse effect on the Company's business, results of operations or financial condition. The

Company's future success also will be highly dependent upon its ability to enhance existing services and introduce new services or products to respond to changing technological developments. There can be no assurance that the Company can successfully develop and bring to market any new services or products in a timely manner, that such services or products will be commercially successful or that competitors' technologies or services will not render the Company's products or services noncompetitive or obsolete. See "--Highly Competitive Market" and "Business--Technology."

    HIGHLY COMPETITIVE MARKET. The market in which the Company competes is highly competitive and fragmented. The Company expects competition to persist and intensify in the future. The Company's competitors include small firms offering specific applications, divisions of large entities, large independent firms and, most significantly, the in-house operations of clients or potential clients. A number of competitors have or may develop greater capabilities and resources than those of the Company. Similarly, there can be no assurance that additional competitors with greater resources than the Company will not enter the Company's market. Because the Company's primary competitors are the in-house operations of existing or potential clients, the Company's performance and growth could be negatively impacted if its existing clients decide to provide in-house customer care services that currently are outsourced or if potential clients retain or increase their in-house customer service and product support capabilities. For example, Continental Airlines, one of the Company's largest clients in 1995 decided not to renew a program completed by the Company in March 1996 due to Continental Airlines' excess in-house call center capacity. In addition, competitive pressures from current or future competitors could cause the Company's services to lose market acceptance or result in significant price erosion, with a material adverse effect upon the Company's business, results of operations or financial condition. See "Business--Competition."

    DIFFICULTIES OF COMPLETING AND INTEGRATING ACQUISITIONS AND JOINT
VENTURES. One component of the Company's growth strategy is to pursue strategic acquisitions of companies that have services, products, technologies, industry specializations or geographic coverage that extend or complement the Company's existing business. There can be no assurance that the Company will be able successfully to identify, acquire on favorable terms or integrate such companies. If any acquisition is completed, there can be no assurance that such acquisition will enhance the Company's business, results of operations or financial condition. The Company may in the future face increased competition for acquisition opportunities, which may inhibit the Company's ability to consummate suitable acquisitions on terms favorable to the Company. A substantial portion of the Company's capital resources, including the net proceeds from the Initial Public Offering and the net proceeds from the Offering, if any, could be used for acquisitions. The Company may require additional debt or equity financing for future acquisitions, which financing may not be available on terms favorable to the Company, if at all. As part of its growth strategy, the Company may also pursue opportunities to undertake strategic alliances in the form of joint ventures. Joint ventures involve many of the same risks as acquisitions, as well as additional risks associated with possible lack of control of the joint ventures. See "--Difficulties of Managing Rapid Growth."

    In January 1996, the Company acquired Access 24 Service Corporation Pty Limited, an Australian company ("Access 24"), which provides customer care solutions to Australian and New Zealand companies, primarily in the health care and financial services industries. In April 1996, the Company entered into a joint venture with PPP Healthcare Group plc ("PPP") to provide services in the United Kingdom and Ireland similar to those provided by Access 24. Certain of the services provided by Access 24 and PPP to health care and financial services clients differ from the traditional outsourcing services of the Company's U.S. business. Several of the services currently provided by Access 24 and PPP may be subject to extensive government regulation if introduced as planned in the U.S. market. There can be no assurance that compliance with applicable U.S. laws and regulations will not limit the scope, or significantly increase the cost to the Company, of providing services in the U.S. market that are comparable to such services currently provided by Access 24 and the joint venture outside the United States. Although in November 1996 the Company expects to begin providing health care services in the United States for Health Decisions International, LLC ("HDI") that are similar to the health care services provided by Access 24 and PPP, there can be no assurance that the anticipated benefits of the Access 24 acquisition and the joint venture with PPP will be fully achieved. See "--Health Care Regulation and Risk Management," "Business--Markets and Clients-- Health Care," "Business--Markets and Clients--Financial Services" and "Business--International Operations."

    RISK ASSOCIATED WITH INTERNATIONAL OPERATIONS AND EXPANSION. As a result of the recent acquisition of Access 24 and the joint venture with PPP, the Company now conducts business in the United Kingdom, Australia and New Zealand. The Company's international operations accounted for approximately 11% of the Company's revenues for the first six months of 1996 and, on a pro forma basis reflecting the Company's acquisition of Access 24 as if it had occurred on January 1, 1995, approximately 16.9% of the Company's revenues during 1995. A key component of the Company's growth strategy is its continued international expansion. There can be no assurance that the Company will be able successfully to market, sell and deliver its services in international markets, or that it will be able successfully to acquire companies, or integrate acquired companies, to expand international operations. In addition, there are certain risks inherent in conducting international business, including exposure to currency fluctuations, longer payment cycles, greater difficulties in accounts receivable collection, difficulties in complying with a variety of foreign laws, unexpected changes in regulatory requirements, difficulties in staffing and managing foreign operations, political instability and potentially adverse tax consequences. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's international operations and, consequently, on the Company's business, results of operations or financial condition. See "Business-- International Operations" and "Pro Forma Consolidated Condensed Financial Information."

    VARIABILITY OF QUARTERLY OPERATING RESULTS. The Company has experienced, and in the future could experience, quarterly variations in revenues as a result of a variety of factors, many of which are outside the Company's control, including: the timing of new contracts; the timing of new product or service offerings or modifications in client strategies; the expiration or termination of existing contracts; the timing of increased expenses incurred to obtain and support new business; changes in the Company's revenue mix among its various service offerings; and the seasonal pattern of certain of the businesses serviced by the Company. In addition, the Company's planned staffing levels, investments and other operating expenditures are based on revenue forecasts. If revenues are below expectations in any given quarter, the Company's operating results would likely be materially adversely affected for that quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results."

    HEALTH CARE REGULATION AND RISK MANAGEMENT. In November 1996, the Company expects to begin providing telephone-based health care counseling and information services on behalf of HDI to customers or members of HDI's clients, which include corporations and health maintenance organizations. Pursuant to a facilities management agreement with HDI, nurses and other health care professionals employed by the Company will answer customers' questions regarding a variety of health care and medical concerns, including nutritional matters, common ailments and health care options and risks. The Company's provision of services for HDI, and any similar services that the Company may provide for other health care providers, may be subject to governmental regulations not applicable to other portions of the Company's business.

    The health care industry is subject to extensive and evolving Federal and state government regulation relating to many aspects of health care delivery services, including health care referral programs and the operation of health maintenance organizations. Many of these statutes and regulations predate the development of telephone-based and other interstate communication of health care information and services. The literal language of certain of these statutes and regulations, including those regulating the practice of nursing and the practice of medicine, could be construed to apply to certain of the health care services that the Company may provide. The Company has no knowledge, and has not been made aware, that HDI or any other organizations unaffiliated with HDI that provide similar interstate health care services, has been made subject to such statutes and regulations. However, if regulators construe any of the foregoing statutory and regulatory requirements as applicable to the health care services that may be provided by the Company, then the Company or its employees could be required to obtain additional licenses or registrations or the Company may be required to modify the scope of the services it provides.

    In recent years, participants in the health care industry, including nurses and other health care professionals, have been subject to an increasing number of lawsuits alleging malpractice, product liability and related legal theories, many of which involve substantial claims and significant defense costs. The Company may be exposed to the risk of professional liability claims relating to the health care services it expects to provide. Although the Company maintains malpractice liability insurance, there can be no assurance that claims in excess of the Company's insurance coverage will not arise or that all claims would be covered by such insurance.

    COMPLIANCE WITH OTHER GOVERNMENT REGULATION. Because the Company's current business consists primarily of responding to inbound telephone calls, it is not highly regulated. However, in connection with the limited amount of outbound telemarketing services that it provides, the Company is required to comply with the Federal Communications Commission's rules under the Federal Telephone Consumer Protection Act of 1991 and the Federal Trade Commission's regulations under the Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994, both of which govern telephone solicitation. In the event that the Company decides to expand its outbound telemarketing services, such rules and regulations would apply to a larger percentage of the Company's business. In connection with providing services to the Postal Service, the Company has agreed to comply with the Privacy Act of 1974, which governs the recording of telephone conversations. The Company believes that it currently is, and will continue to be, in compliance with such statute. Furthermore, there may be additional federal or state legislation, or changes in regulatory implementation, that limit the activities of the Company or its clients in the future or significantly increase the cost of compliance. Additionally, the Company could be responsible for its failure, or the failure of its clients, to comply with regulations applicable to its clients. See "-- Health Care Regulation and Risk Management."

    CONTROL BY PRINCIPAL STOCKHOLDER. Following completion of the Offering, Kenneth D. Tuchman, the Company's Chairman, President and Chief Executive Officer, will beneficially own approximately 66.3% of the outstanding shares of Common Stock (and approximately 65.6% if the Underwriters' over-allotment is exercised in full). As a result, Mr. Tuchman will continue to be able to elect the entire Board of Directors of the Company and to control substantially all other matters requiring action by the Company's stockholders. Such voting concentration may have the effect of discouraging, delaying or preventing a change in control of the Company. See "Principal and Selling Stockholders."

    LIMITED TRADING HISTORY AND POSSIBLE VOLATILITY OF STOCK PRICE. The Common Stock first became publicly traded on August 1, 1996. Since then, the per share price of the Common Stock has risen substantially from the Initial Public Offering price of $14.50 per share. During and after the Offering, the market price of the Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of new contracts or contract cancellations, announcements of technological innovations or new products or services by the Company or its competitors, changes in financial estimates by securities analysts or other events or factors. The market price of the Common Stock also may be affected by the Company's ability to meet analysts' expectations, and any failure to meet such expectations, even if minor, could have a material adverse effect on the market price of the Common Stock. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many companies and that have often been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Any such litigation instigated against the Company could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, results of operations or financial condition. See "Price Range of Common Stock."

    SUBSTANTIAL NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE. The sale of a substantial number of shares of Common Stock by the Company or any of its significant stockholders, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. The Company is unable to make any prediction as to the effect, if any, that future sales of Common Stock or the availability of Common Stock for sale may have on the market price of the Common Stock prevailing from time to time. In addition, any such sale or such perception could make it more difficult for the Company to sell equity securities or equity related securities in the future at a time and price that the Company deems appropriate. The Company has, and upon completion of the Offering, will have outstanding an aggregate of 55,092,330 shares of Common Stock, excluding shares of Common Stock issuable upon exercise of options outstanding under the TeleTech Holdings, Inc. Stock Plan (the "Option Plan") and the TeleTech Holdings, Inc. Directors Stock Option (the "Directors Option Plan"). The 7,153,000 shares of Common Stock sold in the Initial Public Offering are, and the 3,600,000 shares of Common Stock offered hereby will be, freely tradeable (other than by an "affiliate" of the Company as such term is defined under the Securities Act of 1933, as amended (the "Securities Act")) without restriction or registration under the Securities Act. All remaining outstanding shares of Common Stock may be sold under Rule 144 or Regulation S promulgated under the Securities Act, subject to the holding period, volume, manner of sale and other restrictions of Rule 144 or Regulation S. Certain of the outstanding shares of Common Stock are, and following the Offering will be, subject to restrictions on transfer or sale through January 27, 1997, which restrictions may be waived by Morgan Stanley & Co. Incorporated. See "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriters."

    SIGNIFICANT UNALLOCATED NET PROCEEDS. A significant portion of the net proceeds of the Initial Public Offering, and the net proceeds to the Company from the Offering if the Underwriters' over-allotment option is exercised, have not been designated for specific uses. Accordingly, the Company's Board of Directors will have broad discretion with respect to the use of such net proceeds. See "Use of Proceeds."

    ANTI-TAKEOVER PROVISIONS. The Board of Directors has authority to issue up to 10,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any vote or action by the stockholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of the preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plan to issue any preferred stock. Furthermore, certain provisions of the Company's Restated Certificate of Incorporation and By-laws and of Delaware law could delay or make difficult a merger, tender offer or proxy contest involving the Company. See "Description of Capital Stock."

                                  THE COMPANY

    TeleTech was incorporated under the laws of Delaware in December 1994 in connection with a restructuring of the ownership of TeleTech Telecommunications, Inc., which was incorporated under the laws of California in October 1982, and TeleTech Teleservices, Inc., which was incorporated under the laws of Colorado in November 1992. As a result of such restructuring, TeleTech Teleservices and TeleTech Telecommunications became wholly-owned subsidiaries of TeleTech. TeleTech's principal executive offices are located at 1700 Lincoln Street, Suite 1400, Denver, Colorado 80203 and its telephone number is (303) 894-4000.

                                USE OF PROCEEDS

    All of the 3,600,000 shares of Common Stock being offered hereby are being sold by the Selling Stockholders and the Company will not receive any of the proceeds from the sale of such shares.

    If the Underwriters' over-allotment option is exercised, the Company will sell up to 540,000 shares of Common Stock. The net proceeds, if any, TeleTech will receive from the sale of such shares, are estimated to be up to $16.7 million, assuming a public offering price of $32.75 per share and after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company. TeleTech expects to use such net proceeds, if any, for general corporate purposes, including to fund the Company's working capital requirements, to purchase computer hardware and software, to fund leasehold improvements and to acquire businesses, products or technologies that extend or complement TeleTech's existing business. The Company is engaged in ongoing evaluations of, and discussions with, third parties regarding possible acquisitions; however the Company currently has no agreements, commitments or understandings with respect to any material acquisitions. Pending any of such uses, TeleTech plans to invest the net proceeds in investment grade, interest bearing securities.

    The Selling Stockholders and, if the Underwriters' over-allotment option is exercised, the Company will pay all of the expenses of the Offering in proportion to the number of shares of Common Stock sold by each of them. However, the Company has agreed to pay the portion of such expenses otherwise payable by the Selling Stockholders who are employees of the Company and who will sell shares received upon exercise of options under the Option Plan.

                                DIVIDEND POLICY

    In 1995 TeleTech paid a dividend of approximately $452,000 to its principal stockholder. TeleTech does not expect to pay dividends on its Common Stock in 1996 or in the foreseeable future. The Board of Directors anticipates that all cash flow generated from operations in the foreseeable future will be retained and used to develop and expand TeleTech's business. Any future payment of dividends will depend upon TeleTech's results of operations, financial condition, cash requirements and other factors deemed relevant by the Board of Directors.

                          PRICE RANGE OF COMMON STOCK

    The Common Stock has traded on the Nasdaq National Market since July 31, 1996 under the symbol "TTEC." The following table sets forth the range of the high and low closing sale prices of the Common Stock, for the fiscal quarters during 1996 indicated, as reported on the Nasdaq National Market:

                                                                            HIGH        LOW
                                                                          ---------  ---------
Third Quarter (from August 1, 1996).....................................     38       16 7/8
Fourth Quarter (through October 9, 1996)................................   36 1/2     32 3/4

    On October 9, 1996, the closing sale price of the Common Stock as reported on the Nasdaq National Market was $32 3/4 per share. As of October 7, 1996, the Company had approximately 115 stockholders of record.

                                 CAPITALIZATION

    The following table sets forth as of June 30, 1996 the Company's (i) actual short-term debt and capitalization and (ii) short-term debt and capitalization on a pro forma basis after giving effect to the Preferred Stock Conversion and the application of the $52.6 million of net proceeds received by the Company from the Initial Public Offering.

                                                                                               JUNE 30, 1996
                                                                                          ------------------------
                                                                                           ACTUAL      PRO FORMA
                                                                                          ---------  -------------
                                                                                               (UNAUDITED, IN
                                                                                                 THOUSANDS)
Short-term borrowings and current portion of long-term debt (1).........................  $  12,457    $   3,457
                                                                                          ---------  -------------
                                                                                          ---------  -------------
Long-term debt, net of current portion (2)..............................................  $   7,354    $   7,354
                                                                                          ---------  -------------
Mandatorily redeemable convertible preferred stock, par value $6.45 per share (3).......     13,290           --
Stockholders' equity:
  Common stock, par value $.01 per share (4)............................................        417          550
  Additional paid-in capital............................................................      7,067       72,789
  Cumulative translation adjustment.....................................................        147          147
  Unearned compensation--restricted stock...............................................       (316)        (316)
  Treasury stock (5)....................................................................         --         (988)
  Retained earnings.....................................................................      4,433        4,433
                                                                                          ---------  -------------
    Total stockholders' equity..........................................................     11,748       76,615
                                                                                          ---------  -------------
      Total capitalization..............................................................  $  19,102    $  83,969
                                                                                          ---------  -------------
                                                                                          ---------  -------------

---------
(1) Reflects repayment of the June 30, 1996 balances outstanding under the line of credit.

(2) See notes 4, 5 and 7 to the Financial Statements contained elsewhere herein for information regarding the Company's long-term debt.

(3) The 1,860,000 shares of mandatorily redeemable convertible preferred stock, including accrued dividends thereon of $1.3 million, were converted into 9,300,000 shares of Common Stock in connection with the Initial Public Offering. See note 11 to the Financial Statements contained elsewhere herein.

(4) Does not include 7,750,000 shares reserved for issuance upon exercise of outstanding options under the Option Plan and the Directors Option Plan. At October 1, 1996, options to acquire 4,730,930 shares were outstanding under the Option Plan and options to acquire 262,500 shares were outstanding under the Directors Option Plan, which options have a weighted average exercise price of $5.38 per share and $7.11 per share, respectively, excluding options to acquire 144,900 shares that will be exercised, and which underlying shares will be sold in the Offering, by certain Selling Stockholders. See "Principal and Selling Stockholders." See "Management--Compensation of Directors," "Management--Executive Compensation," "Management--TeleTech Stock Option Plan."

(5) Reflects the Company's acquisition of 98,810 shares of Common Stock from one of its stockholders immediately prior to the closing of the Initial Public Offering, which shares are being held as treasury stock. See "Certain Relationships and Related Party Transactions."

                            SELECTED FINANCIAL DATA

    The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and the related notes appearing elsewhere in this Prospectus. The following table presents selected (a) consolidated and combined financial data for TeleTech for (i) the year ended January 31, 1992, which have been derived from reviewed financial statements;
(ii) the year ended January 31, 1993, which have been derived from audited financial statements; (iii) the eleven months ended December 31, 1993, which have been derived from financial statements (including those set forth elsewhere in this Prospectus) that have been audited by Gumbiner, Savett, Finkel, Fingleson & Rose, Inc., independent public accountants (formerly Gumbiner, Savett, Friedman and Rose, Inc.); (iv) each of the two years in the period ended December 31, 1995, which are derived from financial statements (including those set forth elsewhere in this Prospectus) that have been audited by Arthur Andersen LLP, independent public accountants; and (v) the six months ended June 30, 1995 and 1996; and (b) unaudited pro forma consolidated financial data for the year ended December 31, 1995. The selected financial data for the six months ended June 30, 1995 and 1996 are derived from unaudited financial statements that, in the opinion of management, include all adjustments, consisting principally of normal recurring accruals, necessary for a fair presentation of such data. The results for the six months ended June 30, 1996 are not necessarily indicative of the results expected for the full fiscal year.

                                                                 ELEVEN                              PRO
                                                                 MONTHS                           FORMA (1)
                                                                 ENDED                            YEAR ENDED      SIX MONTHS
                                              YEAR ENDED        DECEMBER         YEAR ENDED        DECEMBER         ENDED
                                              JANUARY 31,         31,           DECEMBER 31,         31,           JUNE 30,
                                          -------------------               --------------------               ----------------
                                            1992       1993       1993         1994       1995       1995       1995     1996
                                          ---------   -------  ----------   ----------   -------  ----------   -------  -------
                                          (UNAUDITED)                                             (UNAUDITED)    (UNAUDITED)
                                                           (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Revenues................................  $ 5,751     $13,814  $19,520      $   35,462   $50,467  $60,706      $22,291  $56,619
  Costs of services.....................    2,703       7,324   10,727          17,406    27,246   31,239      11,876    31,721
  SG&A expenses.........................    3,380       6,240    7,956          15,860    18,625   24,908      8,594     18,619
                                          ---------   -------  ----------   ----------   -------  ----------   -------  -------
Income (loss) from operations...........     (332)        250      837           2,196     4,596    4,559      1,821      6,279
Other income (expenses).................      707        (125)    (299)           (481)    2,489(2)   2,784(2) 2,373  (2)    (544)
Provision for (benefit of) income
 taxes..................................      161          73      (10)             20     2,929    3,353      1,774      2,417
                                          ---------   -------  ----------   ----------   -------  ----------   -------  -------
Net income..............................  $   214     $    52  $   548      $    1,695   $ 4,156(2) $ 3,990(2) $2,420 (2) $ 3,318
                                          ---------   -------  ----------   ----------   -------  ----------   -------  -------
                                          ---------   -------  ----------   ----------   -------  ----------   -------  -------
Pro forma net income....................  $   214     $    52  $   299(3)   $    1,037(3) $ 4,156(2) $ 3,990(2) $2,420 (2) $ 3,318
                                          ---------   -------  ----------   ----------   -------  ----------   -------  -------
                                          ---------   -------  ----------   ----------   -------  ----------   -------  -------
Pro forma net income per share of Common
 Stock and equivalents (4)..............  $    --     $    --  $   .01(3)   $      .02(3) $   .08(2) $   .07(2) $ .04  (2) $   .06
Weighted average shares outstanding
 (4)....................................   43,753      43,753   43,753          43,753    54,304   54,304      54,281    54,328

OPERATING DATA:
  Number of Call Centers................        1           1        2               2         3                   3          9
  Number of workstations................      300         300      560             560       960                 960      3,107

(FOOTNOTES ON NEXT PAGE)

                                                                                                                 JUNE 30, 1996
                                                   JANUARY 31,             DECEMBER 31,                        ------------------
                                               --------------------  -------------------------                             PRO
                                                              1993    1993     1994     1995                   ACTUAL   FORMA (5)
                                                             ------  -------  -------  -------                 -------  ---------
                                                                                                 PRO FORMA
                                                                                                DECEMBER 31,
                                                  1992                                            1995 (1)
                                               -----------                                      ------------
                                               (UNAUDITED)                                      (UNAUDITED)
                                                                                                                  (UNAUDITED)
BALANCE SHEET DATA:
Working capital (deficit)....................    $  221      $ (250) $  (228) $  (780) $11,305    $ 8,340      $ 6,733  $ 58,310
Total assets.................................     2,238       4,617   12,034   10,102   30,583     39,882       63,751   106,328
Long-term debt, net of current portion.......       828       1,416    3,528    2,463    3,590      5,468        7,354     7,354
Total stockholders' equity...................       338         394      942    2,197    3,791      8,220       11,748    76,615

------------
(1) Reflects the consolidated operating results and financial position of Access 24 and its subsidiaries, which were acquired by the Company effective January 1, 1996, as if such acquisition had been completed on January 1, 1995. Costs and expenses of Access 24 have been reflected, for purposes of this presentation, as costs of services.

(2) Includes the $2.4 million pre-tax net proceeds of a one-time payment made by a former client to TeleTech in connection with such client's early termination of a contract.

(3) During 1993 and 1994, the Company was an S corporation and, accordingly, was not subject to federal income taxes. Pro forma net income includes a provision for income taxes at an effective rate of 44.4% for the 11 months ended December 31, 1993 and 39.5% for the year ended December 31, 1994.

(4) Calculated in the manner described in note 1 to the Financial Statements.

(5) Reflects the application of the $52.6 million of net proceeds received by the Company from the Initial Public Offering and the Preferred Stock Conversion effected in connection therewith.

             PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION

    The following unaudited pro forma consolidated condensed income statement gives effect to the acquisition of Access 24 as if it had occurred on January 1, 1995 and does not purport to represent what the Company's results of operations actually would have been if such transactions had in fact occurred on such date. See "Business--International Operations." The pro forma adjustments are based on currently available information and upon certain assumptions that management believes are reasonable under current circumstances. The unaudited pro forma consolidated financial information and accompanying notes should be read in conjunction with the Financial Statements and the related notes thereto, and other financial information pertaining to the Company and Access 24 including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--International Operations," included elsewhere in this Prospectus.

                                                                                           YEAR ENDED DECEMBER 31, 1995
                                                                                ---------------------------------------------------
                                                                                TELETECH    ACCESS 24    ADJUSTMENTS     PRO FORMA
                                                                                --------   -----------   ------------   -----------
                                                                                           (UNAUDITED)   (UNAUDITED)    (UNAUDITED)
INCOME STATEMENT DATA:                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues......................................................................  $ 50,467   $10,239       $  --            $60,706
Operating expenses............................................................    45,871    10,036(1)      240 (2)(3       56,147
                                                                                --------   -----------   -----          -----------
Income (loss) from operations.................................................     4,596       203        (240)             4,559
Other income..................................................................     2,489       295          --              2,784
Provision for income taxes....................................................     2,929       424          --              3,353
                                                                                --------   -----------   -----          -----------
Net income (loss).............................................................  $  4,156   $    74       $(240)           $ 3,990
                                                                                --------   -----------   -----          -----------
                                                                                --------   -----------   -----          -----------
Pro forma net income per share................................................  $    .08                                  $   .07
Shares used in computing pro forma net income per share (4)...................    54,304                                   54,304

---------
(1) Includes approximately $300,000 associated with the opening of a Call Center in the United Kingdom and a $141,000 write-off of an unrecoverable loan associated with the disposition of an unrelated business.

(2) Includes $422,000 of amortization of goodwill arising from the Company's acquisition of Access 24. The Company acquired 100% of the capital stock of Access 24 on January 1, 1996 for total consideration of $7.1 million, consisting of $2.3 million in cash and 970,240 shares of Common Stock. In addition, the Company incurred approximately $255,000 of legal and other costs related to the acquisition. The Company allocated the purchase price based upon the fair market value of the assets acquired and the liabilities assumed. The following is a summary of the purchase price allocation:

Assets acquired:
  Cash and cash investments.................................................  $  603,000
  Accounts receivable.......................................................   1,467,000
  Property, plant and equipment.............................................   3,119,000
  Goodwill..................................................................   6,380,000
  Other assets..............................................................     636,000
                                                                              ----------
                                                                              $12,205,000
                                                                              ----------
Liabilities assumed:
  Accounts payable and accrued liabilities..................................  (1,750,000)
  Debt and capital lease obligations........................................  (2,472,000)
  Other liabilities.........................................................    (612,000)
                                                                              ----------
                                                                              (4,834,000)
                                                                              ----------
                                                                              $7,371,000
                                                                              ----------
                                                                              ----------

    The Company is amortizing goodwill arising from the acquisition using the straight line method over an estimated life of 15 years.

(3) Includes a $182,000 credit to eliminate Access 24's historical amortization of goodwill.

(4) Includes outstanding shares of common stock and common stock equivalents.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THIS PROSPECTUS, INCLUDING THE DISCLOSURES BELOW, CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES. WHEN USED HEREIN, THE TERMS "ANTICIPATES," "EXPECTS," "ESTIMATES," "BELIEVES" AND SIMILAR EXPRESSIONS AS THEY RELATE TO THE COMPANY OR ITS MANAGEMENT ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH MATERIAL DIFFERENCES INCLUDE THE FACTORS DISCLOSED IN THE "RISK FACTORS" SECTION OF THIS PROSPECTUS, WHICH PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CONSIDER CAREFULLY.

OVERVIEW

    TeleTech generates its revenues by providing customer care solutions, both from TeleTech-leased Call Centers (fully outsourced) and client-owned Call Centers (facilities management). The Company normally bills for its services based on the amount of time Representatives devote to a client's program and revenues are typically recognized as services are provided. The Company seeks to enter into multi-year contracts that cannot be terminated early except upon the payment of a contractually agreed amount. In 1995, revenues from multi-year contracts represented 64% of total revenues. Approximately 60% of such multi-year contract revenues were attributable to contracts that contain a provision requiring the client to pay the Company a contractually agreed amount in the event of early termination of the contract.

    In the second half of 1995, the Company signed large, multi-year contracts with United Parcel Service and CompuServe and obtained additional business from AT&T for programs commencing principally in the first quarter of 1996. Accordingly, management expects revenues from multi-year contracts to increase as a percentage of total revenues in 1996. In the third quarter of 1996, the Company signed a two-year contract with the Postal Service for a program commencing in December 1996; however, the Company expects that the program will not be fully implemented until the second quarter of 1997. See "Risk Factors -- Reliance on a Few Major Clients."

    TeleTech's profitability is significantly influenced by its Call Center capacity utilization. The Company seeks to optimize new and existing Call Center capacity utilization during both peak (weekday) and off-peak (night and weekend) periods to achieve maximum fixed cost absorption. The Company carefully plans the development and opening of new Call Centers to minimize the financial impact resulting from excess capacity. To enable the Company to respond rapidly to changing market demands, implement new programs and expand existing programs, TeleTech may require additional Call Center capacity. TeleTech currently plans to expand two existing Call Centers by the end of 1996. In addition, TeleTech has signed leases for two facilities in which it expects to open additional Call Centers in 1997. If, prior to the opening or expansion of a Call Center, the Company has not contracted with clients for the provision of services that will fully utilize peak period capacity, TeleTech may experience, at least in the short-term, excess Call Center capacity. The Company's results of operations have not been materially adversely affected by peak period capacity underutilization, other than for a brief period during 1995 following the Company's opening of its Burbank Call Center. See "--1995 Compared to 1994" and "Risk Factors--Difficulties of Managing Rapid Growth."

    The Company records costs specifically associated with client programs as costs of services. These costs, which include direct labor wages and benefits, telecommunication charges, sales commissions and certain facility costs, are primarily variable in nature. All other expenses of operations, including expenses attributable to technology support, sales and marketing, human resource management and other administrative functions and Call Center operational expenses that are not allocable to specific programs are recorded as selling, general and administrative ("SG&A") expenses. SG&A expenses tend to be either semi-variable or fixed in nature. Historically, the majority of the Company's operating expenses have consisted of labor costs. Accordingly, Representative wage rates, which comprise the majority of the Company's labor costs, have been and are expected to continue to be a key component of the Company's expenses.

    The cost characteristics of TeleTech's fully outsourced programs differ significantly from the cost characteristics of its facilities management programs. Under facilities management programs, Call Centers are owned by the client but are staffed and managed by TeleTech. Accordingly, facilities management programs have higher costs of services as a percentage of revenues and lower SG&A expenses as a percentage of revenues than fully outsourced programs. As a result, the Company expects that its overall gross margin will fluctuate as revenues attributable to fully outsourced programs vary in proportion to revenues attributable to facilities management programs. Based on the foregoing, management believes that, for purposes of measuring profitability on a period-to-period basis, operating margin, which is income from operations expressed as a percentage of revenues, may be less subject to fluctuation as the proportion of the Company's business portfolio attributable to fully outsourced programs versus facilities management programs changes. Significant operations under the Company's first facilities management agreement, with United Parcel Service, began in the second quarter of 1996, and the Company recently entered into facilities management agreements with the Postal Service and HDI. See "--Six Months Ended June 30, 1996 Compared to Six Months ended June 30, 1995."

    TeleTech's revenues and income from operations have grown significantly over the past three years. During this period, the Company's revenues have grown from $19.5 million for the 11 months ended December 31, 1993 to $50.5 million for the year ended December 31, 1995 and operating margin has increased from 4.3% in 1993 to 9.1% in 1995. The significant growth in revenues and operating margin is the result of increased revenues from new and existing contracts and utilization of additional capacity resulting from the February 1995 opening of the Burbank Call Center. In the first six months of 1996, the Company's operating margin rose to 11.1%. Management attributes this growth to the successful implementation of the Company's strategy of developing long-term strategic relationships with large corporate clients in targeted industries and the Company's resulting ability to spread its fixed costs over a larger revenue base.

    The Company acquired Access 24 and its subsidiaries effective January 1, 1996 for consideration of $2.3 million in cash and 970,240 shares of Common Stock. Access 24's consolidated results of operations are included in the Company's operating results beginning with the first quarter of 1996. The operations of Access 24, which consist of inbound, client-branded customer care services, have been substantially integrated into TeleTech's operations through the standardization of Access 24's technology, workstation configuration, business processes and operational and financial reporting with TeleTech's systems. Access 24 typically bills its clients monthly, based on the number of customers enrolled in a client's program, pursuant to multi-year agreements. Access 24 is headquartered in Sydney, Australia with Call Centers in Australia and New Zealand. On April 30, 1996, the Company sold a 50% interest in Access 24 Limited, the Company's United Kingdom subsidiary that leases and operates a Call Center in London, for $3.8 million to PPP Healthcare Group plc, a large private health insurer in the United Kingdom. TeleTech accounts for its investment in Access 24 Limited as an unconsolidated subsidiary. See "Business--International Operations," "Risk Factors--Difficulties of Completing and Integrating Acquisitions and Joint Ventures" and the Consolidated Financial Statements of Access 24 contained elsewhere in this Prospectus.

    During 1993 and 1994, the Company was an S corporation and, accordingly, was not subject to income taxes. Pro forma net income includes a provision for federal income taxes at an effective rate of 44.4% for the 11 months ended December 31, 1993 and 39.5% for the year ended December 31, 1994.

RESULTS OF OPERATIONS

    The following table sets forth certain income statement data as a percentage of revenues:

                                                                                                  SIX MONTHS ENDED JUNE
                                                                   YEAR ENDED DECEMBER 31,                 30,
                                                             -----------------------------------  ----------------------
                                                               1993(1)      1994        1995         1995        1996
                                                             -----------  ---------  -----------  -----------  ---------
Revenues...................................................       100.0%      100.0%     100.0%       100.0%       100.0%
  Costs of services........................................        54.9        49.1       54.0         53.2         56.0
  SG&A expenses............................................        40.8        44.7       36.9         38.6         32.9
Income from operations.....................................         4.3         6.2        9.1          8.2         11.1
Other income (expenses)....................................        (1.5)       (1.4)       4.9(2)      10.6(2)      (1.0)
Provision for income taxes (3).............................          --          --        5.8          8.0          4.3
Net income (3).............................................         2.8         4.8        8.2(2)      10.8(2)       5.8
Pro forma net income (3)...................................         1.5         2.9        8.2(2)      10.8(2)       5.8

------------
(1) Includes only eleven months due to a change in the Company's fiscal year end.

(2) Includes the $2.4 million pre-tax net proceeds of a one-time payment made by a former client to TeleTech in the first quarter of 1995 in connection with such client's early termination of a contract (the "One-Time Payment").

(3) During 1993 and 1994, the Company was an S corporation and, accordingly, was not subject to federal income taxes. Pro forma net income includes a provision for income taxes at an effective rate of 44.4% for the 11 months ended December 31, 1993 and 39.5% for the year ended December 31, 1994.

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

    REVENUES. Revenues increased $34.3 million, or 153.8%, to $56.6 million for the six months ended June 30, 1996 from $22.3 million for the six months ended June 30, 1995. The increase resulted from $5.8 million in revenues of Access 24, which was acquired in the first quarter of 1996, $22.1 million in revenues from new clients (including $7.1 million attributable to the facilities management agreement with United Parcel Service), and $14.0 million in increased revenues from existing clients. These increases were offset in part by contract expirations and other client reductions, including the loss of $3.5 million in revenues due to the expiration of the Continental Airlines contract in the first quarter of 1996. Revenues in the six months ended June 30, 1996 also reflect the additional capacity provided by the opening of the Thornton Call Center in April 1996. The Company's three largest clients in the first six months, AT&T, CompuServe and United Parcel Service, accounted for approximately 31%, 19% and 12%, respectively, of the Company's revenues.

    COSTS OF SERVICES. Costs of services increased $19.8 million, or 166.4%, to $31.7 million for the six months ended June 30, 1996 from $11.9 million for the six months ended June 30, 1995. Costs of services as a percentage of revenues increased from 53.2% for the six months ended June 30, 1995 to 56.0% for the six months ended June 30, 1996. This increase in the costs of services as a percentage of revenues is a result of the $7.1 million of revenues received in the second quarter of 1996 from the Company's facilities management program, under which the Company commenced significant operations in April 1996. This program has lower billing rates and, accordingly, higher costs of services as a percentage of revenues than fully outsourced programs. There were no facilities management program revenues in the six months ended June 30, 1995.

    SELLING, GENERAL AND ADMINISTRATIVE. SG&A expenses increased $10.0 million, or 116.3%, to $18.6 million for the six months ended June 30, 1996 from $8.6 million for the six months ended June 30, 1995. This increase is almost entirely the result of increased revenues during the period. SG&A expenses as a percentage of revenues decreased from 38.6% for the six months ended June 30, 1995 to 32.9% for the six months ended June 30, 1996, primarily due to the impact of the Company's facilities management program, which provided $7.1 million in revenues but resulted in insignificant additional SG&A expenses, and also as a result of the spreading of fixed costs over a larger revenue base.

    INCOME FROM OPERATIONS. As a result of the foregoing factors, operating income increased $4.5 million, or 245.0%, to $6.3 million for the six months ended June 30, 1996 from $1.8 million for the six months ended June 30, 1995. Operating income as a percentage of revenues increased from 8.2% for the six months ended June 30, 1995 to 11.1% for the six months ended June 30, 1996.

    OTHER INCOME (EXPENSE). Other expense increased $2.9 million to $544,000 for the six months ended June 30, 1996 compared to other income of $2.4 million for the six months ended June 30, 1995, which increase in other expense is primarily due to the impact of the One-Time Payment during the first quarter of 1995.

    NET INCOME. As a result of the foregoing factors, net income increased $898,000, or 37.4%, to $3.3 million for the six months ended June 30, 1996 from $2.4 million for the six months ended June 30, 1995. Excluding the One-Time Payment, net income for the six months ended June 30, 1995 would have been $908,000. Accordingly net income would have increased $2.4 million, or 264.3%, in the first six months of 1996 compared to the first six months of 1995.

RECENT DEVELOPMENTS

    NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995

    Revenues increased $71.7 million, or 205%, to $106.7 million for the nine months ended September 30, 1996 from $35.0 million for the nine months ended September 30, 1995. The increase resulted from $9.1 million in revenues of Access 24, which was acquired in the first quarter of 1996, $26.2 million in revenues from new clients and $48.3 million in increased revenues from existing clients. These increases were offset in part by contract expirations and other client reductions, including a $6.1 million decrease in revenues due to the expiration of the Continental Airlines contract in the first quarter of 1996. Revenues for the nine months ended September 30, 1996 reflect the additional capacity provided by the opening of the Thornton Call Center in April 1996 and, to a lesser extent, additional capacity provided by the opening of the Van Nuys Call Center in July 1996.

    The Company's three largest clients for the nine months ended September 30, 1996 were AT&T, United Parcel Service and CompuServe, which accounted for 30%, 22% and 17%, respectively, of the Company's revenues. In September 1996, the Company and CompuServe agreed to limit the monthly fees the Company charges CompuServe under the largest program the Company provides to CompuServe, which will effectively reduce the number of workstations the Company dedicates to such program. The Company has redeployed most, and in the near future expects to have redeployed all, of the workstations previously dedicated to such CompuServe program to new programs, including another program that the Company provides for CompuServe. Consequently, the Company does not expect this reduction to materially decrease the Company's capacity utilization. Although the Company expects that the revenues it will realize under this CompuServe program in the fourth quarter of 1996 and in the first quarter of 1997 will be lower than the revenues it realized under this program in the second and third quarters of 1996, the Company currently expects that increased revenues from existing and new client programs will more than offset such loss of revenues.

    Operating expenses increased $61.6 million, or 193%, to $93.5 million for the nine months ended September 30, 1996 from $31.9 million for the nine months ended September 30, 1995. Income from operations as a percentage of revenues increased from 8.7% for the nine months ended September 30, 1995 to 12.4% for the nine months ended September 30, 1996. This increase is primarily the result of the spreading of fixed costs over a larger revenue base.

    Other expenses totaled $445,000 for the nine months ended September 30, 1996 compared with other income of $2.4 million for the nine months ended September 30, 1996. This decrease is primarily due to the Company's receipt of the One-Time Payment in the first quarter of 1995.

    As a result of the foregoing factors, net income increased $4.1 million, or 124%, to $7.4 million ($0.13 per share, based on 55.4 million weighted average shares outstanding) for the nine months ended September 30, 1996 from $3.3 million ($0.06 per share, based on 54.3 million weighted average shares outstanding) for the nine months ended September 30, 1995. Excluding the One-Time Payment, net income for the nine months ended September 30, 1995 would have been $1.8 million ($0.03 per share). Accordingly, net income would have increased $5.6 million, or 311%, for the nine months ended September 30, 1996 from the nine months ended September 30, 1995.

    THREE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1995

    Revenues increased $37.4 million, or 295%, to $50.1 million for the three months ended September 30, 1996 from $12.7 million for the three months ended September 30, 1995. This increase resulted from $3.3 million in revenues of Access 24, $17.4 million in revenues from new clients and $22.1 million in increased revenues from existing clients. These increases were offset in part by contract expirations and other client reductions, including a $2.6 million decrease in revenues due to the expiration of the Continental Airlines contract. Revenues for the three months ended September 30, 1996 reflect the additional capacity provided by the opening of the Thornton Call Center and, to a lesser extent, the Van Nuys Call Center.

    Operating expenses increased $31.7 million, or 276%, to $43.2 million for the three months ended September 30, 1996 from $11.5 million for the three months ended September 30, 1995. Income from operations as a percentage of revenues increased from 9.6% for the three months ended September 30, 1995 to 13.8% for the three months ended September 30, 1996. This increase is primarily the result of the spreading of fixed costs over a larger revenue base.

    Other income increased $61,000 to $99,000 for the three months ended September 30, 1996 from $38,000 for the three months ended September 30, 1995. This increase is primarily the result of interest income on the invested net proceeds to the Company from the Initial Public Offering.

    As a result of the foregoing factors, net income increased $3.2 million, or 371%, to $4.1 million ($0.07 per share, based on 57.4 million weighted average shares outstanding) for the three months ended September 30, 1996 from $862,000 ($0.02 per share, based on 54.3 million weighted average shares outstanding) for the three months ended September 30, 1995.

1995 COMPARED TO PRO FORMA 1995

    Pro forma 1995 reflects the combined operating results of TeleTech and Access 24, as if Access 24 had been acquired by TeleTech on January 1, 1995. For the 12 months ended December 31, 1995, Access 24 had revenue of $10.2 million, a loss from operations of approximately $37,000 and a net loss of $166,000. The results for such period reflect amortization of $422,000 of goodwill arising from the Company's acquisition of Access 24, approximately $300,000 of expenses associated with the opening of a Call Center in the United Kingdom and a $141,000 write-off of an unrecoverable loan associated with the disposition of an unrelated business. On April 30, 1996, the Company sold a 50% interest in the London Call Center to PPP, a large private health insurer in the United Kingdom. See "Business--International Operations."

1995 COMPARED TO 1994

    REVENUES. Revenues increased $15.0 million, or 42.3%, to $50.5 million in 1995 from $35.5 million in 1994, reflecting revenues from new clients of approximately $17.8 million and an increase in revenues from existing clients of approximately $6.4 million. These increases were partially offset by the expiration without renewal of certain other client contracts. See "Other Income (Expenses)" below.

    COSTS OF SERVICES. Costs of services increased $9.8 million, or 56.5%, to $27.2 million in 1995 from $17.4 million in 1994. The increase in costs of services is primarily the result of the $15 million increase in revenues for the period and the related increase in direct costs. Costs of services as a percentage of revenues increased to 54.0% in 1995 from 49.1% in 1994. The majority of this percentage increase resulted from the start-up of the Burbank Call Center in February 1995, which was not fully utilized immediately after opening. Consequently, operating costs represented a comparatively higher percentage of revenues. In addition, during 1995 a higher proportion of total expenses were classified as costs of services as the Company was able to allocate to specific client programs costs that previously had been allocated among multiple client programs as SG&A expenses. The Company's enhanced ability to identify costs related to specific programs resulted from improvements in the Company's systems as well as from the consolidation of accounting and financial functions at the Company's headquarters in Denver.

    SELLING, GENERAL AND ADMINISTRATIVE. SG&A expenses increased $2.8 million, or 17.4%, to $18.6 million in 1995 from $15.9 million in 1994. As a percentage of revenues, SG&A expenses decreased to 36.9% in 1995 from 44.7% in 1994. A substantial part of this change resulted from a 4.0% reduction in wage expense as a percentage of revenues.

    INCOME FROM OPERATIONS. Income from operations increased $2.4 million, or 109.3%, to $4.6 million in 1995 from $2.2 million 1994. Operating income as a percentage of revenues increased to 9.1% in 1995 from 6.2% in 1994.

    OTHER INCOME (EXPENSES). Other income (expenses) increased $3.0 million to $2.5 million in 1995 from ($481,000) in 1994. This increase resulted from the One-Time Payment as well as increased interest income attributable to the $12.0 million proceeds received by the Company from the sale of Preferred Stock in 1995.

    NET INCOME AND PRO FORMA NET INCOME. Net income increased $2.5 million, or 145.2%, to $4.2 million in 1995 from $1.7 million in 1994. As a result of the foregoing factors, net income in 1995 increased $3.1 million, or 300.7%, to $4.2 million from pro forma net income of $1.0 million in 1994. Excluding the One-Time Payment, net income for 1995 would have been $2.6 million. Accordingly, net income for 1995 would have increased $1.6 million, or 155.0%, over pro forma income of $1.0 million for 1994.

1994 COMPARED TO 1993

    During 1993, the Company changed its fiscal year to December 31. As a result, the 1993 fiscal year consists of the eleven months ended December 31, 1993.

    REVENUES. Revenues increased $15.9 million, or 81.7%, to $35.5 million in 1994 from $19.5 million in 1993. This increase consisted primarily of $14.2 million of revenues generated from new clients, with the remaining increase generated from existing clients. The increase reflects a full year of operations of the Denver Call Center, which generated $13.9 million of revenue in 1994 versus $2.9 million of revenue in 1993.

    COSTS OF SERVICES. Costs of services increased $6.7 million, or 62.3%, to $17.4 million in 1994 from $10.7 million in 1993. Costs of services decreased as a percentage of revenues to 49.1% in 1994 from 54.9% in 1993. Much of this percentage decrease resulted from an increased proportion of services being performed in 1994 for higher-margin client programs compared to in 1993.

    SELLING, GENERAL AND ADMINISTRATIVE. SG&A expenses increased $7.9 million, or 99.3%, to $15.9 million in 1994 from $8.0 million in 1993. SG&A expenses increased as a percentage of revenues to 44.7% in 1994 from 40.8% in 1993. Much of this increase resulted from increased compensation expense associated with growth in administrative functions necessary to support projected expansion.

    INCOME FROM OPERATIONS. Income from operations increased $1.4 million, or 162.4%, to $2.2 million in 1994 from $837,000 in 1993. Operating income as a percentage of revenues increased to 6.2% in 1994 from 4.3% in 1993.

    PRO FORMA NET INCOME. As a result of the foregoing factors, and a decrease in the effective tax rate to 39.5% for the year ended December 31, 1994 from 44.4% for the 11 months ended December 31, 1993, pro forma net income increased $738,000, or 246.8%, to $1.0 million in 1994 from $299,000 in 1993.

QUARTERLY RESULTS

    The information set forth below is derived from unaudited quarterly operating results of the Company for each quarter of 1994 and 1995 and the first two quarters of 1996. The data has been prepared by the Company on a basis consistent with the Financial Statements included elsewhere in this Prospectus and includes all adjustments, consisting principally of normal recurring accruals, that the Company considers necessary for a fair presentation thereof. These operating results are not necessarily indicative of the Company's future performance.

                                                                            THREE MONTHS ENDED
                                             ---------------------------------------------------------------------------------
                                                                  1994                                     1995
                                             ----------------------------------------------  ---------------------------------
                                               MAR 31       JUN 30      SEP 30     DEC 31     MAR 31(1)    JUN 30     SEP 30
                                             -----------  -----------  ---------  ---------  -----------  ---------  ---------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues...................................   $   8,976    $   8,406   $   8,080  $  10,000  $  10,412    $  11,879  $  12,692
  Costs of services........................       4,715        4,314       3,719      4,658      5,469        6,407      6,899
  SG&A expenses............................       3,556        4,014       3,702      4,588      4,329        4,265      4,575
Income from operations.....................         705           78         659        754        614        1,207      1,218
Other income (expenses)....................        (118)        (154)       (102)      (107)     2,338(1)        35         38
Provision for (benefit of) income taxes....          15           (3)          2          6      1,324          449        394
Net income.................................         572          (73)        555        641      1,628          793        862
Pro forma net income (2)...................         359          (49)        336        391      1,628          793        862
Pro forma net income per share.............         .01           --         .01        .01        .03          .01        .02
Weighted average shares outstanding........      43,753       43,753      43,753     43,753     54,233       54,328     54,328


                                                                1996
                                                        --------------------
                                              DEC 31     MAR 31     JUN 30
                                             ---------  ---------  ---------

Revenues...................................  $  15,484  $  22,019  $  34,600
  Costs of services........................      8,471     11,194     20,527
  SG&A expenses............................      5,456      8,102     10,517
Income from operations.....................      1,557      2,723      3,556
Other income (expenses)....................         78       (464)       (80)
Provision for (benefit of) income taxes....        762      1,001      1,416
Net income.................................        873      1,258      2,060
Pro forma net income (2)...................        873      1,258      2,060
Pro forma net income per share.............        .02        .02        .04
Weighted average shares outstanding........     54,328     54,328     54,328

------------
(1) Includes the One-Time Payment.

    The following table sets forth certain income statement data as a percentage of revenues:

                                                                          THREE MONTHS ENDED
                                       -----------------------------------------------------------------------------------------
                                                           1994                                          1995
                                       ---------------------------------------------  ------------------------------------------
                                         MAR 31      JUN 30     SEP 30      DEC 31     MAR 31     JUN 30     SEP 30     DEC 31
                                       -----------  ---------  ---------  ----------  ---------  ---------  ---------  ---------
Revenues.............................       100.0%      100.0%     100.0%      100.0%     100.0%     100.0%     100.0%     100.0%
  Costs of services..................        52.5        51.3       46.0        46.6       52.5       53.9       54.4       54.7
  SG&A expenses......................        39.6        47.8       45.8        45.9       41.6       35.9       36.0       35.2
Income from operations...............         7.9         0.9        8.2         7.5        5.9       10.2        9.6       10.1
Other income (expenses)..............        (1.3)       (1.8)      (1.3)       (1.0)      22.4(1)       0.3       0.3       0.5
Provision for (benefit of) income
 taxes...............................         0.2          --         --          --       12.7        3.8        3.1        4.9
Net income...........................         6.4        (0.9)       6.9         6.5       15.6(1)       6.7       6.8       5.7
Pro forma net income.................         4.0        (0.6)       4.2(2)        3.9(2)      15.6       6.7       6.8       5.7


                                               1996
                                       --------------------
                                        MAR 31     JUN 30
                                       ---------  ---------
Revenues.............................      100.0%     100.0%
  Costs of services..................       50.8       59.3
  SG&A expenses......................       36.8       30.4
Income from operations...............       12.4       10.3
Other income (expenses)..............       (2.1)      (0.2)
Provision for (benefit of) income
 taxes...............................        4.6        4.1
Net income...........................        5.7        6.0
Pro forma net income.................        5.7        6.0

------------
(1) Includes the One-Time Payment.

(2) During 1993 and 1994, the Company was an S corporation and, accordingly, was not subject to federal income taxes. Pro forma net income includes a provision for income taxes at an effective rate of 44.4% for the 11 months ended December 31, 1993 and 39.5% for the year ended December 31, 1994.

    The Company has experienced and in the future could experience quarterly variations in revenues as a result of a variety of factors, many of which are outside the Company's control, including: the timing of new contracts, the timing of new product or service offerings or modifications in client strategies; the expiration or termination of existing contracts; the timing of increased expenses incurred to obtain and support new business; changes in the Company's revenue mix among its various service offerings; and the seasonal pattern of certain of the businesses serviced by the Company. In addition, the Company's planned staffing levels, investments and other operating expenditures are based on revenue forecasts. If revenues are below expectations in any given quarter, the Company's financial results would likely be materially adversely affected for that quarter.

    For the quarterly periods in 1994, revenues fluctuated principally due to a reduction in services provided for, and the ultimate termination of, a large client program in the first half of 1994. The decrease in revenues from this client program was partially offset in the third quarter of 1994 by revenues from programs for new clients of $2.6 million and fully offset in the fourth quarter of 1994 by revenues relating to increased services for new and existing clients, aggregating $3.4 million. The revenue increases throughout 1995 reflect $6.3 million from increased services provided for existing clients and $17.8 million from the addition of certain new clients.

    In 1994, costs of services declined from 52.5% of revenues in the first quarter to 46.6% in the fourth quarter due to the implementation of certain higher margin programs. Costs of services as a percentage of revenues increased from 46.6% in the fourth quarter of 1994 to 52.5% in the first quarter of 1995. This $590,000 increase primarily resulted from the increase in the costs allocated to the specific client programs for which the costs were incurred. See the discussion under "1995 Compared to 1994." For the final three quarters of 1995, costs of services ranged between 53.9% and 54.7% of revenues, but declined to 50.8% in the first quarter of 1996 due to increased productivity resulting from higher Call Center capacity utilization. In the second quarter of 1996, the Company commenced significant operations under its first facilities management program, which resulted in an increase in costs of services to 59.3% of revenues.

    SG&A expenses increased from 39.6% of revenues in the first quarter of 1994 to 47.8% in the second quarter of 1994 due to a lower revenue base, costs associated with the relocation of the Company's corporate offices to Denver, Colorado and increased management staffing to support the Company's growth. SG&A expenses decreased to 45.8% of revenues in the third quarter of 1994, due principally to lower travel and advertising costs, and 45.9% of revenues in the fourth quarter of 1994 as fixed and semi-variable costs were spread over a larger revenue base. Despite a shift of certain costs from SG&A expenses to costs of services in the first quarter of 1995, SG&A expenses as a percentage of revenues were essentially unchanged due to increased overhead costs associated with establishing the Company's Burbank Call Center without a corresponding increase in revenues for the first quarter of 1995. Once the Burbank Call Center became fully operational in the second quarter of 1995, SG&A expenses as a percentage of revenues ranged from 35.2% to 36.8% from the second quarter of 1995 through the first quarter of 1996. SG&A expenses decreased to 30.4% of revenues in the second quarter of 1996 due to the full implementation of the Company's first facilities management program, which has lower SG&A expenses than the Company's fully outsourced programs.

    Income from operations fluctuated within the quarterly periods primarily based on the factors noted above. Operating income as a percentage of revenues for the second quarter of 1996 decreased from the first quarter of 1996 primarily as a result of costs incurred by the Company in the second quarter of 1996 relating to the rapid expansion of a new program commenced for a major client and, to accommodate such rapid expansion, the relocation to a different Call Center of a smaller client program and related expenses. Additionally, other income (expenses) increased to $2.3 million in the first quarter of 1995 due to the One-Time Payment. The provision for income taxes in the first quarter of 1995 reflects the impacts of the One-Time Payment and the Company's change from an S corporation to a C corporation.

LIQUIDITY AND CAPITAL RESOURCES

    Historically, TeleTech has funded its operations and capital expenditures primarily through cash flow from operations, borrowings under several lines of credit and the sale of $12.0 million of Preferred Stock in January 1995. The Company has a $15.0 million unsecured revolving operating line of credit, which expires on May 31, 1998. Borrowings under this line bear interest at various rates that are selected by TeleTech each time a draw is made. At September 30, 1996, there were no outstanding borrowings under this facility. Under this line of credit, the Company has agreed to maintain certain financial ratios and has agreed that, during any fiscal year in which the line remains in place, it will not incur operating lease expenses or make investments in fixed assets or in capital leases in excess of $15.0 million in the aggregate.

    In addition, the Company has two master lease agreements. Under one agreement, the Company may lease equipment up to an aggregate value of $15.0 million. As of September 30, 1996, amounts outstanding under this agreement were approximately $9.4 million. Lease rates under this agreement are based upon a 125 basis points spread over 3-year U.S. Treasury notes. Under the second agreement, the Company's borrowings are approved, and specific terms are set, on a case-by-case basis. As of September 30, 1996, the total amount outstanding under this agreement was approximately $2.0 million.

    Cash used in operating activities was $2.9 million for the first six months of 1996, which primarily is due to the substantial increase in accounts receivable related to the significant increase in revenues. Cash provided by operating activities was $3.3 million in 1995 and $3.2 million in 1994. From the beginning of 1994 through the second quarter of 1996, the Company generated an aggregate of $3.6 million in cash from operating activities, consisting of $15.9 million of total net income before depreciation, amortization and other non-cash charges, offset in part by $12.3 million of changes in working capital. Changes in working capital consist primarily of fluctuations in accounts receivable, accounts payable and accruals arising from the growth of the Company's operations.

    The amount of cash used by the Company in investing activities was $450,000 for the first six months of 1996 and $12.1 million and $1.9 million for 1995 and 1994, respectively. In the first six months of 1996, the Company's capital expenditures were $4.0 million, and the Company used $2.4 million for the Access 24 acquisition. The Company also received $3.9 million from the sale of a 50% interest in Access 24 U.K. Limited, and short-term investments decreased by $2.1 million. In 1995, the Company's capital expenditures were $1.7 million and the Company's short-term investments increased by $10.4 million. In 1994, capital expenditures were $1.9 million. Historically, capital expenditures have been, and future capital expenditures are anticipated to be, primarily for the development of Call Center facilities and the acquisition of equipment to support expansion of the Company's existing Call Centers and expansion of and improvements to the Company's call and data management systems and management information systems. Capital expenditures, including new capital leases, equaled $5.8 million and $2.1 million in 1995 and 1994, respectively. The Company currently expects total capital expenditures in 1996 to be approximately $20 million, of which $14.0 million had been expended as of August 31, 1996. The Company expects that approximately $5.7 million of such capital expenditures will be used to purchase computer hardware and software and to fund leasehold improvements required in connection with the expansion of two existing Call Centers during 1996. Such expenditures may be financed with internally generated funds, a portion of the net proceeds of the Offering or through additional borrowings. See "Use of Proceeds."

    Cash provided by financing activities for the first six months of 1996 was $4.5 million, representing borrowings on the Company's line of credit, net of capital lease payments. In addition, in August 1996 the Company received approximately $52.6 million of net proceeds from the Initial Public Offering, of which $6.0 million was used to repay outstanding borrowings under the line of credit. In 1995, cash provided by financing activities of $8.8 million resulted primarily from the sale of $12.0 million of Preferred Stock in January 1995, which was partially offset by $2.8 million of loan repayments, tax distributions and dividends paid by the Company to its principal stockholder. In 1994, the Company used $1.2 million for financing activities, consisting primarily of repayments on the Company's bank line of credit and other long-term debt.

    The Company believes that the net proceeds from the Initial Public Offering and the net proceeds from the Offering, if any, together with cash from operations, existing cash and available borrowings under its line of credit and master lease agreements, will be sufficient to finance the Company's current operations, planned capital expenditures and anticipated growth at least through 1997. However, if the Company were to make any significant acquisitions for cash, it may be necessary for the Company to obtain additional debt or equity financing. The Company is engaged in ongoing evaluations of, and discussions with, third parties regarding possible acquisitions; however the Company currently has no definitive agreements with respect to any acquisitions. Any sale of additional equity or equity-related securities could result in additional dilution to the Company's stockholders.

                                    BUSINESS

    TeleTech is a leading provider of customer care solutions for Fortune 1000 companies. TeleTech's customer care solutions encompass a wide range of telephone- and computer-based customer acquisition, retention and satisfaction programs designed to maximize the long-term value of the relationships between TeleTech's clients and their customers. Such programs involve all stages of the customer relationship and consist of a variety of customer service and product support activities, such as providing new product information, enrolling customers in client programs, providing 24-hour technical and help desk support, resolving customer complaints and conducting satisfaction surveys. TeleTech works closely with its clients to rapidly design and implement large scale, tailored customer care programs that provide comprehensive solutions to their specific business needs.

    TeleTech delivers its customer care services primarily through customer-initiated ("inbound") telephone calls and also over the Internet. Services are provided by trained customer care representatives ("Representatives") in response to an inquiry that a customer makes by calling a toll-free telephone number or by sending an Internet message. Representatives respond to these inquiries from TeleTech call centers ("Call Centers") utilizing state-of-the-art workstations, which operate on TeleTech's advanced technology platform, enabling the Representatives to provide rapid, single-call resolution. This technology platform incorporates digital switching, client/server technology, object-oriented software modules, relational database management systems, proprietary call tracking management software, computer telephony integration and interactive voice response. TeleTech provides services from Call Centers leased and equipped by TeleTech ("fully outsourced") and, beginning in April 1996, also from Call Centers leased and equipped by clients ("facilities management").

    TeleTech typically establishes long-term, strategic relationships, formalized by multi-year contracts, with selected clients in the telecommunications, technology, transportation, health care and financial services industries. TeleTech targets clients in these industries because of their complex product and service offerings and large customer bases, which require frequent, often sophisticated, customer interactions. For example, in the second half of 1995 the Company entered into significant, multi-year contracts with CompuServe and United Parcel Service. In the first nine months of 1996, the Company obtained significant, additional business from AT&T and entered into a multi-year contract with the Postal Service.

    The Company was founded in 1982 and has been providing inbound customer care solutions since its inception. Between December 31, 1995 and March 31, 1996, the Company opened, acquired or initiated management of six Call Centers. As of October 1, 1996, TeleTech leased or managed ten Call Centers in the United States, two in the United Kingdom and one in each of Australia and New Zealand equipped with a total of 4,976 state-of-the-art workstations. TeleTech currently plans to expand two existing U.S. Call Centers by the end of 1996. In addition, TeleTech has signed leases for two facilities in the United States in which it expects to open additional Call Centers in 1997. In the first six months of 1996, approximately 97% of the Company's call handling revenues were derived from inbound customer inquiries.

INDUSTRY BACKGROUND

    Companies today are finding it increasingly difficult to satisfy their customers' needs for service and information. As products and services become more complex and product and service choices multiply, customers require more information to make intelligent purchase decisions and to use products and services properly. In addition, as a result of the growth of consumer sales through direct marketing channels (such as cable television shopping networks, catalogs and the Internet), manufacturers are increasingly required to assume the customer service burden traditionally handled by full service retailers. As a result of these and other factors, the Company believes that consumers consider the relative effectiveness, ease of use and responsiveness of customer service and product support when evaluating comparable products or services, and that superior customer care can provide a competitive advantage. Also, many companies have realized that retaining customers generally is more profitable than acquiring new customers and that high quality customer service is an important factor in customer satisfaction and retention.

    Many companies find it difficult to provide high-quality customer service and product support without diverting significant resources away from their core businesses. Historically, companies have provided customer service in-house because they believed that the "customer interface" was too critical to be outsourced. Many now acknowledge that they do not have the core competencies or are unwilling to invest the substantial resources necessary to provide high-quality, inbound customer care services on a timely, cost effective basis. As a result, a large and rapidly growing customer care outsourcing industry has emerged. Management believes that large corporations are increasingly outsourcing their telephone-based marketing and customer service activities as part of an overall effort to focus internal resources on their core competencies, improve operating efficiencies and reduce costs.

    The teleservices industry is highly fragmented with the majority of participants providing a limited range of services. Based on conversations with current and prospective clients, TeleTech believes that companies considering outsourcing their customer care activities increasingly are seeking a strategic partner that can understand their business, can provide a comprehensive range of services, and has the flexibility, management expertise, facilities and technological and training resources to effectively and efficiently serve their customers' long-term needs.

THE TELETECH SOLUTION

    TeleTech develops and implements strategic customer care solutions designed to improve the long-term value of its clients' customer relationships by enhancing customer satisfaction and promoting long-term loyalty, which in turn can increase each client's revenues and profitability. The Company devotes significant resources to understanding a client's industry, products, services, processes and culture and then designs programs to (i) improve the quality of customer interactions, (ii) gather customer data and feedback, (iii) reduce the operating costs associated with the delivery of customer service and product support, (iv) minimize the client's required investment in and technology risks associated with operating in-house call centers, (v) eliminate the client's need to manage large numbers of call center employees and (vi) enable clients to focus on their core competencies. These programs enable TeleTech to manage inbound customer interactions in a manner that is seamless with the client's operations and gives customers the impression that they are dealing directly with the client. TeleTech effectively delivers these programs by rapidly deploying the technology and human resources required to implement and manage comprehensive customer care solutions.

    TeleTech believes that its willingness to invest resources to identify the customer needs of a potential client and its ability to quickly understand the fundamental operations of a client's business differentiate TeleTech from its competitors and enable it to offer unique and effective customer care solutions and form strategic partnerships with its clients. By fully understanding a client's industry, products, services, processes and culture, TeleTech can design customized solutions that add value to a client's day-to-day interactions with its customers. Additionally, TeleTech's responsive and flexible technology, which can be easily expanded to meet demand, enables it to design customer care programs that can be adapted quickly and cost effectively to meet changing client and customer needs. TeleTech's open-systems, client/server technology can be connected with its clients' information systems, enabling data gathered from customer interactions to be reviewed and analyzed by TeleTech and its clients on a real-time basis.

BUSINESS STRATEGY

    Key elements of the Company's business strategy are to:

    ENHANCE CLIENTS' RELATIONSHIPS WITH THEIR CUSTOMERS THROUGH INNOVATIVE CUSTOMER CARE SOLUTIONS

    The Company believes that enhancing the client's relationship with its customers at each stage of the customer relationship is crucial to providing a value-added solution to a client's customer service and product support needs. TeleTech works closely with its clients to identify the particular needs of their customers, design appropriate solutions and implement tailored customer care programs. TeleTech designs solutions to be cost effective and to improve the quality of customer interactions and foster long-term customer loyalty. As part of its comprehensive solutions, TeleTech collects and provides to its clients customer information that enables its clients to analyze and better manage their customer bases while identifying new revenue generating opportunities.

    DEVELOP LONG-TERM STRATEGIC RELATIONSHIPS WITH LARGE CLIENTS IN TARGETED INDUSTRIES

    TeleTech seeks to develop long-term strategic relationships with large corporate clients in targeted industries. The Company focuses its marketing efforts on industries containing companies with complex product and service offerings and with large customer bases that require frequent, often sophisticated, customer interactions. To establish long-term strategic relationships with its clients, TeleTech typically enters into multi-year contracts that generate recurring revenues for TeleTech and utilize its technology, human resource and training investments. The Company has established strategic business units ("SBUs"), with dedicated business development personnel, that target clients in the telecommunications, technology, transportation, health care and financial services industries.

    APPLY FLEXIBLE, INNOVATIVE TECHNOLOGICAL SOLUTIONS

    TeleTech's technological expertise and expandable open-systems, client/server architecture enable it to rapidly design tailored customer care programs, effectively interface with its clients' information systems and adapt quickly to new technologies. The Company seeks to differentiate itself from in-house and independent competitive service providers by creatively employing hardware configurations and software applications to add flexibility and responsiveness to its clients' customer service and product support processes. TeleTech uses its experience in the development of customized software applications by combining industry-leading operating software with its extensive library of proprietary applications to rapidly and cost-effectively design user-friendly custom software applications.

    IMPLEMENT AND MAINTAIN SUPERIOR OPERATIONAL PROCESSES

    To manage its growth and provide high levels of client service, the Company is committed to implementing and maintaining superior operational processes capable of efficiently executing customer care programs. Recognizing that it is providing one of the client's most important and sensitive functions, the Company adheres to a rigorous framework of quality processes based on ISO 9002, an internationally recognized standard for quality assurance, to ensure successful, consistent delivery of client programs. The Company designs and builds its Call Centers based on a standardized model to provide efficient operations while increasing employee productivity. By linking its Call Centers together into a seamless wide area network (WAN), the Company can rapidly transfer voice and data information to provide additional call capacity and disaster recovery, as needed.

    MAINTAIN EXCELLENCE IN HUMAN RESOURCE AND CALL CENTER MANAGEMENT

    The Company believes that its ability to attract, hire, train and manage its employees and efficiently manage its Call Centers is critical to developing and maintaining long-term client relationships. TeleTech uses proprietary software to automate much of its hiring, training, quality assurance and staffing management functions. To reduce turnover and improve the quality of its services, the Company devotes significant resources to attracting and hiring skilled employees and provides extensive initial and on-going product and service training. The Company's Representatives generally are full-time and dedicated to a single client program. Representatives receive from one to five weeks of on-site training in TeleTech's or the client's training facilities before interacting with customers, plus a minimum of six to eight hours per month of ongoing training. Representatives often receive supplemental training as needed to provide a specific customer service successfully.

GROWTH STRATEGY

    The Company's growth strategy is designed to capitalize on the increasing demand for outsourced customer care solutions and to maintain and expand its leadership position in its industry. The Company's primary growth strategies are to:

    EXPAND SERVICES PROVIDED TO EXISTING CLIENTS AND ESTABLISH NEW RELATIONSHIPS IN TARGETED INDUSTRIES

    The Company believes it has substantial opportunities to expand services provided to existing clients and obtain new clients within its currently targeted industries. Specifically, the Company is focusing on opportunities to expand existing programs while cross-selling TeleTech's services to other divisions or operations within its existing clients' organizations. For example, TeleTech implemented its initial program for AT&T in 1991 and has since expanded its relationship to include four separate programs for various AT&T products and services. Through its SBUs, the Company also is focusing on developing new relationships with companies within its targeted industries.

    DEVELOP NEW PRODUCTS AND SERVICES

    Continued rapid technological advances, coupled with the growth of direct marketing channels, will create new opportunities for TeleTech. TeleTech expects that the introduction of new interactive media will result in more sophisticated types of customer interactions and additional opportunities to provide a wide range of services to customers. TeleTech intends to capitalize on these trends by developing new products and services, such as database marketing and real-time technical and product support for Web sites on the Internet.

    EXPAND INTO NEW INDUSTRIES AND GEOGRAPHIC MARKETS

    TeleTech has identified additional industries that are experiencing many of the same trends affecting its currently targeted industries and may establish new SBUs to focus on evolving market opportunities. Based on the Company's conversations with current and prospective clients, the Company believes that trends toward increased customer care and recognition of the benefits of outsourcing, which have been experienced in the U.S., are occurring in international markets. TeleTech also believes that many multi-national companies, including several of its existing clients, are seeking a single provider of world-wide customer care solutions. To capitalize on these international opportunities, the Company intends to further expand its operations outside of the United States.

    SELECTIVELY PURSUE COMPLEMENTARY ACQUISITIONS

    The Company may selectively acquire complementary companies that extend its presence into new geographic markets or industries, expand its client base, add new product or service applications or provide substantial operating synergies. The Company believes that there will be many potential domestic and international acquisition opportunities as the teleservices industry consolidates and as large corporations consider selling their existing call center facilities and operations. For example, the Company may consider acquiring a primarily outbound teleservices provider that could provide substantial operating synergies and improve Call Center utilization during the currently underutilized off-peak (night and weekend) periods resulting from the Company's focus on inbound interactions.

SERVICES

    TeleTech offers a wide range of services designed to provide superior customer care. An integral component of these services is process reengineering, by which the Company develops and applies improved processes to make a client's customer service or product support processes more cost-effective, productive and valuable. At the start of a potential new client relationship, TeleTech assesses the client's existing capabilities, goals and strategies, customer service or product support processes and related software, hardware and telecommunications systems and training. After presenting a proposed solution and being awarded a contract, TeleTech works closely with the client to further develop, refine and implement more efficient and productive customer interaction processes and technological solutions that link the customer, the client and TeleTech. These processes generally include the development of event-driven software programs for telephone interactions, where the script being followed by a Representative changes depending upon information contained in the customer file or on information gathered during the Representative's interaction with the customer.

    After the Company designs and develops a customer care program, Representatives provide a wide range of on-going voice and data communications services incorporating one or more customer acquisition, service and retention and satisfaction and loyalty programs. In a typical inbound customer interaction, a customer calls a toll-free number to request product, service or technical information or assistance. TeleTech's advanced telecommunications system automatically identifies each inbound call by its telephone number and routes the call to an appropriate Representative who is trained for that particular client program. Upon receipt of the call, the Representative's computer screen automatically displays the client's specific product, service or technical information to enable the Representative to assist the customer.

    Each customer interaction, even in its simplest form, presents TeleTech and its clients with an opportunity to gather valuable customer information, including the customer's demographic profile and preferences. This information can prompt the Representative to make logical, progressive inquiries about the customer's interest in additional services, identify additional revenue generating and cross-selling opportunities or resolve other customer issues relating to a client's products or services. TeleTech frequently provides several of the services listed below in an integrated program tailored to its clients' needs.

    CUSTOMER ACQUISITION PROGRAMS. Customer acquisition programs are designed to secure new customers and can include a wide range of activities depending upon the customer inquiry. A sampling of these services includes:

    - providing pre-sales product or service education

    - processing and fulfilling information requests for product or service offerings

    - verifying sales and activating services

    - directing callers to product or service sources

    - receiving orders for and processing purchases of products or services

    - providing initial post-sales support, including operating instructions for new product or service use

    CUSTOMER SERVICE AND RETENTION PROGRAMS. Customer service and retention programs are designed to maintain and extend the customer relationship and maximize the long-term value of a client's relationships with its customers. These programs are generally driven by the customer's purchase of a product or service, or by the customer's need for on-going help-desk resources. The majority of the Company's revenues are generated by the provision of customer service and retention programs. A sampling of these services includes:

    - providing technical help desk, product or service support

    - activating product or service upgrades

    - responding to billing and other account inquiries

    - resolving complaints and product or service problems

    - registering warranty information

    - dispatching on-site service

    CUSTOMER SATISFACTION AND LOYALTY PROGRAMS. Customer satisfaction and loyalty programs enable clients to learn from their customers, to be more responsive to the customer's needs and concerns and to reward customers for their continued patronage. A sampling of these services includes:

    - responding to client promotional, affinity-building programs

    - developing and implementing client-branded loyalty programs

    - conducting satisfaction assessments

    - confirming receipt of promised products or services

    - reserving and reconfirming space at product or service seminars

    An example of a client-branded loyalty program is TeleTech's Emergency Home Assist, which it implements for many of Australia's leading insurers and financial institutions. Under Emergency Home Assist, if, for example, a storm damages the roof of a customer insured by a TeleTech client, the customer calls the toll-free number provided by the client. A Representative answers the telephone on the client's behalf and contacts, books and dispatches tradesmen to the customer's home to make repairs, while simultaneously opening an insurance claims file. TeleTech's insurance company client, which directly pays the tradesmen's invoices, is positioned as a caring, total solution provider, rather than just a reimbursement agent. In addition, the insurer is able to control costs by its early intervention and contracting in advance with qualified tradesmen to provide services at a reasonable price.

MARKETS AND CLIENTS

    TeleTech focuses its marketing efforts on Fortune 1000 companies in the telecommunications, technology, transportation, health care and financial services industries, which accounted for approximately 27%, 24%, 24%, 12% and 6%, respectively, of the Company's revenues in 1995 on a pro forma basis reflecting the Company's acquisition of Access 24 as if it had occurred on January 1, 1995 and approximately 20%, 41%, 23%, 7% and 6%, respectively, of the Company's revenues in the first six months of 1996. To provide effective customer care solutions, TeleTech has developed a separate SBU to serve each of these industries. Each SBU is comprised of dedicated business development personnel and client service specialists, most of whom have prior industry experience. The SBUs are responsible for developing and implementing customized, industry-specific customer service and product support for clients in their respective target industries. TeleTech's health care and financial services SBUs were introduced only recently and are still in the development stage.

    The Company's three largest clients in 1995 were AT&T, Continental Airlines and Apple Computer, Inc., which accounted for approximately 31% (including 11% for its subsidiary McCaw Communications d/b/a Cellular One), 18% and 9%, respectively, of the Company's 1995 revenues. The Company expects that its three largest clients in 1996, AT&T, CompuServe and United Parcel Service, which accounted for approximately 31%, 19% and 12%, respectively, of the Company's revenues in the first six months of 1996, will account for an even greater percentage of the Company's revenues that its three largest clients in 1995. See "Risk Factors--Reliance on a Few Major Clients."

    TELECOMMUNICATIONS. The Telecommunications SBU primarily services long-distance, local and wireless telephone service providers, including AT&T and certain regional Bell operating companies. Services include verifying long-distance service sales, responding to customer inquiries, providing consumer and business telephone service account management and providing on-going product and service support. TeleTech believes that the Telecommunications Act of 1996, which has removed barriers to competition in and between the local and long-distance telephone markets, and the development of new wireless products, including those utilizing personal communication services
(PCS) technology, is expanding the breadth of products and services that require customer service and support and will create additional demand for TeleTech's services within the telecommunications market.

    TECHNOLOGY. The growth of high technology products and service, including Internet-related products and services, has increased demand for consumer and technical product support services. Clients include AT&T, CompuServe, Apple Computer, Inc. and Novell. The Company currently provides telephone and real-time, on-line interactive support to customers of AT&T and to subscribers of CompuServe's WOW! service. TeleTech intends to utilize its technological capabilities to serve customers over the Internet and is exploring business opportunities related to new interactive media.

    TRANSPORTATION. TeleTech's Transportation SBU provides a variety of services to clients in the package delivery and travel industries. In October 1995, TeleTech was awarded a contract to manage several Call Centers and provide customer service and support on behalf of United Parcel Service, one of the nation's largest parcel delivery companies. Under its five-year contract, TeleTech provides services to United Parcel Service from three Call Centers leased by United Parcel Service but staffed and managed by TeleTech. TeleTech also provides reservation call handling services for Reno Air and Midway Airlines. In September 1996, the Postal Service awarded TeleTech a contract to staff and manage the Postal Service's Call Center in Denver, Colorado and to provide customer service and support to Postal Service customers. The Postal Service contract has an initial two-year term and is renewable by the Postal Service for up to three additional one-year terms. See "--Case Study."

    HEALTH CARE. TeleTech provides customer care solutions on behalf of health care providers in the United Kingdom, Australia and New Zealand, including Medical Benefits Funds of Australia Limited, Hospital Benefits Fund of Western Australia, Inc., Southern Cross Medical Care Society and PPP. These services include emergency and non-emergency medical information and referral services, information and assistance to parents of newborns, information about drug interventions, referrals to community support organizations such as home care, child care and counseling options, and medical claims review services. The Company provides these services to customers by means of telephone access to registered nurses, counselors, pharmacists, medical librarians, dieticians and other specially trained Representatives. TeleTech expects to begin to provide comparable services in the U.S. market. In November 1996, TeleTech expects to begin providing telephone-based health care counseling and information services to customers or members of HDI's clients, which include corporations and health maintenance organizations. Pursuant to a three-year facilities management agreement with HDI, nurses and other health care professionals employed by TeleTech will answer customers' questions regarding a variety of health care and medical concerns, including common ailments, nutritional matters and health care options and risks. See "--International Operations" and "Risk Factors -- Health Care Regulation and Risk Management."

    FINANCIAL SERVICES. From its Call Centers in Australia and New Zealand, TeleTech provides customer care solutions to customers of insurance company and automobile club clients, such as Mercantile Mutual Insurance (Australia) Ltd, Zurich Australian Insurance Ltd and Royal Automobile Club of Victoria (RACV) Insurance Pty Ltd ("RACV"). Solutions include providing emergency home repair assistance, responding to customer inquiries regarding property damage and insurance coverage, procuring emergency roadside automobile and medical assistance and facilitating motor vehicle insurance claims. TeleTech believes that many of these customer care solutions are readily transferable to the U.S. market. TeleTech also is developing new and more responsive delivery capabilities to satisfy the demands of financial institutions seeking to reduce customer reliance on face-to-face interactions and increase customer utilization of electronic and telephone banking and automated teller machines. See "--International Operations."

CASE STUDY

    In 1994, United Parcel Service operated regional Customer Service Telephone Centers across the United States that provided customers with information regarding package pick-ups and deliveries, package tracking and tracing and rate information. To reengineer its telephone-based customer service and support strategy, United Parcel Service consolidated these regional centers into seven national centers and decided to outsource the facilities management and staffing functions. United Parcel Service benchmark studies led to the conclusion that this reengineering would result in significant quality improvements while creating a more efficient and much less costly operation.

    In October 1995, after a competitive bidding process, TeleTech was awarded a five-year contract to staff and manage three United Parcel Service customer service telephone centers and was granted the option to manage a fourth facility if United Parcel Service requires additional capacity. By April 1996, TeleTech began operating Call Centers in Tucson, Arizona and Greenville, South Carolina. In June 1996, TeleTech opened a third Call Center in Tampa, Florida.

    Telephone calls from United Parcel Service customers primarily consist of customer service and package tracking inquires. TeleTech Representatives assist customers by scheduling package pick ups, tracking packages, calculating shipping rates, explaining package insurance options, describing types of service and rates and answering other types of inquires.

    TeleTech recruits, interviews, hires, and trains all personnel for the United Parcel Service Call Centers. To manage the considerable human resources and facilities management tasks associated with a customer care and support program of this magnitude and complexity, TeleTech identified and hired a separate project management team to launch and direct the program. TeleTech utilizes automated systems to electronically screen and assess the qualifications of job applicants and is working in concert with United Parcel Service to develop innovative technology to further optimize the call handling process.

    TeleTech's contract with United Parcel Service has an initial term of five years and may be extended by mutual written agreement for successive four-year periods. So long as the agreement remains in effect, TeleTech has agreed not to perform services for certain competitors of United Parcel Service that are similar to the services TeleTech performs for United Parcel Service, if such competitors may gain access to or benefit from proprietary information of United Parcel Service as a result of TeleTech's performance of such services.

SALES AND MARKETING

    As most companies consider the customer care function to be critical, the Company's business development personnel generally focus their marketing efforts on potential clients' senior executives. TeleTech hires business development personnel for each SBU who have substantial industry expertise and can identify and generate sales leads.

    TeleTech employs a consultative approach to assess the current and prospective needs of a potential client. Following initial discussions with a client, a carefully chosen TeleTech team, usually comprised of applications and systems specialists, operations experts, human resources professionals and other appropriate management personnel, thoroughly studies the client's operations. The Company invests significant resources during the development of a client relationship to understand the client's existing customer service processes, culture, decision parameters and goals and strategies. TeleTech assesses the client's customer care needs and, with input from the client, develops and implements tailored customer care solutions.

    As a result of its consultative approach, TeleTech can identify new revenue generating opportunities, customer communication possibilities and product or service improvements previously overlooked or not adequately addressed by the client. TeleTech's technological capabilities enable it to develop working prototypes of proposed customer care programs and to rapidly implement strategic customer care solutions, generally with minimal capital investment by the client.

    TeleTech generally provides customer care solutions pursuant to written contracts with terms ranging from one to five years, which often contain renewal or extension options. Under substantially all of its significant contracts, TeleTech generates revenues based on the amount of time Representatives devote to a client's program. In addition, clients typically are required to pay fees relating to TeleTech's training of Representatives to implement the client's program, set-up and management of the program, and development of computer software and technology. TeleTech utilizes a standard Form of Client Services Agreement ("CSA") in contractual negotiations with its clients. The CSA contains provisions that (i) allow TeleTech or the client to terminate the contract upon the occurrence of certain events, (ii) designate the manner by which TeleTech is to receive payment for its services, (iii) limit TeleTech's maximum liability to the client thereunder, and (iv) protect the confidentiality and ownership of information and materials owned by TeleTech or the client that are used in connection with the performance of the contract. Many of TeleTech's contracts also require the client to pay TeleTech a contractually agreed amount in the event of early termination. TeleTech's contracts generally have terms of at least two years and, in some cases, contain contractual provisions adjusting the amount of TeleTech's fees if there are significant variances from estimated implementation expenses.

OPERATIONS

    TeleTech provides its customer care services through the operation of state-of-the-art Call Centers located in the United States, the United Kingdom, Australia and New Zealand. As of October 1, 1996, TeleTech leased ten Call Centers and also managed three Call Centers on behalf of United Parcel Service. In November 1996, TeleTech expects to commence management of a Call Center on behalf of HDI and, in the second half of 1996, TeleTech plans to expand two existing U.S. Call Centers. TeleTech has signed leases for two facilities in the United States in which it expects to open additional Call Centers in 1997. See "-- Facilities."

    TeleTech uses its standardized development procedures to minimize the time it takes to open a new Call Center. The Company applies predetermined site selection criteria to identify locations conducive to operating large scale, sophisticated customer care facilities in a cost-effective manner. TeleTech can establish a new, fully operational, inbound Call Center containing 450 or more workstations within 90-150 days. In the last 18 months, TeleTech established five Company-leased Call Centers and three United Parcel Service-owned Call Centers, including a total of approximately 3,580 workstations.

    The Company's four leased and fully constructed U.S. Call Centers range in size from 26,000 to 56,000 square feet and contain between 406 and 577 production workstations. Thornton Call Center 2 and the Van Nuys Call Center, although operational, are still under construction and, when completed, are expected to contain 267 and 325 workstations, respectively. Although the dimensions of its existing Call Centers currently are not uniform, the Company has developed a prototype for TeleTech-leased U.S. Call Centers. The Company expects that new U.S. Call Centers will contain approximately 50,000 square feet of space and approximately 450 workstations. Call Center capacity can vary based on the complexity and type of customer care programs provided. All TeleTech Call Centers are designed to operate 24 hours a day, seven days a week. TeleTech received ISO 9002 certification for its Burbank Call Center in 1995 and currently is involved in a Company-wide ISO 9002 certification process. See "--Facilities."

    CALL CENTER MANAGEMENT. TeleTech manages its U.S. Call Centers through its Technology Command Center in Colorado (the "Command Center"). The Command Center operates 24 hours per day, 7 days a week, and is responsible for monitoring, coordinating and managing TeleTech's U.S. operations. Each U.S. Call Center is connected to the Command Center and to other U.S. Call Centers through multiple fiber optic voice/data T-1 circuits to form an integrated and redundant wide area network. This network connectivity provides a high level of security and redundancy that is integral to TeleTech's ability to ensure recovery capabilities in the event of a disaster or structural failure. If a Call Center were to experience extreme excess call volume or become non-operational, the Command Center is configured to re-route incoming calls to another Call Center.

    TeleTech also has established a set of uniform operational policies and procedures to ensure the consistent delivery of high-quality service at each Call Center. These policies and procedures detail specific performance standards, productivity and profitability objectives and daily administrative routines designed to ensure efficient operation. TeleTech believes that recruiting, training and managing full-time Representatives who are dedicated to a single client facilitates integration between client and Representative, enhances service quality and efficiency and differentiates TeleTech from its competitors.

    TeleTech utilizes a number of sophisticated applications designed to minimize administrative burdens and maximize productivity. Such applications include a proprietary, "agent performance system" that tracks Representative activity at each workstation and a proprietary billing system that tracks time spent on administration, training, data processing and other processes conducted in support of client or internal tasks.

    QUALITY ASSURANCE. TeleTech monitors and measures the quality and accuracy of its customer interactions through a quality assurance department located at each Call Center. Each department evaluates, on a real-time basis, at least 1.5% of all calls per day. TeleTech also has the capabilities to enable its clients to monitor customer interactions as they occur. Quality assurance professionals monitor customer interactions and simultaneously evaluate Representatives according to criteria mutually determined by the Company and the client. Representatives are evaluated and provided with feedback on their performance on a weekly basis and, as appropriate, recognized for superior performance or scheduled for additional training and coaching.

TECHNOLOGY

    Utilizing industry standard tools, the Company creates relational database management systems customized for each client. These systems enable it to track the details of each customer interaction and consolidate that information into a customer file, which can be accessed and referred to by Representatives as they deliver services. TeleTech Call Centers employ state-of-the-art technology that incorporates digital switching technology, object-oriented software modules, relational database management systems, proprietary call tracking and workforce management systems, CTI and interactive voice response. TeleTech's digital switching technology enables calls to be routed to the next available Representative with the appropriate knowledge, skill and language sets. Call tracking and workforce management systems generate and track historical call volumes by client, enabling the Company to schedule personnel efficiently to accommodate anticipated fluctuations in call volume. This technology base enables TeleTech to provide single call resolution and decrease customer hold times, thereby enhancing customer satisfaction.

    TeleTech-leased Call Centers utilize "Universal Representative" workstations with inbound, outbound, Internet and faxback capabilities, the majority of which run on Pentium-Registered Trademark--based computers. All workstations are PC-based and utilize CTI technology, which connects the computer to a telephone switch allowing calls and computer data to be transferred simultaneously. By using simple, intuitive graphical user interfaces (GUI), which substitute easy to understand graphics for text, TeleTech enables its Representatives to focus on assisting the customer, rather than on the technology, and obtain customer information using significantly fewer keystrokes. The user-friendly interface also helps to decrease training time and increase the speed of call handling.

    TeleTech's applications software uses products developed by Microsoft, Oracle, Novell, IBM and others. TeleTech has invested significant resources in designing, developing and debugging industry-specific and open-systems software applications and tools. As a result, TeleTech maintains an extensive library of reusable object-oriented software codes that are used by TeleTech's applications development professionals to develop customized customer care software. TeleTech's systems capture and download a variety of information obtained during each customer interaction into relational databases for real-time, daily, weekly or monthly reporting to clients. TeleTech runs its applications software on open-systems, client-server architecture that utilizes computer processors, server components and hardware platforms produced by manufacturers such as Compaq, Hewlett Packard, IBM and Sun Microsystems. TeleTech has and will continue to invest significant resources into the development of new and emerging customer care and technical support technologies.

HUMAN RESOURCES

    TeleTech's success in recruiting, hiring and training large numbers of skilled employees is critical to its ability to provide high-quality customer care solutions to its clients. TeleTech generally locates its Call Centers in metropolitan areas that have access to higher education and a major transportation infrastructure. TeleTech generally offers a competitive pay scale, hires primarily full-time employees who are eligible to receive the full range of employee benefits and provides employees with a clear, viable career path.

    TeleTech is committed to the continued education and development of its employees and believes that providing TeleTech employees with access to new learning opportunities produces job satisfaction, ensures a higher quality labor force and fosters loyalty between TeleTech's employees and the clients they serve. Before taking customer calls, Representatives receive from one to five weeks of on-site training in TeleTech's or the client's training facilities to learn about the client's corporate culture, specific product or service offerings and the customer care program that TeleTech and the client will be undertaking. Representatives also receive a minimum of six to eight hours of on-going training per month and often receive supplemental laboratory training as needed to provide high-quality customer service and product support.

    As of September 30, 1996, TeleTech had 6,244 employees. Of its total employees, 4,323 were full-time Representatives, constituting 78% of its total Representatives. Although the Company's industry is very labor intensive and has experienced significant personnel turnover, the Company believes that its quality of life initiatives and its high percentage of full-time Representatives has resulted in relative stability in its work force. A significant increase in the Company's employee turnover rate, however, could increase the Company's recruiting and training costs and decrease operating effectiveness. None of TeleTech's employees are subject to a collective bargaining agreement and TeleTech believes its relations with its employees are good. See "Risk Factors--Dependence on Labor Force."

INTERNATIONAL OPERATIONS

    TeleTech leases and operates one Call Center in each of the United Kingdom, Australia and New Zealand, and jointly leases and operates, through the Company's joint venture with PPP Healthcare Group plc ("PPP"), one of the largest private medical insurers in the United Kingdom, a Call Center located in the United Kingdom. In January 1996, TeleTech acquired Access 24, a leading provider of customer care solutions to Australian and New Zealand companies primarily in the health care and financial services industries. The operations of Access 24 have been substantially integrated with TeleTech's operations through the standardization of Access 24's technology, workstation configuration, business processes and operational and financial reporting with the Company's systems. Pursuant to its facilities management agreement with HDI, the Company expects to begin to provide in November 1996 health care services in the United States similar to those offered by Access 24. See "Risk Factors--Difficulties of Completing and Integrating Acquisitions and Joint Ventures."

    On April 30, 1996, TeleTech entered into a joint venture with PPP, which currently serves more than 2.3 million customers throughout the United Kingdom and owns long-term health insurance, dental care and finance companies. TeleTech and PPP have agreed to provide, exclusively through the joint venture and initially solely in the United Kingdom and Ireland, distinct, value-added customer care services. The joint venture, which operates from a 64-workstation Call Center located in London, currently provides services only to PPP customers but intends to eventually offer its services to customers of other companies. Apart from the joint venture, TeleTech provides traditional outsourcing services in the United Kingdom, similar to the type TeleTech provides in the United States. TeleTech intends to develop a traditional customer care outsourcing business in Australia and New Zealand. See "Business--Services" and "Risk Factors--Difficulties of Completing and Integrating Acquisitions and Joint Ventures."

COMPETITION

    The Company believes that it competes primarily with the in-house teleservices and customer service operations of its current and potential clients. TeleTech also competes with certain companies that provide teleservices and customer services on an outsourced basis, including Access Health, Inc., APAC Teleservices, AT&T American Transtech, Electronic Data Systems, MATRIXX Marketing Inc., Precision Response Corporation, SITEL Corporation, STREAM and Sykes Enterprises Incorporated. TeleTech competes primarily on the basis of quality and scope of services provided, speed and flexibility of implementation and technological expertise. Although the teleservices industry is very competitive and highly fragmented with numerous small participants, management believes that TeleTech generally does not directly compete with traditional telemarketing companies, which provide primarily outbound "cold calling" services.

FACILITIES

    TeleTech's corporate headquarters are located in Denver, Colorado in approximately 27,000 square feet of leased office space, with an adjacent 55,000 square foot, 523 workstation Call Center. As of October 1, 1996, TeleTech leased (unless otherwise noted) and operated the following Call Centers, containing an aggregate of approximately 622,736 square feet:

                                                                 NUMBER OF                             TOTAL
                                              YEAR OPENED OR    PRODUCTION    NUMBER OF TRAINING     NUMBER OF
LOCATION                                         ACQUIRED      WORKSTATIONS     WORKSTATIONS(1)    WORKSTATIONS
--------------------------------------------  ---------------  -------------  -------------------  -------------
U.S. CALL CENTERS (2)
Sherman Oaks, California....................          1985             577                90               667
Denver, Colorado............................          1993             447                76               523
Burbank, California.........................          1995             406                57               463
Thornton, Colorado--Center 1 (3)............          1996             454                58               512
Thornton, Colorado--Center 2 (3)(4).........          1996               4                90                94
Van Nuys, California (5)....................          1996             137                --               137
INTERNATIONAL CALL CENTERS
Sydney, Australia (6).......................          1996             100                25               125
London, United Kingdom --
 Center 1 (6)(7)............................          1996              64                --                64
Auckland, New Zealand (6)...................          1996              14                 3                17
London, United Kingdom --
 Center 2 (8)...............................          1996              72                20                92
MANAGED CALL CENTERS (9)
Greenville, South Carolina..................          1996             630                94               724
Tucson, Arizona.............................          1996             628               162               790
Tampa, Florida..............................          1996             610               158               768
                                                                     -----               ---             -----
    Total number of workstations............                         4,143               833             4,976
                                                                     -----               ---             -----
                                                                     -----               ---             -----

---------
(1) The training workstations are fully operative as production workstations when necessary.

(FOOTNOTES CONTINUED ON NEXT PAGE)

(2) In the third quarter of 1996, the Company executed two leases for a facility in each of Moundsville, West Virginia and Niagara Falls, New York. The Company intends to open a 450-workstation Call Center in each location in 1997.

(3) TeleTech commenced operations on the second floor of the Thornton Call Center in April 1996 and, in September 1996, commenced operations on the first floor of the facility. TeleTech operates each floor in the Thornton facility as an independent Call Center and each of Thornton Call Center 1 and Thornton Call Center 2 employs its own Call Center management and Representatives.

(4) Thornton Call Center 2, although operational, is still under construction and, when completed, is expected to contain 267 operational workstations. TeleTech expects to complete the build-out of Thornton Call Center 2 by the end of 1996.

(5) The Van Nuys Call Center was opened in July 1996 and currently contains 13,000 square feet. Although only 137 workstations currently are operational, the Company expects that the Van Nuys Call Center will have 325 operational workstations and 39,300 square feet when fully constructed. The Company expects to complete the build-out of the Van Nuys Call Center by the end of 1996.

(6) Acquired January 1, 1996 through TeleTech's acquisition of Access 24. See "--International Operations."

(7) Managed through the Company's joint venture with PPP. See "--International Operations."

(8) Apart from the services it provides through the joint venture with PPP, the Company provides traditional outsourcing services in the United Kingdom from a facility adjacent to the Call Center operated by the joint venture.

(9) Managed by TeleTech on behalf of its clients pursuant to facilities management agreements. The Greenville, Tucson and Tampa Call Centers are managed by TeleTech on behalf of United Parcel Service. In November 1996, the Company expects to begin managing a Call Center located in Golden, Colorado on behalf of HDI. Pursuant to its contract with the Postal Service, the Company will manage a 500-workstation Call Center in Denver, Colorado which is expected to open in December 1996 but will not be fully operational until the first quarter of 1997.

    The leases for TeleTech's U.S. Call Centers have terms ranging from one to ten years and generally contain renewal options. Pursuant to its agreement with United Parcel Service, if United Parcel Service opens another call center, TeleTech has the option to staff and manage such Call Center. TeleTech will manage this additional Call Center pursuant to the same terms and conditions as the three Call Centers currently managed by TeleTech for United Parcel Service, unless the nature of the services to be provided at such Call Center is significantly different.

    The Company believes that its existing Call Centers are suitable and adequate for its current operations and that each Call Center currently is substantially or fully utilized during peak (weekday) periods. The Company believes that additional Call Center capacity, including the expansion of two existing Call Centers expected to occur by the end of 1996, will be required to support continued growth. Due to the inbound nature of the Company's business, the Company experiences significantly higher capacity utilization during peak periods than during off-peak (night and weekend) periods. The Company has been and will be required to open or expand Call Centers to create the additional peak period capacity necessary to accommodate new or expanded customer care programs. The opening or expansion of a Call Center may result, at least in the short-term, in excess capacity during peak periods until any new or expanded program is fully implemented. The Company may consider acquiring a complementary service provider, such as a company that provides primarily outbound teleservices, and enter into additional contracts to provide certain outbound customer care services, to improve Call Center utilization during off-peak periods. See "Risk Factors--Difficulties of Managing Rapid Growth."

SEASONALITY

    The Company's business historically has not been subject to seasonal fluctuations or risks related to weather; however the businesses of certain of the Company's clients, especially those in the transportation and financial services industries, may be subject to such fluctuations and risks. Although the seasonal nature and weather-dependency of its clients' businesses has not had a material effect on the Company's revenues or operating profits to date, the Company expects that its contracts with United Parcel Service and, to a lesser extent, the Postal Service will result in quarterly variations in revenues, especially in the fourth and, to a lesser extent, the first quarter of each year, due to increased demand for such clients' services during the holiday period.

INTELLECTUAL PROPERTY

    The Company's customer care programs frequently incorporate proprietary and confidential information. The Company has adopted non-disclosure safeguards to protect such information, such as requiring those of its employees, clients and potential clients who may have access to proprietary and confidential information to execute confidentiality agreements with the Company. Although there can be no assurance that the safeguards taken by the Company will be adequate to deter misappropriation of its proprietary information, the Company believes that the rapid pace of technological change and the knowledge, ability and experience of its employees are more significant to the protection of its proprietary information than legal or business protections. See "Business--Operations" and "Business--Technology."

LEGAL PROCEEDINGS

    From time to time the Company is involved in litigation, most of which is incidental to its business. In the Company's opinion, no litigation to which the Company currently is a party is likely to have a material adverse effect on the Company's results of operations or financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information with respect to the executive officers and directors of the Company:

           NAME                 AGE                              POSITION
--------------------------      ---      --------------------------------------------------------
Kenneth D. Tuchman                  36   Chairman of the Board, President, Chief Executive
                                          Officer and Director
Joseph D. Livingston                51   Senior Vice President and Chief Operating Officer
Steven B. Coburn                    43   Chief Financial Officer
Rod Dammeyer (1)                    55   Director
Alan Silverman (1)(2)               52   Director
Stuart M. Sloan (2)                 52   Director
Samuel Zell                         55   Director

---------
(1) Member of the Audit Committee of the Board of Directors.

(2) Member of the Compensation Committee of the Board of Directors.

    MR. TUCHMAN founded TeleTech and has served as its Chairman of the Board of Directors, President and Chief Executive Officer since TeleTech's formation in December 1994. Mr. Tuchman also is the founder and has served as the President and Chief Executive Officer of each of TeleTech Telecommunications, Inc. and TeleTech Teleservices, Inc., two operating subsidiaries of TeleTech, since their formation in October 1982 and November 1992, respectively.

    MR. LIVINGSTON has served the Company since February 1992 in various capacities, including as Senior Vice President and Chief Operating Officer and previously as Vice President of Operations and Technology. From 1989 to 1992, Mr. Livingston was the Director of MIS Systems & Operations of Livestone Corporation, a division of American Eastern Securities, and from 1985 to 1989 he was employed by Coopers & Lybrand, an international accounting firm, as Director of West Region MIS and Strategic Management Services for International Business.

    MR. COBURN has served as Chief Financial Officer of the Company since October 1995. From October 1989 to September 1995, Mr. Coburn was employed by U S West, a diversified telecommunications company, and various of its affiliates, during which time he served as Finance Director and Chief Financial Officer of Interactive Video Enterprises, as Finance Director of U S West Marketing Resources Group and as Finance Director and Controller of U S West Marketing Services. In 1993, Mr. Coburn established and managed the finance, accounting and treasury activities of U S West Polska, a start up operation in Warsaw, Poland.

    MR. DAMMEYER was elected as a director in September 1996. Since 1985, Mr. Dammeyer has served as the President and as a director of Anixter International Inc., a provider of integrated network and cabling solutions, and has served as its Chief Executive Officer since 1993. Mr. Dammeyer also is a director of Antec Corporation, an international communications technology company, Capsure Holdings Corp., a holding company whose principal subsidiaries are specialty property and casualty insurers, Falcon Building Products, Inc., a manufacturer and supplier of building products, IMC Global Inc., a holding company whose principal subsidiaries produce phosphate chemicals, Jacor Communications, Inc., an owner and operator of radio stations nationwide, Lukens, Inc., a steel producer, Revco D.S., Inc., a drug store chain, and Sealy Corporation Inc., a maker of bedding and related products. Mr. Dammeyer also is a trustee of Van Kampen American Capital, Inc., a closed end investment company.

    MR. SILVERMAN, who has served as a director of TeleTech since January 1995, is an independent investor and has been a director of Exhibition Video International, a company that is developing technology for satellite and video transmissions, since 1992. Mr. Silverman has served since 1970 as a director and is

President of Essaness Theatres Corporation ("Essaness"), an investment holding company. Mr. Silverman is a director of Keystone Biomedical, Inc., a company that develops, tests and licenses pharmaceutical agents, and, since 1980, has been a director of Video 44, a Hispanic television broadcasting company. Mr. Silverman also serves as a director of various private corporations.

    MR. SLOAN was elected as a director in September 1996. Since 1984, Mr. Sloan has served as a director of Quality Food Centers, Inc., an independent retail grocery chain, and has served as its Chairman of the Board since June 1986 and as its Chief Executive Officer from April 1991 to September 1996. Mr. Sloan is a founder of Egghead Software, a national retailer of software and related computer products, and, at various times from 1984 to 1992, served as a director and as its Chief Executive Officer and Chairman of the Board. Mr. Sloan is a director of Anixter International Inc., a provider of integrated network and cabling solutions, and also serves as a director of various private corporations.

    MR. ZELL has served as a director of TeleTech since January 1995. Mr. Zell is Chairman of the Board of Directors of Equity Group Investments, Inc., an owner, manager and financier of real estate and corporations. Mr. Zell serves as Chairman of the Board of Directors of Anixter International Inc., a provider of integrated network and cabling solutions, American Classic Voyages Co., an owner and operator of cruise lines, and Manufactured Home Communities, Inc., a real estate investment trust specializing in the ownership and management of manufactured home communities, and as Chairman of the Board of Directors and Chief Executive Officer of Capsure Holdings Corp., a holding company whose principal subsidiaries are specialty property and casualty insurers. Mr. Zell also serves as Chairman of the Board of Trustees of Equity Residential Properties Trust, an owner and operator of multifamily residential properties, and as Co-Chairman of the Board of Revco D.S., Inc., a drug store chain. Mr. Zell is a director of Quality Food Centers, Inc., an independent supermarket chain, Sealy Corporation, a maker of bedding and related products, and Ramco Energy plc, an independent oil company based in the United Kingdom. Mr. Zell was President of Madison Management Group, Inc., a holding company of low-tech manufacturing companies ("Madison"), prior to October 4, 1991. Madison filed a petition for reorganization under the Federal bankruptcy laws in November 1991.

ARRANGEMENTS FOR NOMINATION AS DIRECTOR

    Directors are elected at each annual meeting of stockholders of the Company to serve for one-year terms.

    In connection with the sale of its Preferred Stock in January 1995, certain stockholders of TeleTech executed an agreement (the "Investment Agreement") pursuant to which they agreed to elect each year to TeleTech's Board of Directors up to five individuals designated by Mr. Tuchman and up to two individuals nominated by Essaness and TeleTech Investors General Partnership, a partnership comprised of employees and various entities affiliated with Mr. Zell, and other accredited investors, many of whom have historically invested together ("TIGP"). Of the current directors of TeleTech, Mr. Zell was elected as a nominee of TIGP and Essaness, and Messrs. Tuchman and Silverman were elected as nominees of Mr. Tuchman. The rights and obligations of Mr. Tuchman, TIGP and Essaness to elect directors under the Investment Agreement terminated upon, and TIGP was dissolved shortly after, the closing of the Initial Public Offering.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has standing Audit and Compensation Committees, which assist the Board in the discharge of its responsibilities. Members of each such committee are elected by the Board at its first meeting following the annual meeting and serve for one year terms.

    The Audit Committee reports to the Board regarding the appointment of the independent public accountants of TeleTech, the scope and fees of the prospective annual audit and the results thereof, compliance with TeleTech's accounting and financial policies and management's procedures and policies relative to the adequacy of TeleTech's internal accounting controls. The current members of the Audit Committee are Rod Dammeyer and Alan Silverman, neither of whom is an employee of TeleTech.

    The Compensation Committee reviews and approves the annual salary and bonus for each executive officer (consistent with the terms of any applicable employment agreement), reviews, approves and recommends terms and conditions for all employee benefit plans (and changes thereto) and administers the Option Plan and such other employee benefit plans as may be adopted by TeleTech from time to time. The current members of the Compensation Committee are Alan Silverman and Stuart Sloan, neither of whom is an employee of TeleTech.

COMPENSATION OF DIRECTORS

    TeleTech does not pay its directors a fee for their services as such; however, all directors are reimbursed for travel expenses incurred in attending board and committee meetings.

    The TeleTech Holdings, Inc. Directors Stock Option Plan, which was approved by the Board of Directors and the stockholders of the Company effective January 1996 (the "Directors Option Plan"), provides for the automatic annual grant, to each director who is neither an employee of the Company nor, after this Offering, the beneficial owner of 5% or more of the outstanding Common Stock, of options to acquire shares of Common Stock. A total of 750,000 shares of Common Stock are reserved for issuance pursuant to options granted under the Directors Option Plan. All options granted under the Directors Option Plan are non-qualified options that are not intended to qualify under Section 422 of the Code.

    The Directors Option Plan currently provides that each eligible director will receive options to acquire (i) 12,500 shares of Common Stock upon such director's initial election, after the effective date of the plan, to the Board of Directors and (ii) on the date of each annual meeting of stockholders held each year thereafter at which such director is re-elected, 12,500 shares of Common Stock for services to be rendered as a director and 6,250 for services as a member on each committee of the Board of Directors to which such director is appointed. The exercise price of each option granted under the Directors Option Plan shall be equal to the fair market value of the Common Stock on the date of grant. Options granted under the Directors Option Plan (a) vest immediately, (b) are not exercisable until six months after the date of grant and (c) expire on the earliest to occur of the tenth anniversary of the date of grant, one year following the director's death or immediately upon the director's termination of membership on the Board of Directors for Cause (as defined in the Directors Option Plan).

    As of September 15, 1996, options to acquire an aggregate of 262,500 shares of Common Stock, at a weighted average exercise price of $7.11 per share, were outstanding under the Directors Option Plan. Each of Messrs. Silverman and Zell has been granted options under the Directors Option Plan to acquire 25,000 shares of Common Stock in consideration for services rendered as a director of the Company during 1995. In addition, Mr. Silverman has been granted options under the Directors Option Plan to acquire an additional 12,500 shares of Common Stock for services rendered during 1995 as a member of the Audit and Compensation Committees of the Board of Directors. Messrs. Silverman and Zell have been granted options to acquire 37,500 and 25,000 shares of Common Stock, respectively, for services rendered and to be rendered as a director of the Company and as members of committees thereof during 1996. Each of Messrs. Dammeyer and Sloan has been granted options under the Directors Option Plan to acquire 12,500 shares of Common Stock in connection with his election to the Board of Directors.

INCENTIVE COMPENSATION PLAN

    In order to attract, retain and motivate qualified employees, align employee interests with those of the stockholders and reward employees for enhancing the value of the Company, TeleTech established the TeleTech Holdings, Inc. Incentive Compensation Plan (the "Incentive Plan") on May 14, 1996. Under the Incentive Plan, certain management-level employees of the Company are eligible to receive annual performance bonuses based upon the Company's achievement of certain predetermined financial goals. Awards under the Incentive Plan will be paid annually from an incentive pool, which is funded annually by a percentage of the amount by which the net income of the Company exceeds the established threshold performance level for that year. From this incentive pool, each SBU executive, manager and key employee is entitled to receive a cash incentive award up to an annual bonus limitation, which is determined each year based upon the recipient's base salary. No awards will be made under the Incentive Plan until 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Alan Silverman and Stuart Sloan are the current members of the Compensation Committee of the Board of Directors.

    Pursuant to the Amended and Restated Investment Agreement, certain existing stockholders of the Company (the "Existing Stockholders") are entitled, by majority vote, to require TeleTech, at its sole expense, to register under the Securities Act all or part of their Common Stock. In addition, if TeleTech proposes to register any of its securities under the Securities Act for its own account, the Existing Stockholders may require TeleTech, at its sole expense, to include in such registration all or part of the 7,145,400 aggregate shares of Common Stock that will be owned by the Existing Stockholders after the Offering. Messrs. Silverman and Sloan are Existing Stockholders and own 258,330 and 673,330 shares of Common Stock, respectively, of which none and 97,777, respectively, are being registered and sold hereby.

EXECUTIVE COMPENSATION

    SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table sets forth information with respect to all compensation earned by TeleTech's chief executive officer and TeleTech's two other executive officers as of December 31, 1995 (collectively, the "Named Executive Officers") for services rendered to TeleTech during 1995.

                      SUMMARY COMPENSATION TABLE FOR 1995

                                                                  ANNUAL COMPENSATION
                                                      -------------------------------------------
                                                                                    OTHER ANNUAL     ALL OTHER
                                                         SALARY          BONUS      COMPENSATION   COMPENSATION
NAME AND PRINCIPAL POSITION                                ($)            ($)            ($)          ($) (1)
----------------------------------------------------  -------------  -------------  -------------  -------------
Kenneth D. Tuchman, Chairman, President & Chief
 Executive Officer..................................  $  750,000     $  250,000      $  56,300(2)    $  10,830
Joseph D. Livingston, Senior Vice President & Chief
 Operating Officer..................................     174,090(3)     168,743(4)          --           4,500
Steven B. Coburn, Chief Financial Officer...........      28,000(5)          --             --              --

---------
(1) Represents the full dollar value of premiums paid by the Company with respect to life insurance for the benefit of Mr. Tuchman, Mr. Livingston and their respective beneficiaries.

(2) Includes $20,000 in aggregate membership dues and initiation fees, $17,500 paid as a car allowance, $15,600 for lease of a townhouse and other perquisites and personal benefits paid by the Company to or on behalf of Mr. Tuchman.

(3) Includes approximately $11,340 paid to Mr. Livingston for accrued but unused vacation time.

(4) Includes a $75,000 annual performance bonus and an approximately $93,700 one-time bonus for Mr. Livingston's assistance in obtaining a client contract.

(5) Mr. Coburn joined TeleTech in October 1995 at an annual base salary of $120,000. See "--Employment Agreements."

    OPTION GRANTS. The following table sets forth information regarding grants of stock options under the Option Plan during 1995 to the Named Executive Officers.

                             OPTION GRANTS IN 1995

                                                                                                  POTENTIAL REALIZABLE
                                      NUMBER OF                                                 VALUE AT ASSUMED ANNUAL
                                       SHARES       PERCENTAGE OF                                 RATES OF STOCK PRICE
                                     UNDERLYING     TOTAL OPTIONS                               APPRECIATION FOR OPTION
                                       OPTIONS       GRANTED TO       EXERCISE                          TERM (3)
                                       GRANTED      EMPLOYEES IN      PRICE PER    EXPIRATION   ------------------------
NAME                                     (#)         FISCAL YEAR      SHARE (1)     DATE (2)        5%          10%
-----------------------------------  -----------  -----------------  -----------  ------------  ----------  ------------
Kenneth D. Tuchman.................          --             --               --             --          --            --
Joseph D. Livingston...............     750,000             32%       $    1.29       1/1/2005  $  608,456  $  1,541,946
Steven B. Coburn...................     250,000             11%            2.00      9/15/2005     314,447       796,871

---------
(1) Each option has been granted pursuant to the Option Plan and expires on the date ten years after the date of grant. The exercise price equals the fair market value of the Common Stock on the grant date, as determined by the Board of Directors based upon the most recent price prior to the grant date at which the Company, in arms' length transactions, had issued Common Stock in connection with acquisitions or had sold Preferred Stock in capital raising transactions.

(2) Options granted to Messrs. Livingston and Coburn vest pro rata over the three years and five years, respectively, following the date of grant.

(3) The potential realizable value is calculated assuming that the fair market value on the date of grant, which equals the exercise price, appreciates at the indicated annual rate (set by the Commission), compounded annually, for the term of the option. Using the Initial Public Offering price of $14.50 for purposes of this calculation (pursuant to the rules of the Commission), the potential realizable values of the options granted in 1995 to each of Messrs. Livingston and Coburn are approximately $16.7 million and $5.4 million, respectively, at a 5% assumed annual appreciation rate, and approximately $27.2 million and $8.9 million, respectively, at a 10% assumed annual appreciation rate.

    OPTION HOLDINGS. No options were exercised by Named Executive Officers in 1995. The following table sets forth information with respect to the aggregate number and value of shares underlying unexercised options held by each of the Named Executive Officers as of December 31, 1995.

                         FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF SHARES
                                                        UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                      OPTIONS AS OF DECEMBER 31,   IN-THE- MONEY OPTIONS AS
                                                                 1995              OF DECEMBER 31, 1995 (1)
                                                      --------------------------  --------------------------
NAME                                                  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------  -----------  -------------  -----------  -------------
Kenneth D. Tuchman..................................          --            --            --             --
Joseph D. Livingston................................     250,000       500,000(2)  $ 927,500    $ 1,855,000
Steven B. Coburn....................................          --       250,000            --        750,000

---------

(1) The value of each option is based on the deemed fair market value of the option shares at fiscal year end ($5.00 per share as determined by the Board of Directors based on the most recent price prior to December 31, 1995 at which the Company had issued or agreed to issue Common Stock) less the exercise price payable for such shares.

(2) Mr. Livingston received an option in May 1996 to acquire an additional 75,000 shares, at an exercise price of $8.00 per share, in connection with the amendment to his employment agreement. See "-- Employment Agreements."

TELETECH STOCK OPTION PLAN

    The Company's Option Plan was adopted by the Board of Directors in December 1994 and by the Company's stockholders in January 1995 and was amended and restated in January 1996. The Option Plan authorizes the issuance of up to 7,000,000 shares of Common Stock through the grant of (i) incentive stock options ("ISOs") within the meaning of Section 422 of the Code, (ii) stock options that are not intended to qualify under Section 422 of the Code ("NSOs" and together with ISOs, "Options"), (iii) stock appreciation rights ("SARs"), (iv) restricted stock and (v) phantom stock. Directors, officers, employees, consultants and independent contractors of the Company or any subsidiary of the Company, as selected from time to time by the committee administering the Option Plan, are eligible to participate in the Option Plan. As of October 1, 1996, Options to acquire an aggregate of 4,875,830 shares of Common Stock and 76,000 shares of restricted stock were outstanding.

    The Option Plan provides that it is to be administered by a committee comprised of two or more disinterested directors appointed by the Board of Directors (the "Committee"). The Compensation Committee of the Board of Directors, which is comprised of two disinterested directors of the Company, currently acts as the Committee under the Option Plan. Subject to certain limitations, the Committee has complete discretion to determine which eligible individuals are to receive awards under the Option Plan, the form and vesting schedule of awards, the number of shares subject to each award and the exercise price, the manner of payment and expiration date applicable to each award.

    All awards under the Option Plan are subject to vesting and forfeiture. Unless the Committee establishes otherwise at the time of award, all awards under the Option Plan vest at an accelerating rate over a period of five years.

    Set forth below is a summary of the terms of the Option Plan that are applicable to each of the various types of awards covered thereby.

    OPTIONS. All Options expire on the date that is the earliest of three months after the holder's termination of employment with the Company (other than termination for Cause), six months after the holder's death and 10 years after the date of grant. Options also are subject to forfeiture upon termination of employment or directorship for "Cause." The exercise price per share of an ISO is determined by the Committee at the time of grant but in no event may be less than the fair market value of the Common Stock on the date of grant. Notwithstanding the foregoing, if an ISO is granted to a participant who owns more than 10% of the voting power of all classes of stock of the Company, the exercise price must be at least 110% of the fair market value of the Common Stock and the exercise period must not exceed five years from the date of grant. The exercise price per share of an NSO is determined by the Committee in its sole discretion.

    SARS. SARs may be issued independent of an Option or, alternatively, in connection with an Option (a "Tandem SAR"), in which case the Tandem SAR terminates simultaneously upon the expiration of the related Option. A Tandem SAR is only exercisable if the fair market value of a share of Common Stock exceeds the exercise price of the related Option.

    RESTRICTED STOCK. Restricted stock entitles the holder thereof to participate as a stockholder of the Company; however, the holder may not sell, transfer, pledge or otherwise encumber such stock prior to the time it vests. A holder of restricted stock forfeits all unpaid accumulated dividends and all shares of restricted stock that have not vested prior to the date that such holder's employment with the Company is terminated for any reason.

    PHANTOM STOCK. Phantom stock entitles the holder thereof to surrender any vested portion of such phantom stock in exchange for cash or shares of Common Stock, as the Committee may determine, in an amount equal to the fair market value of Common Stock on the date of surrender.

EMPLOYEE STOCK PURCHASE PLAN

    The TeleTech Holdings, Inc. Employee Stock Purchase Plan (the "ESPP"), covering an aggregate of 200,000 shares of Common Stock was adopted by the Board of Directors and stockholders of the Company in July 1996. The ESPP is intended to qualify as an "Employee Stock Purchase Plan" within the meaning of Section 423 of the Code and is administered by the Compensation Committee of the Board of Directors. Under the ESPP, shares of Common Stock will be sold in periodic offerings to employees of the Company or its subsidiaries who meet the specified eligibility requirements and who elect to participate in the ESPP. Each offering will be open for six consecutive months, or such other length of time as may be established from time to time by the Compensation Committee. The ESPP will commence on September 30, 1996 and will terminate ten years thereafter or on such earlier date as all of the shares reserved under the plan have been issued.

    Under the ESPP, participating employees can elect to have up to 10% of their compensation withheld, up to a maximum of $15,000 in any calendar year. On the last business day of each offering period, the Company will sell to each participating employee as many full shares of Common Stock as can be purchased with each such employee's aggregate payroll deductions made during such offering period. The price of Common Stock purchased under the ESPP will be equal to the lower of (i) 90% of the fair market value of the Common Stock on the first business day of any offering period or (ii) 90% of the fair market value of the Common Stock on the last business day of such offering period, unless otherwise established by the Compensation Committee, in its discretion, in accordance with the terms of the ESPP.

    In the event of a merger, reorganization or consolidation in which the Company is not the surviving entity or a liquidation of substantially all of the assets of the Company, the ESPP provides that the Compensation Committee may require that the surviving entity provide participating employees with rights equivalent to their rights under the ESPP. Alternatively, the Compensation Committee may elect to accelerate the termination of the offering period immediately prior to the consummation of such merger, reorganization or other transaction and issue shares of Common Stock to participating employees at such time.

EMPLOYMENT AGREEMENTS

    TeleTech entered into an employment agreement with Kenneth D. Tuchman as Chairman of the Board and President of TeleTech for a term commencing on January 1, 1995 and ending on December 27, 1997 (the "Term"). Subsequent thereto, Mr. Tuchman also was elected as the Chief Executive Officer of TeleTech. Pursuant to the agreement, Mr. Tuchman is entitled to receive an annual base salary of $750,000, as adjusted on January 1 of each year during the Term by the annual percentage increase in the Consumer Price Index for Urban Wage Earners and Clerical Workers for the Denver metropolitan area (the "CPI Percentage"). Mr. Tuchman also is eligible to receive an annual performance bonus not to exceed $250,000, as adjusted annually by the CPI Percentage, based upon TeleTech's achievement of certain predetermined performance goals. The agreement requires the Company to maintain, on behalf of Mr. Tuchman, a $24 million life insurance policy (half of which is payable to his beneficiaries), disability insurance, accident, death and dismemberment insurance, errors and omissions insurance with a policy limit of not less than $1 million and entitles Mr. Tuchman to receive certain perquisites specified therein. Under the terms of his agreement, Mr. Tuchman is prohibited, during his employment and for three years thereafter, from disclosing any confidential information or trade secrets of TeleTech. Mr. Tuchman also is prohibited, during his employment and for three years after the Company terminates his employment for Good Cause (as defined therein) or Mr. Tuchman voluntarily terminates his employment with the Company, from engaging in any business, or becoming employed by or otherwise rendering services to any company (other than TeleTech) that has as its primary business inbound or outbound teleservices. The agreement provides that if TeleTech terminates Mr. Tuchman's employment for Good Cause, TeleTech will pay Mr. Tuchman his salary as accrued through the date of termination. If TeleTech terminates Mr. Tuchman's employment without Good Cause, TeleTech will pay to him the lesser of (i) the sum of his salary as accrued through the date of termination, his performance bonus, prorated for any portion of the year remaining and calculated as if TeleTech had achieved its performance goals, and the present value of all payments that otherwise would have been made to him during the remainder of the Term, calculated as if TeleTech had achieved its performance goals, or (ii) three times the aggregate salary and performance bonus earned by him in the immediately preceding year.

    TeleTech entered into an employment agreement with Joseph D. Livingston as Senior Vice President and Chief Operating Officer of TeleTech effective January 1, 1995. Pursuant to the agreement in May 1996, as amended, Mr. Livingston is entitled to receive an annual base salary of $160,000 for 1995 and $250,000 for 1996 and thereafter and also is eligible to receive an annual performance bonus based upon TeleTech's achievement of certain predetermined performance goals. TeleTech also has granted Mr. Livingston options to purchase 750,000 and 75,000 shares of Common Stock at an exercise price of $1.29 and $8.00 per share, respectively, which options vest over three years from the date of grant. Mr. Livingston's employment with TeleTech is terminable at any time by either party, with or without cause. Upon termination of employment,

Mr. Livingston will be entitled to unpaid compensation for services rendered through the date of termination, together with employee benefits accrued through the date of termination. Under the terms of his agreement, Mr. Livingston is prohibited from disclosing any confidential information or trade secrets of TeleTech. The Agreement also prohibits Mr. Livingston, for the three years after termination of his employment with TeleTech, from engaging in any business or becoming employed or otherwise rendering services to any company engaging in, inbound or outbound teleservices, development or maintenance of voice or data communication, certain software applications, customer communications services or technological innovation or support for any of the foregoing.

    The Company entered into an employment agreement dated as of April 1, 1996 with Steven B. Coburn. Pursuant to the agreement, Mr. Coburn serves as Chief Financial Officer of the Company for a three-year term commencing on October 2, 1995 and is entitled to receive an annual base salary of $120,000 for 1995 and, commencing January 1, 1996, an annual base salary of $135,000. Mr. Coburn also is eligible to receive an annual performance bonus of not more than twenty-five percent of his salary upon the Company's achievement of certain predetermined performance goals. The Company has granted Mr. Coburn options to purchase 250,000 shares of Common Stock at an exercise price of $2.00 per share, which options vest over a period of five years. The agreement prohibits Mr. Coburn from disclosing any confidential information or trade secrets of the Company. Mr. Coburn also is prohibited, during his employment and for three years after the Company terminates his employment for Good Cause (as defined therein) or Mr. Coburn voluntarily terminates his employment with the Company, from engaging in any business, or becoming employed by or otherwise rendering services to any company (other than TeleTech), that has as its primary business inbound or outbound teleservices or technological innovation or support with respect thereto.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    TeleTech's Restated Certificate of Incorporation and By-laws provide that TeleTech shall indemnify its directors, and may indemnify its officers, employees and other agents, to the fullest extent permitted by Delaware law. The Company also is authorized to secure insurance on behalf of any person it is required or permitted to indemnify. Pursuant to this provision, TeleTech maintains liability insurance for the benefit of its directors and officers.

    TeleTech has entered into agreements to indemnify its directors and certain of its officers, in addition to the indemnification provided for in TeleTech's Restated Certificate of Incorporation and By-laws. These agreements provide, among other things, that TeleTech will indemnify its directors and officers for all direct and indirect expenses and costs (including, without limitation, all reasonable attorneys' fees and related disbursements, other out-of-pocket costs and reasonable compensation for time spent by such persons for which they are not otherwise compensated by TeleTech or any third person) and liabilities of any type whatsoever (including, but not limited to, judgements, fines and settlement fees) actually and reasonably incurred by such person in connection with either the investigation, defense, settlement or appeal of any threatened, pending or completed action, suit or other proceeding, including any action by or in the right of the corporation, arising out of such person's services as a director, officer, employee or other agent of TeleTech, any subsidiary of TeleTech or any other company or enterprise to which the person provides services at the request of TeleTech. TeleTech believes that these provisions and agreements are necessary to attract and retain talented and experienced directors and officers.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

    In addition to transactions described under "Management--Compensation Committee Interlocks and Insider Participation," the following transactions have been effected, involving the Company and its directors, executive officers or stockholders.

    In July 1996, TeleTech paid a fee of $1.0 million to Equity Group Investments, Inc. ("EGI"), an affiliate of Sam Zell, a director of the Company, for certain financial advisory services rendered by EGI in connection with the Inital Public Offering and certain merger and acquisition advisory services, including transaction structuring and negotiation, rendered by EGI in connection with the acquisition of Access 24 and the joint venture with PPP. The fee, which was negotiated between the Board of Directors of the Company (with Mr. Zell abstaining from its vote thereon) and EGI, is believed to be substantially equivalent to fees of other advisors performing comparable services, such as investment banks.

    TeleTech has utilized the services of The Riverside Agency, Inc. in reviewing, obtaining or renewing various insurance policies. The Riverside Agency, Inc. is a wholly-owned subsidiary of EGI. During the twelve months ended December 31, 1995 and the six months ended June 30, 1996, The Riverside Agency, Inc. invoiced TeleTech an aggregate of $23,965 and $141,407, respectively, for services rendered.

    During the nine months ended September 30, 1996, TeleTech paid an aggregate of $110,870 to various subsidiaries of Jacor Communications, Inc., an owner and operator of radio stations throughout the United States, for broadcasting radio advertisements regarding employment opportunities at TeleTech. Rod Dammeyer, a director of TeleTech, is a director of Jacor Communications, Inc.

    On August 15, 1996, the Company entered into a one-year Consulting Agreement (the "Consulting Agreement") with Richard Weingarten & Company, Inc. ("RWCO") pursuant to which Richard Weingarten would provide certain financial and merger and acquisition advisory services to the Company. In connection with the execution of the Consulting Agreement, Mr. Weingarten, who is the founder and president of Richard Weingarten & Company, Inc., tendered his resignation as a member of the Board of Directors of the Company. Under the Consulting Agreement, which was approved by the Compensation Committee of the Board of Directors after Mr. Weingarten's resignation therefrom, the Company granted Mr. Weingarten an option to acquire 55,000 shares of Common Stock at an exercise price of $18.00 per share, the last reported sales price of the Common Stock on the date of grant, as reported by the Nasdaq National Market, and pays RWCO a monthly consulting fee of $10,000.

    TeleTech provides reservation call handling services to Midway Airlines Corporation ("Midway"), a majority-owned subsidiary of Zell/Chilmark Fund, L.P. (the "Partnership"). Sam Zell, a director of TeleTech, is an affiliate of the Partnership and Rod Dammeyer, a director of TeleTech and a member of the Audit Committee of the Board of Directors, is the managing director of the Partnership. During the twelve months ended December 31, 1995 and the nine months ended September 30, 1996, TeleTech charged Midway an aggregate of $1,291,862 and $1,792,000, respectively, for services rendered by TeleTech. As of December 31, 1995 and October 7, 1996, the total amounts due from Midway for services rendered by TeleTech were $535,845 and $550,714, respectively, of which $354,526 and $388,000, respectively, relate to past due amounts. In April 1996, TeleTech agreed to accept from Midway, and Midway delivered to the Company, a promissory note in the principal amount of $500,000 to evidence a portion of the total amount due and owing. The promissory note bears interest at a rate of 8% per annum and is payable in 12 equal installments of principal, together with interest, commencing May 1, 1996. On October 7, 1996, a balance of $234,000 was outstanding under this promissory note, which is included in the past due amounts discussed above.

    On January 1, 1996, the Company acquired all of the outstanding capital stock of Access 24. As consideration for such stock, the Company issued an aggregate of 712,520 shares of Common Stock to, and such shares are now owned by, an affiliate of Dr. John E. Kendall and affiliates of Louis T. Carroll, and paid $2.3 million in cash and issued 257,720 shares of Common Stock to Access 24 Holdings Pty Limited ("Access Holdings" and, together with the affiliates of Dr. Kendall and Mr. Carroll, the "Common Stockholders"). Access Holdings is an affiliate of RACV, a financial services client of the Company. In connection with the Initial Public Offering, the Company entered into an Amended and Restated Stock Transfer and Registration Rights Agreement with the Common Stockholders, pursuant to which the Common Stockholders were granted certain rights to include in certain registration statements that may be filed by the Company following the Initial Public Offering all or part of the shares of Common Stock held by the Common Stockholders.

    In July 1996, the following transactions were effected: (i) Access Holdings sold 98,810 and 100,000 shares of Common Stock to the Company and Hinsdale Corporation Sdn Berhad ("Hinsdale"), an affiliate of Mr. Carroll, respectively, at a price of $10.00 per share, and (ii) the remaining 50,000 shares of Common Stock owned by Access Holdings and the 100,000 shares of Common Stock acquired by Hinsdale from Access Holdings were included in, and sold to the public pursuant to, the Initial Public Offering.

    In 1993 and 1994, Mr. Tuchman made loans to the Company that were evidenced by subordinated promissory notes with an interest rate of 8% per annum. In 1995, the Company paid interest of $11,000 to Mr. Tuchman on such notes. In connection with the Company's restructuring and sale of $12.0 million of Preferred Stock in January 1995, the Company repaid the approximately $1.2 million outstanding balance of such notes. Also in 1995, TeleTech paid a dividend of approximately $452,000 to Mr. Tuchman.

    TeleTech believes that all transactions disclosed above have been, and TeleTech's Board of Directors intends that any future transactions with its officers, directors, affiliates or principal stockholders will be, on terms that are no less favorable to TeleTech than those that are obtainable in arms' length transactions with unaffiliated third parties.

    Certain directors of the Company are entitled, under certain circumstances, to require the Company to register under the Securities Act shares of Common Stock owned by them. See "Management--Compensation Committee Interlocks and Insider Participation."

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of October 5, 1996, and as adjusted to reflect the sale of shares of Common Stock being offered hereby, by
(i) each stockholder who is known by the Company to beneficially own more than 5% of the currently outstanding shares of Common Stock, (ii) each of the Company's directors and the Named Executive Officers, (iii) all directors and executive officers of the Company as a group and (iv) the Selling Stockholders.

                                                 SHARES BENEFICIALLY OWNED PRIOR                    SHARES BENEFICIALLY OWNED
                                                         TO THE OFFERING             NUMBER OF          AFTER THE OFFERING
DIRECTORS, EXECUTIVE OFFICERS                    -------------------------------   SHARES BEING    ----------------------------
AND CERTAIN STOCKHOLDERS (1)                           NUMBER          PERCENT        OFFERED          NUMBER         PERCENT
-----------------------------------------------  ------------------  -----------  ---------------  ---------------  -----------
Kenneth D. Tuchman.............................    38,767,000(2)          70.6%     2,249,450(3)     36,517,550          66.3%
Joseph D. Livingston...........................       500,000(4)             *         74,100           425,900             *
Steven B. Coburn...............................        51,000(5)             *             --            50,000             *
Rod Dammeyer...................................        94,268(6)(7)          *         13,689            80,579             *
Alan Silverman.................................       333,330(8)             *             --           333,330             *
Stuart M. Sloan................................       673,330(6)             *         97,777           575,553             *
Samuel Zell....................................     2,514,398(9)           4.6        378,750(10)     2,135,648(9)        3.9
All directors and executive officers as a group
 (7 persons)...................................    42,833,326             77.2      3,113,766        40,118,560          72.0
Zell General Partnership, Inc..................       378,750(6)             *        378,750                --             *
ANDA Partnership...............................       378,701(6)             *        378,701                --             *
Whittal Company Ltd............................       336,668(6)             *         48,889           287,779             *
Richard Weingarten.............................       261,667(6)(11)         *         24,445           237,223             *
Jack Silverman.................................       208,340                *         30,000           178,340             *
Highway Internet LLC...........................       168,334(6)             *         24,444           143,890             *
Robert M. Steiner Revocable Trust..............       168,334(6)             *         24,444           143,890             *
Ralph Wanger...................................       168,334(6)             *         24,444           143,890             *
Sheli Z. Rosenberg.............................       134,666(6)(12)         *         19,556           115,110             *
Eugene Miller..................................       121,664(6)(13)         *         12,222           109,442             *
Thomas M. Tully Trust..........................        67,336(6)             *          9,778            57,558             *
Will K. Weinstein Revocable Trust..............        67,336(6)             *          9,778            57,558             *
Rochelle Zell Trust............................        67,336(6)             *          9,778            57,558             *
William Pate...................................        67,336(6)             *          7,336            60,000             *
Hardwood Associates............................        67,330(6)             *          9,778            57,552             *
Tyree Holdings Limited.........................        60,510                *         49,450            11,060             *
Donald J. Liebentritt..........................        50,502(6)             *          7,333            43,169             *
Sonjia Kurzepa.................................        50,000(14)            *          7,200            42,800             *
Betty Tuchman..................................        50,000(15)            *         45,800             4,200             *
David Walsh....................................        50,000(16)            *          7,500            42,500             *
David A. Gardner...............................        33,668(6)             *          4,889            28,779             *
Donald W. Phillips.............................        33,668(6)             *          4,889            28,779             *

(FOOTNOTES ON NEXT PAGE)

                                                 SHARES BENEFICIALLY OWNED PRIOR                    SHARES BENEFICIALLY OWNED
                                                         TO THE OFFERING             NUMBER OF          AFTER THE OFFERING
DIRECTORS, EXECUTIVE OFFICERS                    -------------------------------   SHARES BEING    ----------------------------
AND CERTAIN STOCKHOLDERS (1)                           NUMBER          PERCENT        OFFERED          NUMBER         PERCENT
-----------------------------------------------  ------------------  -----------  ---------------  ---------------  -----------
George Moore...................................        29,167(17)            *          4,100            25,067             *
Matthew Zell Revocable Trust...................        26,932(6)             *          3,911            23,021             *
Craig Mento....................................        25,000(18)            *          3,800            21,200             *
Ellen Havdala..................................        16,834(6)             *          2,434            14,400             *
Frank Wright...................................        16,667(19)            *          2,400            14,267             *
Kimberly Harding...............................        13,466(6)             *          1,956            11,510             *
Thomas Dammeyer................................        13,466(6)             *          1,956            11,510             *
Alice Dammeyer.................................        13,466(6)             *          1,956            11,510             *
Gregory Johnson................................        10,690(20)            *          1,600             9,090             *
Matthew Zell...................................         6,730(6)             *            978             5,752             *
Nils Larsen....................................         3,368(6)             *            489             2,879             *

---------
 *  Less than one percent

 (1)The address of each director and executive officer is in care of the Company, 1700 Lincoln Street, Suite 1400, Denver, Colorado 80203.

 (2)Includes shares of Common Stock held by the Kenneth and Debra Tuchman Charitable Remainder Unitrust (the "Unitrust"), of which Mr. Tuchman is the trustee, and the Tuchman Limited Liability Limited Partnership, of which Mr. Tuchman is the managing general partner. Does not include 10,000 shares of Common Stock held by Mr. Tuchman's spouse and 5,000 shares of Common Stock held by a trust of which Mr. Tuchman's spouse is the sole trustee; Mr. Tuchman disclaims beneficial ownership of the shares held by his spouse and such trust. Mr. Tuchman is the founder, Chairman of the Board of Directors, President and Chief Executive Officer of TeleTech. See "Management."

 (3)Represents 1,949,450 shares being sold by Mr. Tuchman and 300,000 shares being sold by the Unitrust.

 (4)Consists of shares of Common Stock subject to options granted under the Option Plan that are exercisable as of October 5, 1996 or within 60 days thereafter (the "Measurement Period"). Mr. Livingston is the Senior Vice President and Chief Operating Officer of the Company. See "Management."

 (5)Includes 50,000 shares of Common Stock subject to options granted under the Option Plan that are exercisable within the Measurement Period and 1,000 shares of Common Stock held by Mr. Coburn's spouse. Mr. Coburn is the Chief Financial Officer of the Company. See "Management."

 (6)Includes shares of Common Stock received upon the dissolution in August 1996 of TeleTech Investors General Partnership, which owned more than 5% of the Common Stock outstanding prior to, and which participated in, the Initial Public Offering.

 (7) Represents shares of Common Stock held jointly by Mr. Dammeyer and his spouse.

 (8) Includes 75,000 shares of Common Stock subject to options granted under the Directors Option Plan that are exercisable within the Measurement Period.

 (9) Includes 50,000 shares of Common Stock subject to options granted to Mr. Zell under the Directors Option Plan that are exercisable within the Measurement Period, 2,085,648 shares of Common Stock held by Alpha/ZFT General Partnership ("Alpha/ZFT") and 378,750 shares of Common Stock held by Zell General Partnership, Inc. Mr. Zell has sole power to vote and dispose of the shares of Common Stock held by Zell General Partnership, Inc. and is the principal beneficiary of the trusts that are

(FOOTNOTES CONTINUED ON NEXT PAGE)
    indirect partners of Alpha/ZFT and, therefore, may be deemed to be the beneficial owner of the shares held by Alpha/ZFT. Mr. Zell disclaims beneficial ownership of the shares of Common Stock held by Alpha/ZFT.

(10) Represents shares being sold by Zell General Partnership, Inc. See note (9) above.

(11) Includes 75,000 shares of Common Stock subject to options granted to Mr. Weingarten under the Directors Option Plan that are exercisable within the Measurement Period. Mr. Weingarten served as a director of the Company from January 1995 until August 1996 and currently has a consulting arrangement with the Company. See "Certain Relationships and Related Party Transactions."

(12) Ms. Rosenberg is the trustee of certain of the trusts that are indirect partners of Alpha/ZFT and, in such capacity, shares voting and dispositive power with the other partners of Alpha/ZFT over the shares of Common Stock held by Alpha/ZFT. Ms. Rosenberg may be deemed to be the beneficial owner of the shares held by Alpha/ZFT; however, she disclaims beneficial ownership of such shares.

(13) Includes 37,500 shares of Common Stock subject to options granted to Mr. Miller under the Directors Option Plan that are exercisable within the Measurement Period. Mr. Miller served as a director of the Company from January 1995 until May 1996.

(14) Consists of shares of Common Stock subject to options granted under the Option Plan that are exercisable within the Measurement Period. Ms. Kurzepa is the Company's Assistant Vice President, Client Services and, prior to 1995, held various operations, quality assurance, training and client services positions with the Company.

(15) Consists of shares of Common Stock subject to options granted under the Option Plan that are exercisable within the Measurement Period. Ms. Tuchman is a sales representative and lead generator for the Company and is the mother of Kenneth Tuchman.

(16) Consists of shares of Common Stock subject to options granted under the Option Plan that are exercisable within the Measurement Period. Mr. Walsh is the Company's Vice President, Strategic Development.

(17) Consists of shares of Common Stock subject to options granted under the Option Plan that are exercisable within the Measurement Period. Mr. Moore is the Company's Vice President of Operations.

(18) Consists of shares of Common Stock subject to options granted under the Option Plan that are exercisable within the Measurement Period. Mr. Mento is the Company's Vice President of Sales, Telecommunications.

(19) Consists of shares of Common Stock subject to options granted under the Option Plan that are exercisable within the Measurement Period. Mr. Wright is the Company's Director of Human Resources.

(20) Mr. Johnson is the General Manager of Access 24 and, prior to 1996, was the Director of Operations of Access 24.

                          DESCRIPTION OF CAPITAL STOCK

    Pursuant to the Company's Restated Certificate of Incorporation (the "Restated Certificate"), the Company has authority to issue an aggregate of 160,000,000 shares of capital stock, consisting of 150,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock issuable from time to time by the Board of Directors in one or more classes or series. As of October 7, 1996, there were 54,947,430 shares of Common Stock (excluding 98,810 shares of Common Stock held by the Company as treasury shares) and no shares of preferred stock outstanding and there were 115 holders of record of Common Stock.

    The Common Stock is listed on the Nasdaq National Market under the symbol "TTEC."

COMMON STOCK

    The rights of the holders of the Common Stock discussed below are subject to such rights as the Board of Directors may hereafter confer on the holders of the preferred stock; accordingly, rights conferred on holders of preferred stock issued under the Restated Certificate may adversely affect the rights of holders of the Common Stock.

    Subject to the right of holders of Preferred Stock, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor, at such times and in such amounts as the Board of Directors may from time to time determine. See "Dividend Policy." The shares of Common Stock are neither redeemable nor convertible and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive, PRO RATA, the assets of the Company that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors.

PREFERRED STOCK

    The Restated Certificate authorizes the Board of Directors to issue preferred stock in classes or series and to establish the designations, preferences, qualifications, limitations or restrictions of any class or series with respect to, among other things, the rate and nature of dividends, the price, terms and conditions on which shares may be redeemed, the terms and conditions for conversion or exchange into any other class or series of the stock and voting rights. The Company will have authority, without approval of the holders of Common Stock, to issue preferred stock that has voting, dividend or liquidation rights superior to the Common Stock and that may adversely affect the rights of holders of Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company currently has no plans to issue any shares of preferred stock.

DELAWARE STATUTORY BUSINESS COMBINATION PROVISION

    Section 203 of the Delaware General Corporation Law ("DGCL") is applicable to corporate takeovers in Delaware. Subject to certain exceptions set forth therein, Section 203 of the DGCL provides that a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain specified shares) or (c) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. Except as specified therein, an "interested stockholder" is defined to include any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation, (ii) an affiliate or associate of that corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date, and (iii) an affiliate or associate of the persons described in the foregoing clauses (i) or (ii). Under certain circumstances, Section 203 of the DGCL makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or By-laws, elect for the corporation not to be governed by Section 203, effective twelve months after adoption. None of the Certificate of Incorporation, the Restated Certificate and the By-laws exempt the Company from the restrictions imposed under Section 203 of the DGCL. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring the Company to negotiate in advance with the Board of Directors of the Company because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that results in the stockholder becoming an interested stockholder.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock and the ability of the Company to raise equity capital in the future. The Company cannot predict the effect, if any, that sales of shares of Common Stock, or the availability of such shares for future sales, will have on future market prices of the Common Stock. Such sales also may make it more difficult for the Company to sell equity securities or equity-related securities in the future at the time and price it deems appropriate.

    Upon completion of the Offering, the Company will have, 55,092,330 shares of Common Stock outstanding, assuming no exercise of the Underwriters' over-allotment option and no exercise of then outstanding options. Of these shares, the 3,600,000 shares sold in the Offering and the 7,153,000 shares sold in the Initial Public Offering (except those shares acquired by affiliates of the Company) will be freely tradeable, without restriction, under the Securities Act. The remaining 44,339,330 shares will be "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act. Of these restricted securities, approximately 44,141,670 will be subject to the restrictions on sales described below. Following the expiration of such restrictions, all of the restricted securities will be immediately eligible for sale, subject to the volume limitations and other restrictions of Rule 144 (but not the holding period requirement), except that approximately 26,000 of the restricted securities will not become eligible for sale until expiration of applicable holding periods.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years (including, in certain circumstances, the holding period of a prior owner) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 550,923 shares immediately after the Offering); or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain "manner of sale" provisions and notice requirements and to the availability of current public information about TeleTech. Under Rule 144(k), a person who is not deemed to have been an affiliate of TeleTech at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years (including, in certain circumstances, the holding period of a prior owner), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144; therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of the Offering.

    In addition, any employee, officer or director of or consultant to TeleTech who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the public information, volume limitation or notice provisions of Rule 144.

    All of the directors and officers of the Company, the Selling Stockholders and certain other stockholders of the Company have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, through January 27, 1997 (180 days after the date of the prospectus for the Initial Public Offering) without the prior written consent of Morgan Stanley & Co. Incorporated. See "Underwriters."

    Following the Offering, the Company intends to file under the Securities Act one or more registration statements on Form S-8 to register all of the shares of Common Stock (i) subject to outstanding options and reserved for future option grants under the Option Plan and the Directors Option Plan and (ii) that the Company intends to offer for sale to its employees pursuant to the ESPP. These registration statements are expected to become effective upon filing and shares covered by these registration statements will be eligible for sale, subject, in the case of affiliates only, to the restrictions of Rule 144, other than the holding period requirement, and subject to expiration of the lock-up agreements with the Underwriters. As of October 1, 1996, outstanding options to acquire an aggregate of 1,010,833 shares of Common Stock were currently exercisable.

    Pursuant to the Amended and Restated Investment Agreement, the Existing Stockholders may, by majority vote, require TeleTech, at its sole expense, to register under the Securities Act all or part of their Common Stock. In addition, if TeleTech proposes to register any of its securities under the Securities Act for its own account, the Existing Stockholders may require TeleTech, at its sole expense, to include in such registration all or part of the 7,145,400 shares of Common Stock that will be owned by the Existing Stockholders after the Offering. An aggregate of 1,154,600 shares are being registered by the Existing Stockholders in connection with the Offering. See "Compensation Committee Interlocks and Insider Participation."

    Under the terms of the Amended and Restated Stock Transfer and Registration Rights Agreement, if TeleTech proposes to register any of its securities under the Securities Act for its own account, the Common Stockholders may require TeleTech, at its sole expense, to include in such registration all or part of the 552,530 shares of Common Stock that will be held by the Common Stockholders after the Offering. An aggregate of 98,900 shares of Common Stock are being registered by the Common Stockholders in connection with the Offering. See "Certain Relationships and Related Party Transactions."

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                      FOR NON-U.S. HOLDERS OF COMMON STOCK

    The following discussion concerns the material United States federal income and estate tax consequences of the ownership and disposition of shares of Common Stock applicable to Non-U.S. Holders of such shares of Common Stock. In general, a "Non-U.S. Holder" is any holder other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the law of the United States or any State or (iii) an estate or trust whose income is includible in gross income for United States federal income tax purposes regardless of its source. The discussion is based on current law, which is subject to change retroactively or prospectively, and is for general information only. The discussion does not address all aspects of federal income and estate taxation and does not address any aspects of state, local or non-U.S. tax laws. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder (including the fact that in the case of a Non-U.S. Holder that is a partnership, the United States tax consequences of holding and disposing of shares of Common Stock may be affected by certain determinations made at the partner level). Accordingly, prospective investors are urged to consult their tax advisors regarding the United States federal, state, local and non-U.S. income and other tax consequences of holding and disposing of shares of Common Stock.

    DIVIDENDS. Dividends, if any (see "Dividend Policy"), paid to a Non-U.S. Holder generally will be subject to United States withholding tax at a 30% rate (or a lower rate as may be prescribed by an applicable tax treaty) unless the dividends are effectively connected with a trade or business of the Non-U.S. Holder within the United States. Dividends effectively connected with a trade or business will generally not be subject to withholding (if the Non-U.S. Holder properly files an executed United States Internal Revenue Service ("IRS") Form 4224 with the payor of the dividend) and generally will be subject to United States federal income tax on a net income basis at regular graduated rates. In the case of a Non-U.S. Holder which is a corporation, such effectively connected income also may be subject to the branch profits tax (which is generally imposed on a foreign corporation on the repatriation from the United States of effectively connected earnings and profits). The branch profits tax may not apply if the recipient is a qualified resident of certain countries with which the United States has an income tax treaty. To determine the applicability of a tax treaty providing for a lower rate of withholding, dividends paid to a stockholder's address of record in a foreign country are presumed, under the current IRS position, to be paid to a resident of that country, unless the payor has knowledge that such presumption is not warranted or an applicable tax treaty (or United States Treasury Regulations thereunder) requires some other method for determining a non-U.S. Holder's residence. However, recently proposed U.S. Treasury Regulations, if adopted, would modify the forms and procedures for this certification.

    SALE OF COMMON STOCK. Generally, a Non-U.S. Holder will not be subject to United States federal income tax on any gain realized upon the disposition of such holder's shares of Common Stock unless (i) the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder with the United States (in which case the branch profits tax may apply); (ii) the Non-U.S. Holder is an individual who holds the shares of Common Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and to whom such gain is United States source;
(iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain former United States citizens or residents; or
(iv) the Company is or has been a "U.S. real property holding corporation" for federal income tax purposes (which the Company does not believe that it is or is likely to become) at any time during the five year period ending on the date of disposition (or such shorter period that such shares were held) and, subject to certain exceptions, the Non-U.S. Holder held, directly or indirectly, more than five percent of the Common Stock.

    ESTATE TAX. Shares of Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specifically defined for United States federal estate tax purposes) of the United States at the time of death may be subject to United States federal estate tax.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    DIVIDENDS. The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to and the tax withheld, if any, with respect to such holder. These information reporting requirements apply regardless of whether withholding was reduced by an applicable tax treaty. Copies of these information returns may also be available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides. Dividends that are subject to United States withholding tax at the 30% statutory rate or at a reduced tax treaty rate and dividends that are effectively connected with the conduct of a trade or business in the United States (if certain certification and disclosure requirements are met) are exempt from backup withholding of U.S. federal income tax. In general, backup withholding at a rate of 31% and information reporting will apply to other dividends paid on shares of Common Stock to holders that are not "exempt recipients" and fail to provide in the manner required certain identifying information (such as the holder's name, address and taxpayer identification number). Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients.

    DISPOSITIONS OF COMMON STOCK. The payment of the proceeds from the disposition of shares of Common Stock through the United States office of a broker will be subject to information reporting and backup withholding unless the holder, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. Generally, the payment of the proceeds from the disposition of shares of Common Stock to or through a non-U.S. office of a broker will not be subject to backup withholding and will not be subject to information reporting. In the case of the payment of proceeds from the disposition of shares of Common Stock through a non-U.S. office of a broker that is a U.S. person or a "U.S.-related person," existing regulations require information reporting (but not backup withholding) on the payment unless the broker receives a statement from the owner, signed under penalties of perjury, certifying, among other things, its status as a Non-U.S. Holder, or the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no actual knowledge to the contrary. For tax purpose, a "U.S.-related person" is (i) a "controlled foreign corporation" for United States federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business.

    Any amount withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS. Non-U.S. Holders should consult their tax advisors regarding the application of these rules to their particular situations, the availability of an exemption therefrom and the procedures for obtaining such an exemption, if available.

                                  UNDERWRITERS

    Under the terms and subject to conditions contained in an Underwriting Agreement dated the date hereof, the U.S. Underwriters named below, for whom Morgan Stanley & Co. Incorporated, Alex. Brown & Sons Incorporated and Smith Barney Inc. are serving as U.S. Representatives, have severally agreed to purchase, and the Selling Stockholders have severally agreed to sell, and the International Underwriters named below, for whom Morgan Stanley & Co. International Limited, Alex. Brown & Sons Incorporated and Smith Barney Inc. are serving as International Representatives (collectively with the U.S. Representatives, the "Representatives"), have severally agreed to purchase, and the Selling Stockholders have severally agreed to sell, the respective number of shares of Common Stock that in the aggregate equal the number of shares set forth opposite the names of such Underwriters below:

                                                                                               NUMBER
NAME                                                                                         OF SHARES
-------------------------------------------------------------------------------------------  ----------
U.S. Underwriters:
    Morgan Stanley & Co. Incorporated......................................................
    Alex. Brown & Sons Incorporated........................................................
    Smith Barney Inc.......................................................................

                                                                                             ----------
        Subtotal...........................................................................   2,880,000
                                                                                             ----------
International Underwriters:
    Morgan Stanley & Co. International Limited.............................................
    Alex. Brown & Sons Incorporated........................................................
    Smith Barney Inc.......................................................................

                                                                                             ----------
        Subtotal...........................................................................     720,000
                                                                                             ----------
        Total..............................................................................   3,600,000
                                                                                             ----------
                                                                                             ----------

    The U.S. Underwriters and the International Underwriters are collectively referred to as the "Underwriters." The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions, including the conditions that no stop order suspending the effectiveness of the Registration Statement is in effect and no proceedings for such purpose are pending before or threatened by the Securities and Exchange Commission and that there has been no material adverse change or any development involving a prospective material adverse change in the earnings, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, from that set forth in the Registration Statement. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any are taken.

    Pursuant to the Agreement Between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions set forth below, (i) it is not purchasing any U.S. Shares (as defined below) for the account of anyone other than a United States or Canadian Person (as defined below) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any U.S. Shares or distribute this Prospectus outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions set forth below, (a) it is not purchasing any International Shares (as defined below) for the account of any United States or Canadian Person and
(b) it has not offered or sold, and will not offer or sell, directly or indirectly, any International Shares or distribute this Prospectus within the United States or Canada or to any United States or Canadian Person. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between U.S. and International Underwriters. With respect to Smith Barney Inc. and Alex. Brown & Sons Incorporated, the foregoing representations or agreements (a) made by them in their capacity as U.S. Underwriters shall apply only to shares of Common Stock purchased by them in their capacity as U.S. Underwriters, (b) made by them in their capacity as International Underwriters shall apply only to shares of Common Stock purchased by them in their capacity as International Underwriters and (c) shall not restrict their ability to distribute this Prospectus to any person. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside of the United States and Canada of any United States or Canadian Person) and includes any United States or Canadian branch of a person who is not otherwise a United States or Canadian Person, and "United States" means the United States of America, its territories, its possessions and all areas subject to its jurisdiction. All shares of Common Stock to be offered by the U.S. Underwriters and International Underwriters under the Underwriting Agreement are referred to herein as the "U.S. Shares" and the "International Shares," respectively.

    Pursuant to the Agreement Between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and the International Underwriters of any number of shares of Common Stock to be purchased pursuant to the Underwriting Agreement as may be mutually agreed. The per share price and currency settlement of any shares of Common Stock so sold shall be the public offering price range set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

    Pursuant to the Agreement Between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any shares of Common Stock, directly or indirectly, in Canada in contravention of the securities laws of Canada or any province or territory thereof and has represented that any offer of such shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any shares of Common Stock a notice starting in substance that, by purchasing such shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such shares in Canada in contravention of the securities laws of Canada or any province or territory thereof and that any offer of shares of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made, and that such dealer will deliver to any other dealer to whom it sells any of such shares a notice to the foregoing effect.

    Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented that (i) it has not offered or sold and will not offer or sell any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (the "Regulations"); (ii) it has complied and will comply with all applicable provisions of the Financial Services

Act 1986 and the Regulations with respect to anything done by it in relation to such shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of such shares, if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995, or is a person to whom such document may otherwise lawfully be issued or passed on.

    Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any shares of Common Stock acquired in connection with the Offering, except for offers or sales of Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law of Japan. Each International Underwriter has further agreed to send to any dealer who purchases from it any of such shares of Common Stock a notice stating in substance that such dealer may not offer or sell any of such shares, directly or indirectly, in Japan or to or for the account of any resident thereof, except pursuant to any exemption from the registration requirements of the Securities and Exchange Law of Japan, and that such dealer will send to any other dealer to whom it sells any of such shares a notice to the foregoing effect.

    The Underwriters propose to offer part of the shares of Common Stock offered hereby directly to the public at the public offering price set forth in the cover page hereof and part to certain dealers at a price which represents a
concession not in excess of $    per share under the public offering price. The
Underwriters may allow, and such dealers may re-allow, a concession not in
excess of $    per share to other Underwriters or to certain other dealers.
After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

    Pursuant to the Underwriting Agreement, the Company has granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an additional 540,000 shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, incurred in the sale of the shares of Common Stock offered hereby. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such U.S. Underwriters' name in the preceding table bears to the total number of shares of Common Stock offered hereby to the U.S. Underwriters.

    The Representatives have informed the Company and the Selling Stockholders that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

    The Company, the Selling Stockholders and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

    See "Shares Eligible for Future Sale" for a description of certain arrangements by which all officers and directors and certain stockholders of the Company have agreed not to sell or otherwise dispose of Common Stock or convertible securities of the Company through January 27, 1996 (180 days after the date of the prospectus for the Initial Public Offering) without the prior consent of Morgan Stanley & Co. Incorporated. The Company and the Selling Stockholders have agreed in the Underwriting Agreement that they will not, directly or indirectly, without the prior written consent of Morgan Stanley & Co. Incorporated, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exchangeable for Common Stock, through January 27, 1997, except under certain circumstances.

    In connection with the offering, certain Underwriters and selling group members may engage in passive market making transactions in the Common Stock on the Nasdaq National Market immediately prior to the commencement of sales, in accordance with Rule 10b-6A under the Exchange Act. Passive market making consists of, among other things, displaying bids on the Nasdaq National Market limited by the bid prices of independent market makers and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock during a specified prior period, and all passive market making activity must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for TeleTech by Neal, Gerber & Eisenberg, Chicago, Illinois. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Katten Muchin & Zavis, Chicago, Illinois. Certain partners of and attorneys associated with Neal, Gerber & Eisenberg beneficially own shares of Common Stock.

                                    EXPERTS

    The financial statements of TeleTech as of December 31, 1994 and 1995, and for each of the two years in the period ended December 31, 1995 and the financial statements Access 24 for the 10 months ended December 31, 1995 and for the year ended February 28, 1995 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    The financial statements of TeleTech as of December 31, 1993 and for the 11 month period ended December 31, 1993 included in this Prospectus and elsewhere in the Registration Statement have been audited by Gumbiner, Savett, Finkel, Fingleson & Rose, Inc. (formerly Gumbiner, Savett, Friedman & Rose, Inc.), independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                       CHANGE IN INDEPENDENT ACCOUNTANTS

    In December 1994, Gumbiner, Savett, Finkel, Fingelson & Rose, Inc. resigned, and Arthur Andersen LLP was retained, as the Company's independent public accountants. The reports of Gumbiner, Savett, Finkel, Fingelson & Rose, Inc. on the combined financial statements of TeleTech Telecommunications, Inc. and TeleTech Teleservices, Inc. as of December 31, 1993 and for the 11 month period ended December 31, 1993 included herein contain no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or application of accounting principles. During the engagement of Gumbiner, Savett, Finkel, Fingelson & Rose, Inc. by the Company, there were no disagreements between the Company and such firm on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

                             ADDITIONAL INFORMATION

    TeleTech has filed with the Commission under the Securities Act a Registration Statement on Form S-1 with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. For further information with respect to TeleTech and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission, including at the Commission's Public Reference Room, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison

Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Such materials also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

    Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other documents filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference.

    The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy materials and other information with the Commission. Such reports, proxy materials and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission, including at the Commission's Public Reference Room, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York, 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Such materials also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Common Stock is listed on the Nasdaq National Market and such reports, proxy materials and other information also can be inspected at the offices of the Nasdaq Stock Market, Inc. at 1735 K Street, N.W., Washington, D.C. 20549.

                         INDEX TO FINANCIAL STATEMENTS
                            TELETECH HOLDINGS, INC.

                                                                                                               PAGE
                                                                                                             ---------
Report of Gumbiner, Savett, Finkel, Fingleson & Rose, Inc. (formerly Gumbiner, Savett, Friedman & Rose,
 Inc.).....................................................................................................        F-2
Report of Arthur Andersen LLP..............................................................................        F-3
Consolidated and Combined Balance Sheets as of December 31, 1994 and 1995, and
 June 30, 1996.............................................................................................        F-4
Consolidated and Combined Statements of Income for the eleven months ended December 31, 1993, the years
 ended December 31, 1994 and 1995 and the six months ended June 30, 1995 and 1996..........................        F-6
Consolidated and Combined Statements of Stockholders' Equity for the years ended December 1994 and 1995 and
 the six months ended June 30, 1995 and 1996...............................................................        F-7
Consolidated and Combined Statements of Cash Flows for the eleven months ended December 31, 1993, the years
 ended December 31, 1994 and 1995 and the six months ended June 30, 1995 and 1996..........................        F-8
Notes to Consolidated and Combined Financial Statements for the years ended December 31, 1994 and 1995 and
 for the eleven months ended December 31, 1993 and for the six months ended June 30, 1995 and 1996.........       F-10

                   ACCESS 24 SERVICE CORPORATION PTY LIMITED
                            AND CONTROLLED ENTITIES
              (ALL AMOUNTS PRESENTED IN AUSTRALIAN DOLLARS, "A$")

                                                                                                               PAGE
                                                                                                             ---------
Report of Arthur Andersen Chartered Accountants............................................................       F-28
Consolidated Balance Sheets as of February 28, 1995 and December 31, 1995..................................       F-29
Consolidated Profit and Loss Accounts for the year ended February 28, 1995 and the ten months ended
 December 31, 1995.........................................................................................       F-30
Consolidated Statements of Cash Flows for the year ended February 28, 1995 and the ten months ended
 December 31, 1995.........................................................................................       F-31
Notes to the Consolidated Financial Statements for the years ended February 28, 1995 and the ten months
 ended December 31, 1995...................................................................................       F-32

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
TeleTech Holdings, Inc.
Denver, Colorado

    We have audited the accompanying combined statements of income and cash flows of TeleTech Telecommunications, Inc. and TeleTech Teleservices, Inc. ("the Companies") (see Note 1) for the eleven months ended December 31, 1993. These combined statements of income and cash flows are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined statements of income and cash flows based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statements of income and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statements of income and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined statements of income and cash flows. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the combined statements of income and cash flows referred to above present fairly, in all material respects, the results of the Companies' operations and cash flows for the eleven months ended
December 31, 1993 in conformity with generally accepted accounting principles.

                             GUMBINER, SAVETT, FINKEL, FINGLESON & ROSE, INC. (formerly Gumbiner, Savett, Friedman & Rose, Inc.)

Santa Monica, California
April 13, 1994.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To TeleTech Holdings, Inc.:

    We have audited the accompanying consolidated and combined balance sheets of TELETECH HOLDINGS, INC. (a Delaware corporation) and subsidiaries, as of December 31, 1994 and 1995, and the related consolidated and combined statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the consolidated and combined financial position of TeleTech Holdings, Inc. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                             ARTHUR ANDERSEN LLP

Denver, Colorado,
February 10, 1996.

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES

                    CONSOLIDATED AND COMBINED BALANCE SHEETS

                                                                              DECEMBER 31
                                                                      ----------------------------
                               ASSETS                                     1994           1995
--------------------------------------------------------------------  -------------  -------------  JUNE 30, 1996
                                                                                                    -------------
                                                                                                     (UNAUDITED)
                                                                                                      (NOTE 1)
CURRENT ASSETS:
  Cash and cash equivalents.........................................  $      37,733  $      42,304  $   1,327,476
  Short-term investments............................................             --     10,361,213      8,303,961
  Accounts receivable, net of allowance for doubtful accounts of
   $172,512, $788,907 and $1,271,631, respectively..................      4,298,147      9,786,123     26,295,312
  Prepaids and other assets.........................................        201,439        238,022        592,226
  Deposits..........................................................        123,883        220,243        435,699
  Deferred tax asset (Note 8).......................................             --        485,742        638,000
                                                                      -------------  -------------  -------------
    Total current assets............................................      4,661,202     21,133,647     37,592,674
                                                                      -------------  -------------  -------------
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
 $3,935,136, $6,059,424 and $7,837,387, respectively................      5,386,456      9,103,701     19,244,276
                                                                      -------------  -------------  -------------
OTHER ASSETS:
  Deposits..........................................................         53,968             --             --
  Deferred contract costs (net of amortization of $506,276 at June
   30, 1996) (Note 1)...............................................             --        345,978      1,907,196
  Goodwill (net of amortization of $132,000) (Note 1)...............             --             --      3,125,000
  Investment in affiliated company accounted for under the equity
   method...........................................................             --             --        693,000
  Other assets......................................................             --             --      1,188,573
                                                                      -------------  -------------  -------------
    Total assets....................................................  $  10,101,626  $  30,583,326  $  63,750,719
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

      The accompanying notes are an integral part of these balance sheets.

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES

                    CONSOLIDATED AND COMBINED BALANCE SHEETS

                                                                                 DECEMBER 31
                                                                          --------------------------
                  LIABILITIES AND STOCKHOLDERS' EQUITY                        1994          1995
------------------------------------------------------------------------  ------------  ------------    JUNE 30,
                                                                                                          1996
                                                                                                      ------------
                                                                                                      (UNAUDITED)
                                                                                                        (NOTE 1)
CURRENT LIABILITIES:
  Bank overdraft........................................................  $    560,490  $  1,427,017  $         --
  Short term borrowings (Note 6)........................................       638,635     1,000,000     9,000,000
  Current portion of capital lease obligations
   (Note 4).............................................................       401,001     1,255,966     3,285,408
  Current portion of other long-term debt (Note 5)......................       624,483       195,660       171,386
  Current portion of subordinated notes payable to stockholder (Note
   7)...................................................................       145,299            --            --
  Accounts payable......................................................     1,442,503     2,604,297     6,538,150
  Accrued employee compensation.........................................       962,664     1,742,915     4,266,410
  Other accrued expenses................................................       475,142     1,261,984     5,892,432
  Customer advances and deposits........................................       165,756       292,626     1,106,039
  Deferred income.......................................................        25,683        47,699       599,557
                                                                          ------------  ------------  ------------
    Total current liabilities...........................................     5,441,656     9,828,164    30,859,382
DEFERRED TAX LIABILITIES (Note 8).......................................            --       507,365       499,000
LONG-TERM DEBT, net of current portion:
  Capital lease obligations (Note 4)....................................       911,578     3,192,997     7,029,752
  Subordinated note payable to stockholder
   (Note 7).............................................................       959,038            --            --
  Other debt (Note 5)...................................................       592,282       396,618       324,516
                                                                          ------------  ------------  ------------
    Total liabilities...................................................     7,904,554    13,925,144    38,712,650
                                                                          ------------  ------------  ------------
COMMITMENTS AND CONTINGENCIES (Note 9)
MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK (Notes 1 and 11):
  $6.45 par value, 1,860,000 shares authorized, zero, 1,860,000, and
   1,860,000, shares respectively issued and outstanding (including
   accrued dividends of zero, $867,430 and $1,289,860)..................            --    12,867,430    13,289,860
                                                                          ------------  ------------  ------------
STOCKHOLDERS' EQUITY (Note 1):
  Common stock, $.01 par value, 150,000,000 shares authorized, zero,
   40,700,000 and 41,746,240 shares, respectively, issued and zero,
   40,700,000 and 41,746,240 shares, respectively, outstanding..........            --       407,000       417,462
  Common stock of combined entities, no par value 10,000,000 shares authorized, 127,500, zero and zero shares, respectively, issued and
   outstanding..........................................................        25,000            --            --
  Additional paid-in capital............................................            --     1,846,472     7,067,210
  Cumulative translation adjustment.....................................            --            --       147,103
  Unearned compensation-restricted stock................................            --            --      (316,664)
  Retained earnings.....................................................     2,172,072     1,537,280     4,433,098
                                                                          ------------  ------------  ------------
    Total stockholders' equity..........................................     2,197,072     3,790,752    11,748,209
                                                                          ------------  ------------  ------------
    Total liabilities and stockholders' equity..........................  $ 10,101,626  $ 30,583,326  $ 63,750,719
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

      The accompanying notes are an integral part of these balance sheets.

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES

                 CONSOLIDATED AND COMBINED STATEMENTS OF INCOME

                                                 ELEVEN
                                              MONTHS ENDED   YEAR ENDED DECEMBER 31,    SIX MONTHS ENDED JUNE 30,
                                              DECEMBER 31,  --------------------------  --------------------------
                                                  1993          1994          1995          1995          1996
                                              ------------  ------------  ------------  ------------  ------------
                                                                                               (UNAUDITED)
REVENUES....................................  $ 19,519,593  $ 35,462,172  $ 50,467,490  $ 22,290,974  $ 56,618,631
                                              ------------  ------------  ------------  ------------  ------------
OPERATING EXPENSES:
  Costs of services.........................    10,726,189    17,405,789    27,245,961    11,875,669    31,720,505
  Selling, general and administrative
   expenses.................................     7,956,176    15,860,157    18,625,431     8,593,735    18,618,882
                                              ------------  ------------  ------------  ------------  ------------
    Total operating expenses................    18,682,365    33,265,946    45,871,392    20,469,404    50,339,387
                                              ------------  ------------  ------------  ------------  ------------
INCOME FROM OPERATIONS......................       837,228     2,196,226     4,596,098     1,821,570     6,279,244
                                              ------------  ------------  ------------  ------------  ------------
OTHER INCOME (EXPENSES):
  Interest expense..........................      (299,552)     (481,516)     (459,589)     (226,674)     (459,570)
  Interest income...........................            --            --       577,350       185,283       213,731
  Equity in losses of affiliated company....            --            --            --            --       (56,000)
  Other (Note 14)...........................            --            --     2,371,221     2,414,372      (242,297)
                                              ------------  ------------  ------------  ------------  ------------
                                                  (299,552)     (481,516)    2,488,982     2,372,981      (544,136)
                                              ------------  ------------  ------------  ------------  ------------
    Income before income taxes..............       537,676     1,714,710     7,085,080     4,194,551     5,735,108
PROVISION (BENEFIT) FOR INCOME TAXES........       (10,000)       19,736     2,928,996     1,774,234     2,416,860
                                              ------------  ------------  ------------  ------------  ------------
    Net income..............................  $    547,676  $  1,694,974  $  4,156,084  $  2,420,317  $  3,318,248
                                              ------------  ------------  ------------  ------------  ------------
                                              ------------  ------------  ------------  ------------  ------------
SHARES USED IN COMPUTING PRO FORMA NET
 INCOME PER COMMON AND COMMON EQUIVALENT
 SHARE......................................                                54,304,486    54,280,779    54,328,193
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
PRO FORMA NET INCOME PER COMMON AND COMMON
 EQUIVALENT SHARE...........................                                      $.08          $.04          $.06
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
PRO FORMA NET INCOME AND EARNINGS PER COMMON
 SHARE (UNAUDITED)
  (Notes 1 and 8):
    Historical net income before income
     taxes..................................  $    537,676  $  1,714,710
    Historical provision (benefit) for
     income taxes...........................       (10,000)       19,736
    Pro forma income tax effects............       248,996       657,866
                                              ------------  ------------
    Pro forma net income....................  $    298,680  $  1,037,108
                                              ------------  ------------
                                              ------------  ------------
    Pro forma common shares outstanding.....    43,752,831    43,752,831
                                              ------------  ------------
                                              ------------  ------------
    Pro forma earnings per common share.....          $.01          $.02
                                              ------------  ------------
                                              ------------  ------------

        The accompanying notes are an integral part of these statements.

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
          CONSOLIDATED AND COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                         MANDATORILY
                                                         REDEEMABLE,
                                                         CONVERTIBLE
                                                          PREFERRED
                                 TREASURY STOCK             STOCK
                                -----------------  ------------------------
                                SHARES   AMOUNT      SHARES       AMOUNT
                                ------  ---------  ----------  ------------
BALANCES, January 1, 1994.....
  Distribution to
   stockholder................
  Net income..................
BALANCES, December 31, 1994...                             --  $         --
  Issue of Preferred Stock
   (Note 11)..................                      1,860,000    12,000,000
  Adjustment to reclassify
   retained earnings to
   additional paid in capital
   upon termination of S
   corporation election (Note
   11)........................                             --            --
  Stock exchange (Note 1).....                             --            --
  Distribution to
   stockholder................                             --            --
  Net Income..................                             --            --
  Dividends accrued on
   Preferred Stock (Note
   11)........................                             --       867,430
                                ------  ---------  ----------  ------------
BALANCES, December 31, 1995...                      1,860,000    12,867,430
  Purchase of Access 24 (Note
   16)........................                             --            --
  Cumulative translation
   adjustments................                             --            --
  Net income..................                             --            --
  Dividends accrued on
   Preferred Stock (Note
   11)........................                             --       422,430
  Issuance of restricted stock
   for compensation...........                             --            --
  Compensation expense with
   respect to restricted
   stock......................                             --            --
                                ------  ---------  ----------  ------------
BALANCES, June 30, 1996
 (unaudited)..................     --   $      --   1,860,000    13,289,860
Pro forma adjustments:
  Initial public offering of
   Common
   Stock......................     --          --          --            --
  Acquisition of Treasury
   Stock......................  98,810   (988,100)         --            --
  Conversion of Mandatorily
   Redeemable Preferred Stock
   to Common Stock (Note
   11)........................     --              (1,860,000)  (13,289,860)
                                ------  ---------  ----------  ------------
BALANCES, Pro Forma June 30,
 1996 (unaudited).............  98,810   (988,100)         --  $         --
                                ------  ---------  ----------  ------------
                                ------  ---------  ----------  ------------


                                                                       STOCKHOLDERS' EQUITY
                                ---------------------------------------------------------------------------------------------------

                                                       COMMON                               UNEARNED
                                    COMMON STOCK      STOCK OF  ADDITIONAL   CUMULATIVE   COMPENSATION-                   TOTAL

                                --------------------  COMBINED    PAID-IN    TRANSLATION   RESTRICTED      RETAINED   STOCKHOLDERS'

                                  SHARES     AMOUNT   ENTITIES    CAPITAL    ADJUSTMENT       STOCK        EARNINGS      EQUITY

                                ----------  --------  --------  -----------  ----------   -------------   ----------  -------------

BALANCES, January 1, 1994.....                        $25,000   $        --   $     --      $      --     $  917,098   $   942,098

  Distribution to
   stockholder................                             --            --         --             --       (440,000)     (440,000)

  Net income..................                             --            --         --             --      1,694,974     1,694,974

                                                      --------  -----------  ----------   -------------   ----------  -------------

BALANCES, December 31, 1994...          --  $     --   25,000            --         --             --      2,172,072     2,197,072

  Issue of Preferred Stock
   (Note 11)..................          --        --       --            --         --             --             --            --

  Adjustment to reclassify
   retained earnings to
   additional paid in capital
   upon termination of S
   corporation election (Note
   11)........................          --        --       --     2,172,072         --             --     (2,172,072)           --

  Stock exchange (Note 1).....  40,700,000   407,000  (25,000 )    (325,600)        --             --        (56,400)           --

  Distribution to
   stockholder................          --        --       --            --         --             --     (1,694,974)   (1,694,974)

  Net Income..................          --        --       --            --         --             --      4,156,084     4,156,084

  Dividends accrued on
   Preferred Stock (Note
   11)........................          --        --       --            --         --             --       (867,430)     (867,430)

                                ----------  --------  --------  -----------  ----------   -------------   ----------  -------------

BALANCES, December 31, 1995...  40,700,000   407,000       --     1,846,472         --             --      1,537,280     3,790,752

  Purchase of Access 24 (Note
   16)........................     970,240     9,702       --     4,841,498         --             --             --     4,851,200

  Cumulative translation
   adjustments................          --        --       --            --    147,103             --             --       147,103

  Net income..................          --        --       --            --         --             --      3,318,248     3,318,248

  Dividends accrued on
   Preferred Stock (Note
   11)........................          --        --       --            --         --             --       (422,430)     (422,430)

  Issuance of restricted stock
   for compensation...........      76,000       760       --       379,240         --       (380,000)            --            --

  Compensation expense with
   respect to restricted
   stock......................          --        --       --            --         --         63,336             --        63,336

                                ----------  --------  --------  -----------  ----------   -------------   ----------  -------------

BALANCES, June 30, 1996
 (unaudited)..................  41,746,240   417,462       --     7,067,210    147,103       (316,664)     4,433,098    11,748,209

Pro forma adjustments:
  Initial public offering of
   Common
   Stock......................   4,000,000    40,000       --    52,525,000         --             --             --    52,565,000

  Acquisition of Treasury
   Stock......................          --        --       --            --         --             --             --      (988,100)

  Conversion of Mandatorily
   Redeemable Preferred Stock
   to Common Stock (Note
   11)........................   9,300,000    93,000       --    13,196,860         --             --             --    13,289,860

                                ----------  --------  --------  -----------  ----------   -------------   ----------  -------------

BALANCES, Pro Forma June 30,
 1996 (unaudited).............  55,046,240  $550,462  $    --   $72,789,070   $147,103      $(316,664)    $4,433,098   $76,614,969

                                ----------  --------  --------  -----------  ----------   -------------   ----------  -------------

                                ----------  --------  --------  -----------  ----------   -------------   ----------  -------------


        The accompanying notes are an integral part of these statements.

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES

               CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

                                           ELEVEN
                                        MONTHS ENDED   YEAR ENDED DECEMBER 31,     SIX MONTHS ENDED JUNE 30,
                                        DECEMBER 31,  --------------------------  ----------------------------
                                            1993          1994          1995          1995           1996
                                        ------------  ------------  ------------  ------------  --------------
                                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..........................  $    547,676  $  1,694,974  $  4,156,084  $  2,420,317  $    3,318,248
  Adjustments to reconcile net income
   to net cash provided by (used in)
   operating activities--
    Depreciation and amortization.....       722,753     1,164,696     2,124,287       972,534       2,379,481
    Allowance for doubtful accounts...       302,408       (20,381)      616,395        67,125         482,724
    Deferred taxes on income..........       (22,000)           --        21,623       156,000        (161,000)
    Equity in loss of affiliated
     company..........................            --            --            --            --          56,000
    Deferred compensation expense.....            --            --            --            --          63,336
    Changes in assets and
     liabilities--
      Accounts receivable.............    (4,804,330)    2,288,110    (6,104,371)   (3,149,297)    (15,703,913)
      Prepaids and other assets.......      (287,743)       49,447       (78,975)     (147,067)     (1,216,182)
      Deferred contract costs.........            --            --      (345,978)           --      (2,066,560)
      Accounts payable................     2,298,421    (1,860,500)    1,161,794     1,020,752       2,960,800
      Accrued expenses................       133,076       200,925       786,842       142,157       3,940,450
      Accrued employee compensation...      (129,094)      328,371       780,251       587,807       2,163,750
      Customer advances and deferred
       income.........................       802,213      (680,600)      148,886       804,672         925,183
                                        ------------  ------------  ------------  ------------  --------------
      Net cash provided by (used in)
       operating activities...........      (436,620)    3,165,042     3,266,838     2,875,000      (2,857,683)
                                        ------------  ------------  ------------  ------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and
   equipment..........................    (1,589,609)   (1,932,312)   (1,735,206)     (439,255)     (4,022,480)
  Purchase of Access 24, net of cash
   acquired...........................            --            --            --            --      (2,431,000)
  Proceeds from sale of interest in
   Access 24 U.K. Limited.............            --            --            --            --       3,946,000
  (Increase) decrease in short-term
   investments........................            --            --   (10,361,213)  (10,421,173)      2,057,252
                                        ------------  ------------  ------------  ------------  --------------
      Net cash used in investing
       activities.....................    (1,589,609)   (1,932,312)  (12,096,419)  (10,860,428)       (450,228)
                                        ------------  ------------  ------------  ------------  --------------

        The accompanying notes are an integral part of these statements.

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES

               CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

                                                ELEVEN
                                             MONTHS ENDED   YEAR ENDED DECEMBER 31,     SIX MONTHS ENDED JUNE 30,
                                             DECEMBER 31,  --------------------------  ---------------------------
                                                 1993          1994          1995          1995          1996
                                             ------------  ------------  ------------  ------------  -------------
                                                                                               (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in bank
   overdraft...............................  $     81,277  $    479,213  $    866,527  $   (510,000) $  (1,427,017)
  Net increase (decrease) in short-term
   borrowings..............................       832,000      (840,365)      361,365      (137,635)     8,000,000
  Payments on long-term debt...............      (157,756)     (418,241)     (624,487)     (180,930)      (756,067)
  Proceeds from long-term debt
   borrowings..............................     1,042,374       475,000            --            --             --
  Payments under capital lease
   obligations.............................       (99,984)     (324,924)     (969,942)     (415,777)    (1,324,833)
  Payments under subordinated notes payable
   to stockholder..........................       (49,695)     (125,680)   (1,104,337)   (1,104,337)            --
  Distributions to stockholder                         --      (440,000)   (1,694,974)   (1,694,974)            --
  Issuance of preferred stock..............            --            --    12,000,000    12,000,000             --
                                             ------------  ------------  ------------  ------------  -------------
      Net cash provided by (used in)
       financing activities................     1,648,216    (1,194,997)    8,834,152     7,956,347      4,492,083
                                             ------------  ------------  ------------  ------------  -------------
Effect of exchange rate changes on cash....            --            --            --            --        101,000
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS...............................      (378,013)       37,733         4,571       (29,081)     1,285,172
CASH AND CASH EQUIVALENTS, beginning of
 period....................................       378,013            --        37,733        37,733         42,304
                                             ------------  ------------  ------------  ------------  -------------
CASH AND CASH EQUIVALENTS, end of period...  $         --  $     37,733  $     42,304  $      8,652  $   1,327,476
                                             ------------  ------------  ------------  ------------  -------------
                                             ------------  ------------  ------------  ------------  -------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
  Cash paid for interest...................  $    299,552  $    455,375  $    464,551  $    224,000  $     438,000
                                             ------------  ------------  ------------  ------------  -------------
                                             ------------  ------------  ------------  ------------  -------------
  Cash paid for income taxes...............  $    108,085  $     13,506  $  2,423,591  $  1,024,000  $   1,050,000
                                             ------------  ------------  ------------  ------------  -------------
                                             ------------  ------------  ------------  ------------  -------------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
 AND FINANCING ACTIVITIES:
  Assets acquired through capital leases...  $  2,137,884  $    211,194  $  4,106,326  $  2,900,000  $   5,752,000
                                             ------------  ------------  ------------  ------------  -------------
                                             ------------  ------------  ------------  ------------  -------------
  Stock issued in purchase of Access 24....  $         --  $         --  $         --  $         --  $   4,851,000
                                             ------------  ------------  ------------  ------------  -------------
                                             ------------  ------------  ------------  ------------  -------------
  Restricted Stock issued under employment
   agreement...............................  $         --  $         --  $         --  $         --  $     380,000
                                             ------------  ------------  ------------  ------------  -------------
                                             ------------  ------------  ------------  ------------  -------------

        The accompanying notes are an integral part of these statements.

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
               AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1993
        AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)

    TeleTech Holdings, Inc. ("THI" or the "Company") is a provider of outsourced strategic customer care solutions for Fortune 1000 corporations in targeted industries in the United States, United Kingdom, Australia and New Zealand. Customer care encompasses a wide range of customer acquisition, retention and satisfaction programs designed to maximize the lifetime value of the relationship between the Company's clients and their customers.

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    The consolidated financial statements are comprised of the accounts of THI and its wholly owned subsidiaries, TeleTech Telecommunications, Inc., a California corporation ("TTC"), TeleTech Teleservices, Inc., a Colorado corporation ("TTS") and effective January 1, 1996, Access 24 and subsidiaries (Note 16), (jointly "the Group"). Prior to January 1, 1995, the Group comprised TTC and TTS, held under the common ownership of a sole stockholder ("the Stockholder"). Financial statements for 1993 and 1994 represent the combined financial statements of TTC and TTS.

    In January 1995, a Preferred Stock Purchase Agreement and an Investment Agreement (collectively the "Agreements") were executed by TeleTech Investors General Partnership ("TIGP"), Essaness Theaters Corporation ("Essaness") and the Stockholder. The Stockholder of TTC and TTS contributed 100% of his shares in these companies to THI, a newly formed Delaware corporation, in exchange for 40,700,000 shares of THI's common stock, which constituted 100% of THI's outstanding stock. Concurrent with this stock exchange, TIGP and Essaness purchased an aggregate of 1,860,000 shares of THI's convertible preferred stock ("Preferred Stock") for $12 million. The Preferred Stock is initially convertible into 9,300,000 shares of THI's common stock (Note 11). TIGP and Essaness purchased 1,705,000 and 155,000 shares of the Preferred Stock, respectively. The Agreements also required THI to enter into employment agreements with key executives, to obtain key man life and disability insurance policies and to adopt a stock option plan for key employees.

    The exchange of stock constituted a reorganization of entities under common control and the assets and liabilities of TTC and TTS are reflected in the consolidated financial statements of THI based on their historical cost to TTC and TTS.

    All intercompany balances and transactions have been eliminated in the consolidated and combined financial statements.

    INITIAL PUBLIC OFFERING AND PRO FORMA INFORMATION (UNAUDITED)

    On August 6, 1996 the Company completed an initial public offering of its common stock. The Company sold 4,000,000 shares of common stock at an offering price of $14.50 per share. Total proceeds after deducting $5,430,000 in estimated costs associated with the offering were $52,565,000. Immediately prior to the closing of the offering the Company completed a five-for-one share common stock split. All common stock amounts, equivalent share amounts and per share amounts included in the accompanying financial statements and related notes have been adjusted to give effect to the stock split. In connection with the public offering, 9,300,000 shares of common stock were issued upon the conversion of all 1,860,000 outstanding shares of preferred stock and 98,810 treasury shares were acquired by the Company at $10 per share. The unaudited pro forma statement of stockholders' equity as of June 30, 1996, reflects the the initial public offering and the conversion of all outstanding shares of preferred stock on a pro forma basis.

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
               AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1993
        AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)
                                  (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INTERIM FINANCIAL STATEMENTS

    The consolidated financial statements of THI as of June 30, 1995 and 1996 presented herein have been prepared by THI without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements reflect all adjustments (consisting of only normal recurring accruals) which, in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows of THI and subsidiaries as of June 30, 1995 and 1996, and for the periods then ended.

    FOREIGN CURRENCY TRANSLATION

    The assets and liabilities of the Company's foreign subsidiaries whose functional currency is other than the U.S. Dollar are translated at the exchange rates in effect on the reporting date, and income and expenses are translated at the weighted average exchange rate during the period. The net effect of translation gains and losses are not included in determining net income, but are accumulated as a separate component of shareholders' equity. Foreign currency transaction gains and losses are included in determining net income. Such gains and losses were not material for any period presented.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation. Additions, improvements, and major renewals are capitalized. Maintenance, repairs, and minor renewals are expensed as incurred. Amounts paid for software licenses and third-party packaged software are capitalized. Costs relating to the internal development of software are expensed as incurred.

    Depreciation is computed on the straight-line method based on the estimated useful lives of the assets, as follows:

Computer equipment and software...........................................    5 years
Telephone equipment.......................................................    5 years
Furniture and fixtures....................................................  5-7 years
Leasehold improvements....................................................  5-7 years
Vehicles..................................................................    5 years

    Assets acquired under capital lease obligations are amortized over the life of the applicable lease of four to seven years (or the estimated useful lives of the assets, of four to seven years, where title to the leased assets passes to the Company on termination of the lease).

    REVENUE RECOGNITION

    The Company recognizes revenues at the time services are performed. The Company has certain contracts which are billed in advance. Accordingly, amounts billed but not earned under these contracts are excluded from revenues and included in deferred income.

    RESEARCH AND DEVELOPMENT

    Research and development costs are charged to operations when incurred and are included in operating expenses. Research and development costs amounted to approximately $430,000, $684,000, $458,000, $221,062 (unaudited) and $378,143
(unaudited) for the eleven months ended December 31, 1993, the years ended December 31, 1994 and 1995, and the six-month periods ended June 30, 1995 and 1996, respectively.

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
               AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1993
        AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)
                                  (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    DEFERRED CONTRACT COST

    The Company defers certain incremental direct costs incurred in connection with preparing to provide services under long-term facilities management agreements. Costs that have been deferred include the costs of hiring dedicated personnel to manage client-owned facilities, their related payroll and other directly associated costs from the time long-term facilities management agreements are entered into until the beginning of providing services. Such costs are amortized over twelve months. Deferred contract costs at December 31, 1995 and June 30, 1996 include costs incurred in preparing to provide services under a five year agreement entered into in October, 1995, under which the Company began providing services during April 1996.

    INTANGIBLE ASSETS

    The excess of cost over the fair market value of tangible net assets and trademarks of acquired businesses is amortized on a straight-line basis over the periods of expected benefit of 15 years. Accumulated amortization of intangible assets for the six-month period ended June 30, 1996, was $132,000 (unaudited). No amortization expense was recorded in prior periods.

    Subsequent to an acquisition, the corporation continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of an intangible asset may warrant revision or that the remaining balance of an intangible asset may not be recoverable. When factors indicate that an intangible asset should be evaluated for possible impairment, the corporation uses an estimate of the related business' undiscounted future cash flows over the remaining life of the asset in measuring whether the intangible asset is recoverable. Management does not consider that any provision for impairment of intangible assets is required.

    INCOME TAXES

    The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions which have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Net deferred tax assets may then be reduced by a valuation allowance for amounts which do not satisfy the realization criteria of SFAS 109.

    During 1993 and 1994, TTC and TTS were S corporations and their income was taxable to the Stockholder rather than the companies. Effective January 1, 1995, S corporation status terminated and THI and its domestic subsidiaries began to file consolidated corporate Federal and state income tax returns (Access 24, (Note 16) will file separate tax returns in Australia). As required by SFAS 109, this change in tax status was recognized by establishing deferred tax assets and liabilities for temporary differences between the tax basis and amounts reported in the accompanying consolidated balance sheet (Note 8).

    EARNINGS PER SHARE

    Earnings per share are computed based upon the weighted average number of common shares and common share equivalents outstanding. The shares of convertible Preferred Stock are considered common stock equivalents due to the mandatory conversion provision (Note 11). Pursuant to Securities and Exchange

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
               AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1993
        AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)
                                  (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Commission Staff Accounting Bulletin No. 83, common stock and common stock equivalent shares issued by the Company at prices below the initial public offering price during the twelve month period prior to the offering (using the treasury stock method) have been included in the calculation as if they were outstanding for all the periods presented regardless of whether they are antidilutive. On May 14, 1996, the Company approved a five-for-one share common stock split, which was effective on July 31, 1996 immediately prior to the initial public offering. Common stock amounts, equivalent share amounts and per share amounts have been adjusted retroactively to give effect to the stock split.

    The weighted average number of common shares and common share equivalents was calculated as follows, reflecting the five-for-one stock split:

                                  PRO FORMA     PRO FORMA
                                   ELEVEN      YEAR ENDED   YEAR ENDED
                                MONTHS ENDED    DECEMBER     DECEMBER      SIX MONTHS ENDED
                                DECEMBER 31,       31,          31,            JUNE 30,
                                                                         --------------------
                                    1993          1994         1995        1995       1996
                                -------------  -----------  -----------  ---------  ---------
                                 (UNAUDITED)   (UNAUDITED)                   (UNAUDITED)
Common shares outstanding.....    40,700,000   40,700,000   40,700,000   40,700,000 41,746,240
Convertible preferred stock...            --           --    9,300,000   9,300,000  9,300,000
Common equivalent shares......     3,052,831    3,052,831    4,304,486   4,280,779  3,281,953
                                -------------  -----------  -----------  ---------  ---------
Shares used in computing pro
 forma net income per common
 and common equivalent
 share........................    43,752,831   43,752,831   54,304,486   54,280,779 54,328,193
                                -------------  -----------  -----------  ---------  ---------
                                -------------  -----------  -----------  ---------  ---------

    For comparative purposes, the earnings per share for 1993 and 1994 have been calculated on a pro-forma basis as the historical earnings per share is not meaningful due to the Company reorganization on January 1, 1995.

    A portion of the proceeds from the initial public offering was used to repay short-term borrowings. If this reduction had taken place at January 1, 1995 or January 1, 1996, the effect on pro forma earnings would have been immaterial.

    INCREASE IN AUTHORIZED SHARES

    On May 14, 1996, the Board of Directors authorized an amendment to the Company's Certificate of Incorporation that was effective upon the closing of the initial public offering of the Company's Common Stock. The amendment increased the authorized shares of Common Stock to 150,000,000 shares and also authorized the Company to issue up to 10,000,000 shares of preferred stock.

    RESTRICTED STOCK AWARDS

    In January 1996, the Company awarded 76,000 restricted shares of the Company's common stock to certain employees as compensation to be earned over the term of the employees' related employment agreements (three years). The market value of the stock at the date of award was $380,000. This amount has been recorded as unearned compensation-restricted stock and is shown as a separate component of stockholders' equity. For the six months ended June 30, 1996, the Company recognized $63,336 of compensation expense.

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
               AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1993
        AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)
                                  (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CASH AND CASH EQUIVALENTS

    For the purposes of the statement of cash flows, the Company considers all cash and investments with an original maturity of 90 days or less to be cash equivalents.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    NEW ACCOUNTING STANDARDS

    In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 is effective for financial statements for fiscal years beginning after December 15, 1995. The adoption of SFAS 121 on January 1, 1996 had no impact on the Company's consolidated financial position or results of operations.

    In October 1995, the Financial Accounting Standards Board issued SFAS No.
123. "Accounting for Stock Based Compensation." With respect to stock options granted to employees, SFAS No. 123 permits companies to continue using the accounting method promulgated by the Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees," to measure compensation or to adopt the fair value based method prescribed by SFAS No. 123. If APB No. 25's method is continued, pro forma disclosures are required as if SFAS No. 123 accounting provisions were followed. Management has determined not to adopt SFAS No. 123's accounting recognition provisions (Note 12).

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
               AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1993
        AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)
                                  (CONTINUED)

(2) CONCENTRATIONS
    The Company's revenues from major customers (revenues in excess of 10% of total sales) are from entities involved in the telecommunications, technology, transportation, healthcare and financial services industries. The revenues from such customers as a percentage of total sales for the periods ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1995 and 1996 are as follows:

                                                                      SIX MONTHS
                                   ELEVEN         YEAR ENDED             ENDED
                                MONTHS ENDED     DECEMBER 31,          JUNE 30,
                                DECEMBER 31,   -----------------   -----------------
                                    1993        1994      1995      1995      1996
                                ------------   -------   -------   -------   -------
                                                                      (UNAUDITED)
Customer A....................          23%       18%       31%       35%       31%
Customer B....................          --         5%       18%       22%        2%
Customer C....................          21%       17%        9%       11%        4%
Customer D....................          --        13%       --        --        --
Customer E....................          18%       --        --        --        --
Customer F....................          --        --         3%       --        19%
Customer G....................          --        --        --        --        12%
                                        --        --        --        --        --
                                        62%       53%       61%       68%       68%
                                        --        --        --        --        --
                                        --        --        --        --        --

    The loss of one or more of its significant customers could have a material adverse effect on the Company's business, operating results or financial condition.

    To limit the Company's credit risk, management performs ongoing credit evaluations of its customers and maintains allowances for potentially uncollectible accounts. Although the Company is directly impacted by economic conditions in the telecommunications, technology, transportation, healthcare and financial services industries, management does not believe significant credit risk exists at December 31, 1995 or at June 30, 1996.

    GEOGRAPHIC AREA INFORMATION

    Prior to the acquisition of Access 24 in January 1996 (Note 16), the Company operated exclusively within the United States. Unaudited geographic area information for the six months ended June 30, 1996 is as follows:

                                                           UNITED STATES    EUROPE    ASIA PACIFIC      TOTAL
                                                           -------------  ----------  ------------  -------------
Revenues.................................................  $  50,840,000  $  477,000  $  5,302,000  $  56,619,000
Income (loss) before income taxes........................      5,201,000     (56,000)      590,000      5,735,000
Assets...................................................     56,054,000     693,000     7,004,000     63,751,000

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
               AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1993
        AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)
                                  (CONTINUED)

(3) PROPERTY AND EQUIPMENT
    Property and equipment consisted of the following at December 31, 1994 and 1995, and June 30, 1996:

                                                              DECEMBER 31,        JUNE 30,
                                                         ----------------------
                                                            1994        1995        1996
                                                         ----------  ----------  ----------
                                                                                 (UNAUDITED)
Computer equipment and software........................  $5,848,105  $9,807,113  $15,802,368
Telephone equipment....................................   1,105,246   1,219,642   1,410,746
Furniture and fixtures.................................   1,507,171   2,938,478   7,058,520
Leasehold improvements.................................     861,070   1,197,892   2,799,471
Vehicles...............................................          --          --      10,558
                                                         ----------  ----------  ----------
                                                          9,321,592  15,163,125  27,081,663
Less--Accumulated depreciation.........................  (3,935,136) (6,059,424) (7,837,387)
                                                         ----------  ----------  ----------
                                                         $5,386,456  $9,103,701  $19,244,276
                                                         ----------  ----------  ----------
                                                         ----------  ----------  ----------

    Included in the cost of property and equipment above is equipment obtained through capitalized leases. The following is a summary of equipment under capital leases as of December 31, 1994 and 1995, and June 30, 1996:

                                                              DECEMBER 31,        JUNE 30,
                                                          ---------------------
                                                            1994        1995        1996
                                                          ---------  ----------  ----------
                                                                                 (UNAUDITED)
Computer equipment and software.........................  $ 726,569  $3,227,113  $8,074,173
Telephone equipment.....................................    282,969     310,295     309,367
Furniture and fixtures..................................    847,984   2,038,597   4,984,641
                                                          ---------  ----------  ----------
                                                          1,857,522   5,576,005  13,368,181
Less--Accumulated depreciation..........................   (556,704) (1,291,704) (2,247,890)
                                                          ---------  ----------  ----------
                                                          $1,300,818 $4,284,301  $11,120,291
                                                          ---------  ----------  ----------
                                                          ---------  ----------  ----------

    Depreciation expense related to leased equipment under capital leases was $109,556, $409,518, $984,597, $165,120 (unaudited) and $956,186 (unaudited) for the eleven months ended December 31, 1993, the years ended December 31, 1994 and 1995, and the six-month periods ended June 30, 1995 and 1996, respectively.

(4) CAPITAL LEASE OBLIGATIONS
    On July 11, 1995, the Company negotiated a master lease agreement with a bank under which it may lease equipment up to a value of $8,000,000. As of May 13, 1996, the master lease has been amended to increase the lease line to $15,000,000. The term of the leases are 48 months and interest is payable at the then most recent weekly average of three-year Treasury notes plus 125 basis points. In August 1995, the Company entered into another master lease agreement with a bank under which it may lease equipment. Under the agreement, individual lease terms are negotiated on a lease by lease basis. Subsequent to December 31, 1995, the Company entered into several leases under this agreement which are being accounted for as operating leases (See Note 9).

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
               AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1993
        AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)
                                  (CONTINUED)

(4) CAPITAL LEASE OBLIGATIONS (CONTINUED)
    The Company finances a substantial portion of its property and equipment under noncancelable capital lease obligations. Accordingly, the fair value of the equipment has been capitalized and the related obligation recorded. The average implicit interest rate on these leases was 8.9% at December 31, 1995. Interest is charged to expense at a level rate applied to declining principal over the period of the obligation.

    The future minimum lease payments under capitalized lease obligations as of December 31, 1995 and June 30, 1996 are as follows:

                                                                                      DECEMBER 31,     JUNE 30,
                                                                                          1995           1996
                                                                                      -------------  -------------
                                                                                                      (UNAUDITED)
Year ending December 31--
  1996..............................................................................  $   1,658,828  $   2,016,000
  1997..............................................................................      1,594,470      3,980,000
  1998..............................................................................      1,246,793      3,468,000
  1999..............................................................................        570,519      2,457,000
  2000..............................................................................         54,875        687,000
                                                                                      -------------  -------------
                                                                                          5,125,485     12,608,000
  Less--Amount representing interest................................................       (676,522)    (2,292,840)
                                                                                      -------------  -------------
                                                                                          4,448,963     10,315,160
  Less--Current portion of capital lease obligations................................     (1,255,966)    (3,285,408)
                                                                                      -------------  -------------
                                                                                      $   3,192,997  $   7,029,752
                                                                                      -------------  -------------
                                                                                      -------------  -------------

    Interest expense on the outstanding obligations under such leases was $39,981, $160,483, $312,653, $147,600 (unaudited) and $326,300 (unaudited) for the eleven months ended December 31, 1993, the years ended December 31, 1994 and 1995, and the six-month periods ended June 30, 1995 and 1996, respectively.

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
               AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1993
        AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)
                                  (CONTINUED)

(5) LONG-TERM DEBT
    As of December 31, 1994 and 1995 and June 30, 1996, long-term debt consisted of the following (unsecured unless otherwise stated):

                                                               DECEMBER 31,      JUNE 30,
                                                           --------------------
                                                             1994       1995       1996
                                                           ---------  ---------  ---------
                                                                                 (UNAUDITED)
Note payable, interest at 8% per annum, principal and
 interest payable monthly at $3,594, maturing May 2000...  $ 189,177  $ 160,131  $ 144,716
Note payable, collateralized by all of the assets of TTS,
 interest payable monthly at 6% per annum, principal due
 July 1995...............................................    350,000         --         --
Note payable, interest at 6% per annum, principal and
 interest payable monthly at $4,563, maturing January
 1997....................................................    106,989     57,297     31,314
Note payable, interest at 13% per annum, principal and
 interest payable monthly at $9,266, maturing April
 1995....................................................     95,599         --         --
Note payable, interest at 6% per annum, principal and
 interest payable monthly at $3,598, maturing June
 1997....................................................    100,000     61,786     41,804
Note payable, interest at 5% per annum, principal and
 interest payable monthly at $7,077, maturing January
 2000....................................................    375,000    313,064    278,068
                                                           ---------  ---------  ---------
                                                           1,216,765    592,278    495,902
  Less--Current portion..................................   (624,483)  (195,660)  (171,386)
                                                           ---------  ---------  ---------
                                                           $ 592,282  $ 396,618  $ 324,516
                                                           ---------  ---------  ---------
                                                           ---------  ---------  ---------

    Annual maturities of the long-term debt described above are as follows:

                                                                        DECEMBER     JUNE 30,
                                                                        31, 1995       1996
                                                                       -----------  -----------
                                                                                    (UNAUDITED)
Year ended December 31--
  1996 (June 30, 1996 - 6 months)....................................   $ 195,660    $  99,284
  1997...............................................................     134,324      134,324
  1998...............................................................     115,210      115,210
  1999...............................................................     122,278      122,278
  2000...............................................................      24,806       24,806
  Thereafter.........................................................          --           --
                                                                       -----------  -----------
                                                                        $ 592,278    $ 495,902
                                                                       -----------  -----------
                                                                       -----------  -----------

(6) SHORT-TERM BORROWINGS
    On June 23, 1994, TTC entered into a revolving line of credit agreement (the "Credit Agreement") with a bank under which it could borrow up to $3,000,000 through June 30, 1995. Initial borrowings under this line of credit were used to retire TTC's previous line of credit. Interest is payable monthly at the bank's prime rate plus 1.75% (10.25% at December 31, 1994).

    On April 12, 1995, the Company negotiated a new unsecured revolving line of credit agreement with the bank under which it may borrow up to $5,000,000. Interest is payable at various interest rates. The borrowings can be made at (1) the bank's prime rate, (2) a CD rate plus 125 basis points for periods of 7 to 90

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
               AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1993
        AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)
                                  (CONTINUED)

(6) SHORT-TERM BORROWINGS (CONTINUED)
days with minimum advances of $500,000 with $100,000 increments, (3) LIBOR plus 125 basis points for borrowing periods of 1, 2, 3 or 6 months, or (4) agreed upon rates. At December 31, 1995 and June 30, 1996, the amount outstanding under this facility was $1,000,000 and $9,000,000, respectively, and is classified as short-term.

    In April 1996, the Company was granted an increased line of credit of $15,000,000 through May 1998. The terms of this line of credit remained unchanged from the previous $5,000,000 line of credit.

    The Company is required to comply with certain minimum financial ratios under covenants in connection with the borrowings described above. Outstanding borrowings under the line of credit were repaid in August 1996 with a portion of the net proceeds received by the Company from the initial public offering.

(7) SUBORDINATED NOTES PAYABLE TO COMMON STOCKHOLDER
    At December 31, 1994 subordinated notes payable to the Stockholder with interest at 8% per annum amounted to $1,104,337, of which $145,299 was due within one year.

    These notes payable were subordinated to the long-term debt (Note 5) and the short-term borrowings (Note 6) as specified in the credit agreements. Interest incurred on indebtedness to the stockholder amounted to approximately $91,000, $96,000, $11,000, $11,000 (unaudited) and $0 (unaudited) for the eleven months ended December 31, 1993, the years ended December 31, 1994 and 1995, and the six months ended June 30, 1995 and 1996, respectively.

    In February 1995, in conjunction with the Company's reorganization and stock sale (Note 1), the Company paid in full these subordinated notes payable.

(8) INCOME TAXES
    As stated in Note 1, TTC and TTS terminated their S corporation status effective January 1, 1995. This change in tax status was recognized by establishing net deferred tax liabilities of approximately $212,000 on that date for temporary differences between tax basis and amounts reported in the accompanying combined balance sheets of TTC and TTS. The current provision for income taxes for 1994 and for the 11 months ended December 31, 1993, reflects only amounts payable to certain state tax jurisdictions that do not recognize S corporation status. Beginning in 1995, THI and its domestic subsidiaries will file consolidated corporate federal and state income tax returns. Access 24 (Note 17) will file separate tax returns in the various countries in which it provides services.

    The components of income before income taxes are as follows:

                                     ELEVEN
                                     MONTHS
                                      ENDED                                SIX MONTHS
                                    DECEMBER         YEAR ENDED              ENDED
                                       31,          DECEMBER 31,            JUNE 30,
                                                --------------------  --------------------
                                      1993        1994       1995       1995       1996
                                   -----------  ---------  ---------  ---------  ---------
                                   (UNAUDITED)                            (UNAUDITED)
Domestic.........................   $ 537,676   $1,714,710 $7,085,080 $4,194,551 $5,201,000
Foreign..........................          --          --         --         --    534,108
                                   -----------  ---------  ---------  ---------  ---------
Total............................   $ 537,676   $1,714,710 $7,085,080 $4,194,551 $5,735,108
                                   -----------  ---------  ---------  ---------  ---------
                                   -----------  ---------  ---------  ---------  ---------

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
               AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1993
        AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)
                                  (CONTINUED)

(8) INCOME TAXES (CONTINUED)
    The components of the provision for income taxes are as follows:

                                                                          YEAR ENDED   SIX MONTHS ENDED JUNE 30,
                                                                         DECEMBER 31,  --------------------------
                                                                             1995          1995          1996
                                                                         ------------  ------------  ------------
                                                                                              (UNAUDITED)
Current provision:
  Federal..............................................................   $2,472,925   $  1,338,389  $  1,900,227
  State................................................................      433,813        223,345       418,000
  Foreign..............................................................           --             --       259,633
                                                                         ------------  ------------  ------------
                                                                           2,906,738      1,561,734     2,577,860
                                                                         ------------  ------------  ------------
Deferred provision:
  Federal..............................................................     (153,610)            --      (133,000)
  State................................................................      (36,632)            --       (28,000)
                                                                         ------------  ------------  ------------
                                                                            (190,242)            --      (161,000)
Change in tax status from S corporation to C corporation...............      212,500        212,500            --
                                                                         ------------  ------------  ------------
                                                                          $2,928,996   $  1,774,234  $  2,416,860
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------

    The following reconciles the Company's effective tax rate to the federal statutory rate for the year ended December 31, 1995 and for the six months ended June 30, 1995 and 1996:

                                                                          YEAR ENDED   SIX MONTHS ENDED JUNE 30,
                                                                         DECEMBER 31,  --------------------------
                                                                             1995          1995          1996
                                                                         ------------  ------------  ------------
                                                                                              (UNAUDITED)
Income tax expense per federal statutory rate..........................   $2,408,927   $  1,425,807  $  2,007,300
State income taxes, net of federal deduction...........................      262,139        135,927       271,700
Effect of change in tax status from S corporation to C corporation.....      212,500        212,500            --
Permanent differences..................................................       37,210             --        84,860
Environmental tax......................................................        8,220             --            --
Foreign income taxed at higher rate....................................           --             --        53,000
                                                                         ------------  ------------  ------------
                                                                          $2,928,996   $  1,774,234  $  2,416,860
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
               AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1993
        AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)
                                  (CONTINUED)

(8) INCOME TAXES (CONTINUED)
    The Company's deferred income tax assets and liabilities are summarized as follows:

                                                                     YEAR ENDED   SIX MONTHS
                                                                      DECEMBER    ENDED JUNE
                                                                      31, 1995     30, 1996
                                                                     -----------  -----------
                                                                                  (UNAUDITED)
Deferred tax assets:
  Allowance for doubtful accounts..................................   $ 178,068    $ 293,000
  Vacation accrual.................................................     307,674      345,000
                                                                     -----------  -----------
                                                                        485,742      638,000
Deferred tax liabilities:
  Excess depreciation for tax......................................    (507,365)    (499,000)
                                                                     -----------  -----------
Net deferred income tax (liability) asset..........................   $ (21,623)   $ 139,000
                                                                     -----------  -----------
                                                                     -----------  -----------

    A valuation allowance has not been recorded as the Company expects that all deferred tax assets will be realized in the future.

    The combined statement of income for 1993 and 1994 presents, on an unaudited pro forma basis, net income as if the Company had filed consolidated C corporation federal and state income tax returns for that year. The pro forma tax effects assume that the deferred tax assets established effective January 1, 1995, as described above, would have been provided for as the related temporary differences arose. The pro forma provision for income taxes for 1993 and 1994 is reconciled to the amount computed by applying the statutory federal tax rate to income before taxes as follows:

                                                                                                 UNAUDITED
                                                                                          ------------------------
                                                                                             1993         1994
                                                                                          (PRO FORMA)  (PRO FORMA)
                                                                                          -----------  -----------
                                                                                            AMOUNT       AMOUNT
                                                                                          -----------  -----------
Income tax expense per federal statutory rate...........................................   $ 182,810    $ 583,001
State income taxes, net of federal deduction............................................      23,410       81,491
Permanent differences...................................................................      32,776       13,110
                                                                                          -----------  -----------
  Total pro forma provision for income taxes............................................     238,996      677,602
Historical provision (benefit) for income taxes.........................................     (10,000)      19,736
                                                                                          -----------  -----------
Pro forma tax effects...................................................................   $ 248,996    $ 657,866
                                                                                          -----------  -----------
                                                                                          -----------  -----------

(9) COMMITMENTS AND CONTINGENCIES
    The Company leases its premises in Sherman Oaks and Burbank, California and Denver, Colorado pursuant to agreements expiring through 2003. The monthly rents are subject to certain operating expenses and real estate taxes.

    The Company has various operating leases for equipment and office space. Lease expense under operating leases was approximately $626,000, $1,366,000, $2,023,000, $1,018,000 (unaudited) and $2,044,000 (unaudited), for the eleven months ended December 31, 1993, the years ended December 31, 1994 and 1995, and the six months ended June 30, 1995 and 1996, respectively.

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
               AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1993
        AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)
                                  (CONTINUED)

(9) COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The future minimum rental payments required under noncancelable operating leases as of December 31, 1995, and June 30, 1996, are as follows:

                                                                      DECEMBER    JUNE 30,
                                                                      31, 1995      1996
                                                                     ----------  ----------
                                                                                 (UNAUDITED)
Year ended December 31--
  1996.............................................................  $2,611,341  $2,298,000
  1997.............................................................   2,202,442   4,159,000
  1998.............................................................   1,877,301   3,835,000
  1999.............................................................   1,773,350   3,771,000
  2000.............................................................     768,452   2,269,000
  Thereafter.......................................................   1,974,493   3,476,000
                                                                     ----------  ----------
                                                                     $11,207,379 $19,808,000
                                                                     ----------  ----------
                                                                     ----------  ----------

(10) EMPLOYEE BENEFIT PLAN
    The Company has a 401(k) Profit Sharing Plan which covers all employees who have completed one year of service, as defined, and are 21 or older. Participants may defer up to 19% of their gross pay up to a maximum limit determined by law. Participants are always 100% vested in their contributions.

    The Company may make discretionary contributions to the plan which are distributed to participants in accordance with the plan. Participants are vested in these contributions at a rate of 20% per year. For the eleven months ended December 31, 1993 and the years ended December 31, 1994 and 1995, the Company's contributions to the plan were $40,000, $64,000 and $131,000, respectively. There were no contributions made during the periods ended June 30, 1995 and 1996.

(11) MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK
    In January, 1995, the Company issued 1,860,000 shares of convertible preferred stock, $6.45 par value, at $6.45 per share for gross proceeds of $12,000,000. The Company used the funds for the repayment of certain notes as well as for working capital requirements.

    The 1,860,000 shares of Preferred Stock initially were convertible at the option of the preferred stockholders, into 9,300,000 shares of common stock, subject to adjustment in the event of certain issuances of common stock, excluding up to 7,000,000 shares of common stock are reserved for issuance upon exercise of stock options, to ensure that preferred stockholders maintained ownership of 16.9% of the common stock on a fully diluted basis (as adjusted pursuant to the Company's Certificate of Incorporation).

    In the event that preferred stockholders had not exercised their conversion rights set out above, the preferred stock automatically would have been converted into common stock at the rate set out above, at the earlier of the consummation of a qualified initial offering of shares to the public (as defined in the Company's Certificate of Incorporation) or May 18, 2002.

    In the event that the holders of Preferred Stock had not exercised their conversion rights prior to May 18, 2002, they would have been entitled to either convert their Preferred Stock to shares of common stock or redeem their shares for cash. Such conversion was to have provided an internal rate of return to the preferred stockholders of 7% per annum. Accordingly, dividends have been accrued cumulatively at the rate

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
               AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1993
        AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)
                                  (CONTINUED)

(11) MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED) of 0.5833% per month. In connection with and immediately prior to the Company's initial public offering, all 1,860,000 outstanding shares of Preferred Stock together with all accrued dividends thereon were converted into 9,300,000 shares of Common Stock.

(12) STOCK OPTION PLANS
    The Company adopted a stock option plan during 1995 and amended and restated the plan in January 1996, for directors, officers, employees, consultants and independent contractors. The plan reserves 7,000,000 shares of common stock and permits the award of incentive stock options ("ISOs"), other non-qualified options ("NSOs"), stock appreciation rights ("SARs") and restricted stock. Under the terms of this plan, the purchase price of shares subject to each ISO granted must not be less than the fair market value on the date of grant. The compensation committee of the Board of Directors has complete discretion as to exercise prices of all other awards, including NSOs. Outstanding options vest over a three or five-year period and are exercisable for ten years from the date of grant.

    In January, 1996, the Company adopted a stock option plan for non-employee directors (the "Director Plan"), covering 750,000 shares of common stock. All options are to be granted at fair market value at the date of grant. Options vest as of the date of the option and are not exercisable until six months after the option date. Options granted are exercisable for ten years from the date of grant unless a participant is terminated for cause or one year after a participant's death. Options to purchase 237,500 shares were outstanding at June 30, 1996.

    STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123 ("SFAS 123")

    During 1995, the Financial Accounting Standards Board issued SFAS 123, "Accounting for Stock Based Compensation," which defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by the Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting in APB 25 must make pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting defined in this Statement has been applied.

    The Company has elected to account for its stock-based compensation plans under APB 25; however, the Company has computed for pro-forma disclosure purposes the value of all options granted during 1995 and in the six months ended June 30, 1996, using the Black-Scholes option pricing model as prescribed by SFAS 123 and the following weighted average assumptions used for grants:

Risk-free interest rate.................................................       6.32%
Expected dividend yield.................................................          0%
Expected lives..........................................................  4.11 years
Expected volatility.....................................................         59%

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
               AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1993
        AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)
                                  (CONTINUED)

(12) STOCK OPTION PLANS (CONTINUED)
    Options were assumed to be exercised upon vesting for the purpose of this valuation. Adjustments are made for options forfeited prior to vesting. The total value of options granted was computed to be the following approximate amounts, which would be amortized on a straight line basis over the vesting period of the options:

Year ended December 31, 1995..............................................  $ 340,727
Six months ended June 30, 1996 (unaudited)................................  $ 656,147

    If the Company had accounted for these plans in accordance with SFAS 123, the Company's net income and pro forma net income per share would have been reported as follows:

    NET INCOME

                                                        YEAR ENDED     SIX MONTHS
                                                         DECEMBER    ENDED JUNE 30,
                                                         31, 1995         1996
                                                        -----------  ---------------
                                                                       (UNAUDITED)
As Reported...........................................   $4,156,084    $ 3,318,248
Pro Forma.............................................   3,815,357       2,662,101

    PRO FORMA NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE

                                                                        YEAR ENDED
                                                                       DECEMBER 31,     SIX MONTHS ENDED JUNE
                                                                           1995               30, 1996
                                                                      ---------------  -----------------------
                                                                                             (UNAUDITED)
As Reported.........................................................     $     .08            $     .06
Pro Forma...........................................................     $     .07            $     .05

    A summary of the status of the Company's two stock option plans at June 30, 1996 and December 31, 1995 together with changes during the periods then ended are presented in the following table:

                                                                YEAR ENDED            SIX MONTHS ENDED
                                                             DECEMBER 31, 1995          JUNE 30, 1996
                                                          -----------------------  -----------------------
                                                                       WEIGHTED                 WEIGHTED
                                                                        AVERAGE                  AVERAGE
                                                                       PRICE PER                PRICE PER
                                                            SHARES       SHARE       SHARES       SHARE
                                                          ----------  -----------  ----------  -----------
Outstanding at beginning of period......................          --                2,355,000   $    1.90
Grants during period....................................   2,355,000   $    1.90    2,442,345   $    7.21
                                                          ----------               ----------
Outstanding at end of period............................   2,355,000   $    1.90    4,797,345   $    4.60
                                                          ----------               ----------
                                                          ----------               ----------

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
               AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1993
        AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)
                                  (CONTINUED)

(12) STOCK OPTION PLANS (CONTINUED)
    The following table sets forth the exercise price range, number of shares, weighted average exercise price and remaining contractual lives by groups of similar price and grant date:

                                                WEIGHTED
                                                 AVERAGE
   EXERCISE     NUMBER OF      WEIGHTED        CONTRACTUAL
 PRICE RANGE      SHARES     AVERAGE PRICE        LIFE
--------------  ----------  ---------------  ---------------
$ 1.29 - $1.30   1,400,000     $    1.29               10
$            2     405,000     $    2.00               10
$       3 - $5   1,303,440     $    4.31               10
$       7 - $9   1,688,905     $    8.19               10

    Subsequent to June 30, 1996, THI granted an additional 340,985 options at a weighted average price of $15.99.

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS
    Fair values of cash equivalents and other current amounts receivable and payable approximate the carrying amounts due to their short-term nature. Short-term investments consist of overnight deposits in mutual funds. These funds hold short-term investments which include primarily U.S. Government Treasury Bills, bankers' acceptance notes, commercial paper and Master notes with maturities of 90 days or less. Interest accrues daily on these funds, and accordingly, the carrying values of these investments approximate their fair values.

    Debt carried on the Company's consolidated balance sheet of $592,278 and $495,902 at December 31, 1995 and June 30, 1996, has an estimated fair value of $626,478 and $524,536, respectively. The fair value of the long-term portion of the Company's debt is based on discounting future cash flows using current interest rates adjusted for risk. The fair value of the short-term debt approximates its recorded value due to its short-term nature.

(14) OTHER INCOME
    Other income (expense) for the year ended December 31, 1995 and for the six months ended June, 1995 includes $2,400,000 received in settlement of a premature termination of a contract.

(15) RELATED PARTY TRANSACTIONS
    The Company provides reservation call handling services to Midway Airlines Corporation ("Midway"), a majority-owned subsidiary of Zell/Chilmark Fund, L.P. Samuel Zell, a director of the Company, is an affiliate of Zell/Chilmark Fund, L.P. and Rod Dammeyer, a director of the Company and a member of the Audit Committee of the Board of Directors, is the managing director of Zell/Chilmark Fund, L.P. During the twelve months ended December 31, 1995 and the nine months ended September 30, 1996, the Company charged Midway an aggregate of $1,291,862 and $1,792,000, respectively, for services rendered by the Company. As of December 31, 1995 and October 7, 1996, the amounts due from Midway for services rendered by the Company was $535,845 and $550,714 (unaudited), respectively, of which $354,526 and $388,000 (unaudited), respectively, was past due.

    In April 1996, the Company agreed to accept from Midway, and Midway delivered to the Company, a promissory note in the principal amount of $500,000 to evidence a portion of the total amount due. The note bears interest at a rate of 8% per annum and is payable in 12 equal installments of principal, together with

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
               AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1993
        AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)
                                  (CONTINUED)

(15) RELATED PARTY TRANSACTIONS (CONTINUED) interest, commencing May 1, 1996. On October 7, 1996, a balance of $234,000 (unaudited) was outstanding under this promissory note, which is included in the past due amounts discussed above. The Company is continuing to provide call handling services to Midway.

    The Company utilizes the services of The Riverside Agency, Inc. for reviewing, obtaining and/or renewing various insurance policies. The Riverside Agency, Inc. is a wholly owned subsidiary of Equity Group Investments, Inc., of which Samuel Zell, a director of the Company, is Chairman of the Board. During the twelve months ended December 31, 1995 and the six months ended June 30, 1996, the Company incurred $23,965 and $141,407, respectively, for such services.

    During the six months ended June 30, 1996, TeleTech paid an aggregate of $45,463 to various subsidiaries of Jacor Communications, Inc., an owner and operator of radio stations throught the United States, for broadcasting radio advertisements regarding employment opportunities at TeleTech. Rod Dammeyer, a director of TeleTech, is a director of Jacor Communications, Inc.

    In May 1996, the Board of Directors approved the payment of fees to the Equity Group Investments, Inc., an affiliate of Samuel Zell, a director of the Company, for advice and assistance in consummating the following transactions:

i)         Access 24 purchase (Note 16)...............................  $ 300,000
ii)        The Company's initial public offering of stock.............    500,000
iii)       Sale of Access 24, Limited stock to PPP....................    200,000
                                                                        ---------
                                                                        $1,000,000
                                                                        ---------
                                                                        ---------

    Fees associated with the Access 24 purchase have been allocated to the purchase price. Fees associated with the initial public offering of common stock have been netted against the offering proceeds received by the Company. Fees associated with the sale of stock to PPP have been netted against the proceeds from this sale.

(16) ACQUISITIONS
    On January 1, 1996, the Company acquired 100% of the common stock of Access 24 Services Corporation Pty Limited (with its subsidiaries, "Access 24"), for consideration of $7.1 million, consisting of cash of $2.27 million and 970,240 shares of common stock in the Company. Access 24 provides inbound, toll free customer service, primarily to the healthcare and financial services sector in Australia, the United Kingdom and New Zealand.

    On April 30, 1996, the Company sold 50% of the common stock of Access 24 Limited ("Access 24 UK") to PPP Health Care Group plc ("PPP") for $3.8 million cash. Access 24 UK is the United Kingdom subsidiary of Access 24, acquired by the Company as part of the Access 24 acquisition, which operates a call center in London, England. In addition PPP also purchased 1,000,000 preferred shares of Access 24 UK for consideration of $1.5 million. The preferred shares have a par value of 1 pound each and dividends are cumulative at the rate of 7% per annum. A portion of the proceeds from the sale of the preferred stock was used to repay outstanding advances from Access 24.

    The acquisition of Access 24 has been accounted for using the purchase method. The proceeds from the sale of 50% of the stock of Access 24 UK in excess of the proportionate share of the carrying amounts of the

                            TELETECH HOLDINGS, INC.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
               AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1993
        AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)
                                  (CONTINUED)

(16) ACQUISITIONS (CONTINUED)
Access 24 UK assets and liabilities have been reflected as a reduction of the goodwill arising from the Access 24 acquisition. The Company's remaining 50% interest in Access 24 UK is being accounted for using the equity method of accounting. Under the equity method, the Company's investment is initially recorded at cost and is adjusted to recognize the Company's 50% share of net earnings or losses of the affiliated company. Access 24 UK did not contribute significantly to the results of operations of the Company for any period presented. The excess of the cost of the investment over the underlying net assets of Access 24 UK is being amortized using the straight line method over 15 years.

    The following unaudited pro forma consolidated income statement gives effect to the consummation of the acquisition as if it had occurred on January 1, 1995:

                  CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                                     YEAR ENDED DECEMBER 31, 1995
                                                                                  -----------------------------------
                                                                                     THI      ACCESS 24    PRO FORMA
                                                                                  ---------  -----------  -----------
                                                                                                   (UNAUDITED)
Revenue.........................................................................  $  50,467   $  10,239    $  60,706
                                                                                  ---------  -----------  -----------
                                                                                  ---------  -----------  -----------
Net income (loss)...............................................................  $   4,156   $    (166)   $   3,990
                                                                                  ---------  -----------  -----------
                                                                                  ---------  -----------  -----------
Pro forma net income per common and common equivalent share.....................  $     .08                $     .07
                                                                                  ---------               -----------
                                                                                  ---------               -----------
Shares used in computing pro forma net income per common and common equivalent
 share..........................................................................     54,304                   54,304
                                                                                  ---------               -----------
                                                                                  ---------               -----------

    Pro forma net loss for Access 24 for the year ended December 31, 1995 reflects a charge of $422,000 for amortization of goodwill arising on acquisition.

(17) SUBSEQUENT EVENTS (UNAUDITED)

    RELATED PARTY TRANSACTION

    On August 15, 1996, the Company entered into a one year consulting agreement with Richard Weingarten & Company, Inc. ("RWOC"). Under the consulting agreement, RWOC receives a monthly consutling fee of $10,000. Mr. Weingarten, who is the founder and president of RWOC, tendered his resignation as a member of the board of directors of the Company effective as of the date of the consulting agreement. Mr. Weingarten also received an option to acquire 55,000 shares of Common Stock at an exercise price of $18.00 per share.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the members of
Access 24 Service Corporation Pty Limited

    We have audited the accompanying financial statements of Access 24 Service Corporation Pty Limited and Controlled Entities and of the economic entity for the periods ended 28 February 1995 and December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on those financial statements based on our audit.

    We conducted our audit in accordance with Australian Auditing Standards, which do not differ substantially from generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Access 24 Service Corporation Pty Limited and Controlled Entities as of 28 February 1995 and December 31, 1995, and the results of the group's operations and cash flows for the periods then ended in accordance with Australian Accounting Standards.

    There are certain differences between Australian Accounting Standards and those generally accepted in the United States of America. Application of the generally accepted accounting principles in the United States of America would not result in material differences to these financial statements.

                                          ARTHUR ANDERSEN
                                          Chartered Accountants

Sydney, Australia,
May 21, 1996

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                          CONSOLIDATED BALANCE SHEETS

                                                                               FEBRUARY     DECEMBER
                                                                    NOTE       28, 1995     31, 1995
                                                                    -----     -----------  -----------
                                                                                  A$           A$
                                                                                            (NOTE 22)
CURRENT ASSETS
  Cash.........................................................           5    1,837,982      816,220
  Receivables..................................................           6    1,340,978    1,976,041
  Other........................................................           7      165,432      401,173
                                                                              -----------  -----------
TOTAL CURRENT ASSETS...........................................                3,344,392    3,193,434
                                                                              -----------  -----------
NON-CURRENT ASSETS
  Property, plant and equipment................................           8    2,170,050    4,217,281
  Intangibles..................................................           9    2,163,362    1,964,360
  Other........................................................          10      366,517      466,726
                                                                              -----------  -----------
TOTAL NON-CURRENT ASSETS.......................................                4,699,929    6,648,367
                                                                              -----------  -----------
TOTAL ASSETS...................................................                8,044,321    9,841,801
                                                                              -----------  -----------
CURRENT LIABILITIES
  Creditors and borrowings.....................................          11    2,230,026    3,042,545
  Provisions...................................................          12    1,586,870      802,176
                                                                              -----------  -----------
TOTAL CURRENT LIABILITIES......................................                3,816,896    3,844,721
                                                                              -----------  -----------
NON-CURRENT LIABILITIES
  Creditors and borrowings.....................................          13      791,276    2,521,226
  Provisions...................................................          14       97,216      169,943
                                                                              -----------  -----------
TOTAL NON-CURRENT LIABILITIES..................................                  888,492    2,691,169
                                                                              -----------  -----------
TOTAL LIABILITIES..............................................                4,705,388    6,535,890
                                                                              -----------  -----------
  NET ASSETS...................................................                3,338,933    3,305,911
                                                                              -----------  -----------
                                                                              -----------  -----------
SHAREHOLDERS' EQUITY
  Share capital................................................          15          212          212
  Reserves.....................................................          16    3,007,188    3,017,136
  Retained profits.............................................                  331,533      288,563
                                                                              -----------  -----------
TOTAL SHAREHOLDERS' EQUITY.....................................                3,338,933    3,305,911
                                                                              -----------  -----------
                                                                              -----------  -----------

      The accompanying notes form an integral part of this balance sheet.

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS

                                                                                YEAR     TEN MONTHS
                                                                                ENDED       ENDED
                                                                              FEBRUARY    DECEMBER
                                                                    NOTE      28, 1995    31, 1995
                                                                    -----     ---------  -----------
                                                                                 A$          A$
                                                                                          (NOTE 22)
Operating revenue..............................................           2   12,726,187 12,208,051
                                                                              ---------  -----------
                                                                              ---------  -----------
Operating profit...............................................           2   1,611,910     463,916
Income tax attributable to operating profit....................           3     612,820     492,351
                                                                              ---------  -----------
Operating profit/(loss) after income tax.......................                 999,090     (28,435)
Retained profits at the beginning of the period................                 118,101     331,533
Adjustment to retained profits at the beginning of the period
 re AASB 1028: Accounting for Employee Entitlements............           1          --     (14,535)
                                                                              ---------  -----------
Adjusted retained profits at the beginning of the financial
 period........................................................                 118,101     316,998
                                                                              ---------  -----------
Total available for appropriation..............................               1,117,191     288,563
Dividends provided for.........................................                 785,658          --
                                                                              ---------  -----------
Retained profits at the end of the financial period............                 331,533     288,563
                                                                              ---------  -----------
                                                                              ---------  -----------

 The accompanying notes form an integral part of this profit and loss account.

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                               YEAR     TEN MONTHS
                                                                               ENDED      ENDED
                                                                             FEBRUARY    DECEMBER
                                                                   NOTE      28, 1995    31, 1995
                                                               ------------  ---------  ----------
                                                                                A$          A$
                                                                                        (NOTE 22)
Cash flows from operating activities
  Receipts from customers....................................                12,451,360 11,936,094
  Payments to suppliers and employees........................                (9,938,953) (10,749,686)
  Interest paid..............................................                       --     (10,972)
  Interest received..........................................                   87,747      82,708
  Advances to related parties................................                       --     (68,591)
  Repayment of advances to related parties...................                   78,855          --
  Interest paid (leases).....................................                  (70,192)   (128,958)
  Income taxes paid..........................................                 (209,093)   (578,105)
                                                                             ---------  ----------
  Net operating cash flows...................................         21(b)  2,399,724     482,490
                                                                             ---------  ----------
Cash flows from investing activities
  Cash paid for acquisition of property, plant and
   equipment.................................................                 (684,091) (1,510,622)
  Payments for investments...................................                       --          --
  Proceeds from sale of fixed assets.........................                   54,187      60,079
  Acquisition of intangibles.................................                   (1,547)         --
                                                                             ---------  ----------
  Net investing cash flows...................................                 (631,451) (1,450,543)
                                                                             ---------  ----------
Cash flows from financing activities
  Proceeds from borrowings...................................                       --   1,000,000
  Repayment of hire purchase and lease liabilities...........                 (260,613)   (456,043)
  Advances to controlled entities............................                       --          --
  Repayment of advances to controlled entities...............                       --          --
  Dividends paid.............................................                       --    (785,658)
                                                                             ---------  ----------
Net financing cash flows.....................................                 (260,613)   (241,701)
                                                                             ---------  ----------
Net increase/(decrease) in cash held.........................                1,507,660  (1,209,754)
Cash at the beginning of the financial period................                  327,538   1,837,982
Exchange rate variations on foreign cash balances............                    2,784      (8,461)
                                                                             ---------  ----------
Cash at the end of the financial period......................         21(a)  1,837,982     619,767
                                                                             ---------  ----------
                                                                             ---------  ----------

 The accompanying notes form an integral part of this statement of cash flows.

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED FEBRUARY 28, 1995
                   AND THE TEN MONTHS ENDED DECEMBER 31, 1995

NOTE 1.  STATEMENT OF SIGNIFICANT ACCOUNTING POLICIES:

(a)  BASIS OF THE PREPARATION OF THE FINANCIAL STATEMENTS

    The financial statements have been prepared in accordance with the historical cost convention using the accounting policies described below and do not take account of changes in either the general purchasing power of the dollar or in the prices of specific assets.

    The carrying amounts of all non-current assets are reviewed at least annually to determine whether they exceed their recoverable amount. The recoverable amounts of all non-current assets have been determined using net cash flows which have not been discounted to their present value.

    All amounts are in Australian dollars.

(b)  PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the financial statements of the parent entity, Access 24 Service Corporation Pty Limited and its controlled entities. The term "Economic Entity" used throughout these financial statements means the parent entity and its controlled entities.

    Where a controlled entity has been acquired during the period, its results are included in the consolidated result from the date of acquisition. Similarly, where a controlled entity is sold, its results are included in the consolidated result until the date of disposal.

    All inter-entity balances and transactions have been eliminated.

(c)  OPERATING REVENUE

    Sales revenue represents revenue earned (net of discounts and allowances) from the sale of services. Other revenue includes interest income on short term deposits and gross proceeds from the sale of non-current assets.

(d)  PLANT AND EQUIPMENT

    (i)  ACQUISITION

    Items of plant and equipment are recorded at cost and depreciated as outlined below.

    (ii)  DISPOSALS OF ASSETS

    The gain or loss on disposal of assets is calculated as the difference between the carrying amount of the asset at the time of disposal and the proceeds on disposal, and is included in the result of the economic entity in the period of disposal.

    (iii)  DEPRECIATION AND AMORTIZATION

    Items of plant and equipment, and leasehold property, are depreciated/amortized over their estimated useful lives ranging from 3 to 30 years. The straight line method is used except in the case of one controlled entity where the reducing balance method is used in respect of all plant and equipment.

    (iv)  LEASED PLANT AND EQUIPMENT

    Assets of the economic entity acquired under finance leases are capitalized. The initial amount of the leased asset and corresponding lease liability are recorded at the present value of minimum lease payments. Leased assets are amortized over the life of the relevant lease or, where it is likely the economic entity will obtain ownership of the asset on expiration of the lease, the expected useful life of the asset. Lease liabilities are reduced by the principal component of lease payments. The interest component is charged against operating profit.

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED FEBRUARY 28, 1995
                   AND THE TEN MONTHS ENDED DECEMBER 31, 1995
                                  (CONTINUED)

NOTE 1.  STATEMENT OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    Operating leases are not capitalized and rental payments are charged against operating profit in the period in which they are incurred.

(e)  INCOME TAX

    The economic entity adopts the liability method of tax effect accounting.

    Income tax expense is calculated on operating profit adjusted for permanent differences between taxable and accounting income. The tax effect of timing differences which arise from items being brought to account in different periods for income tax and accounting purposes, is carried forward in the balance sheet as a future income tax benefit or a deferred tax liability.

    Future income tax benefits relating to tax losses are only brought to account when their realization is virtually certain.

(f)  FOREIGN CURRENCY

    TRANSACTIONS

    Foreign currency transactions are translated to Australian currency at the rates of exchange ruling at the dates of the transactions. Amounts receivable and payable in foreign currencies at balance date are translated at the rates of exchange ruling on that date.

    TRANSLATION OF FINANCIAL STATEMENTS OF OVERSEAS OPERATIONS

    All overseas operations are deemed self-sustaining as each is financially and operationally independent of Access 24 Service Corporation Pty Limited. The financial statements of overseas operations are translated using the current rate method and any exchange differences are taken directly to the foreign currency translation reserve.

(g)  PROVISIONS

    EMPLOYEE ENTITLEMENTS

    Provision has been made in the financial statements for benefits accruing to employees in relation to such matters as annual leave and long service leave. Long service leave provisions are calculated based on the probability of employee's service continuity, even though in some cases such amounts are not currently vesting.

    From this financial year, all on-costs, including payroll tax, workers' compensation premiums and fringe benefits tax are included in the determination of provisions for annual leave and long service leave. Provisions for annual leave and current long service leave are measured at their nominal value. Non current long service leave is measured at its present value where materially different from the nominal value. All provisions were previously measured at their nominal value. This represents a change in accounting policy so as to satisfy the requirements of AASB 1028--Accounting for Employee Entitlements.

    The impact of this change in policy for the economic entity is to reduce opening retained profits by A$14,535.

    DOUBTFUL DEBTS

    The collectibility of debts is assessed at year end and specific provision is made for any doubtful accounts.

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED FEBRUARY 28, 1995
                   AND THE TEN MONTHS ENDED DECEMBER 31, 1995
                                  (CONTINUED)

NOTE 1.  STATEMENT OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
(h)  SUPERANNUATION FUND

    Contributions to a defined contribution superannuation fund are expensed in the year they are paid or become payable. No amount is recognized in the accounts or group accounts in respect of the net surplus or deficiency of each plan.

(i)  INTANGIBLES

    Goodwill represents the excess of the purchase consideration over the fair value of identifiable net assets acquired at the time of acquisition of a business or shares in a controlled entity.

    Goodwill is amortized by the straight line method over the period during which benefits are expected to be received. This is taken as being 10 years.

(j)  COMPARATIVE BALANCES

    Certain prior year comparatives have been amended to accord with current year disclosure.

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED FEBRUARY 28, 1995
                   AND THE TEN MONTHS ENDED DECEMBER 31, 1995
                                  (CONTINUED)

NOTE 2.  REVENUE AND EXPENSES:

                                                                                  TEN MONTHS
                                                                    YEAR ENDED      ENDED
                                                                   FEBRUARY 28,  DECEMBER 31,
                                                                       1995          1995
                                                                   ------------  ------------
                                                                        A$            A$
Operating revenues include the following:
  Fees received..................................................    12,316,889   11,783,312
  Interest from:
    --other persons..............................................        87,747       84,986
  Other revenue..................................................       321,551      339,753
                                                                   ------------  ------------
Total operating revenue..........................................    12,726,187   12,208,051
                                                                   ------------  ------------
                                                                   ------------  ------------
EXPENSES:
Deductions from (additions to) operating revenue in arriving at operating profit include the following:
Abnormal item:
  Write off of non recoverable loan..............................            --      188,952
                                                                   ------------  ------------
Other expenses:
  Provision for doubtful debts...................................        35,255      (42,135)
  Provision for annual leave.....................................       389,223      408,906
  Provision for long service leave...............................        25,230       16,203
  Rental expense on operating leases.............................       216,506      466,083
  Depreciation of plant and equipment............................       346,420      547,589
  Interest paid
    --Other persons..............................................            --       19,203
    --Finance leases and hire purchases..........................        70,192      130,408
  Amortization of goodwill.......................................       237,668      210,048
  Amortization of finance lease assets...........................       203,335      196,086
  Foreign exchange (gains)/losses................................       (36,841)       9,128
  (Gain)/loss on disposal of fixed assets (a)....................        71,733      (28,929)
                                                                   ------------  ------------
                                                                   ------------  ------------
  (a) Proceeds on the disposal of fixed assets were:.............        54,187       60,079
                                                                   ------------  ------------
                                                                   ------------  ------------

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED FEBRUARY 28, 1995
                   AND THE TEN MONTHS ENDED DECEMBER 31, 1995
                                  (CONTINUED)

NOTE 3.  INCOME TAX:

    (a) The difference between income tax expense provided in the financial statements and the prima facie income tax expense is reconciled as follows.

                                                                                                       TEN MONTHS
                                                                                         YEAR ENDED      ENDED
                                                                                        FEBRUARY 28,  DECEMBER 31,
                                                                                            1995          1995
                                                                                        ------------  ------------
                                                                                             A$            A$
Operating profit......................................................................    1,611,910       463,916
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Prima facie tax expense thereon at 36% (February 28, 1995: 33%).......................      531,930       167,010
Increase/ (decrease) in prima facie tax expense arising from:
  Amortization of goodwill............................................................       78,430        57,830
  Entertaining........................................................................        2,724         3,833
  Fringe benefit tax..................................................................        2,141            --
  Write-off of non-recoverable loan...................................................           --        68,023
  Other non-deductible items..........................................................       (3,667)       21,585
  Effects of lower rates of tax on overseas income....................................           --        (5,537)
  Prior year adjustment...............................................................        1,262        10,708
  Tax losses not brought to account...................................................           --       168,899
                                                                                        ------------  ------------
Total income tax attributable to operating profit.....................................      612,820       492,351
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Total income tax expense comprises movements in:
  Provision for income tax............................................................      656,627       445,758
  Provision for deferred income tax...................................................       47,045        52,246
  Future income tax benefit...........................................................      (90,852)       (5,653)
                                                                                        ------------  ------------
                                                                                            612,820       492,351
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    (b) As at 31 December 1995, there are companies within the economic entity which have income tax losses available to offset against future years' taxable income. The benefit of these losses has not been brought to account as realization is not virtually certain.

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED FEBRUARY 28, 1995
                   AND THE TEN MONTHS ENDED DECEMBER 31, 1995
                                  (CONTINUED)

NOTE 4. PARENT ENTITY INVESTMENT IN CONTROLLED ENTITIES AND CONTRIBUTION TO CONSOLIDATED RESULT:

    (a) Particulars in relation to controlled entities

                                                                                               CONTRIBUTION TO
                                                                                                 CONSOLIDATED
                               % OF SHARES HELD              BOOK VALUE OF INVESTMENT           PROFIT/(LOSS)
                        -------------------------------  --------------------------------  ------------------------
                         FEBRUARY 28,     DECEMBER 31     FEBRUARY 28,      DECEMBER 31     FEBRUARY    DECEMBER 31
                             1995            1995             1995             1995         28, 1995       1995
                        --------------  ---------------  ---------------  ---------------  -----------  -----------
                                           (NOTE 22)           A$               A$             A$           A$
                                                                             (NOTE 22)                   (NOTE 22)
Access 24 Service
 Corporation Pty
 Limited..............           --              --                --               --        852,890      343,285
Access 24 (Service
 Corporation) Limited
 (incorporated in New
 Zealand).............          100%            100%               83               83        146,200       99,021
Controlled entities
 acquired during the
 period:
  Support 24 Pty
   Limited
   (incorporated in
   Australia)
   (iii)(vi)..........           --              --                --               --             --           --
  Access 24 Limited
   (incorporated in
   the United Kingdom)
   (iii)(iv)..........           --             100%               --                4             --     (440,535)
  High Performance
   Healthcare Pty
   Limited
   (incorporated in
   Australia) (v).....           --             100%               --               99             --      (30,206)
                                                                  ---              ---     -----------  -----------
                                                                   83              186        999,090      (28,435)
                                                                  ---              ---     -----------  -----------
                                                                  ---              ---     -----------  -----------

------------
(i)  All entities operate solely in their place of incorporation.

(ii) The financial year ends of each controlled entity are the same as that of the parent entity.

(iii)This company is not audited by the parent entity auditor or their affiliates.

(iv) The parent entity acquired this company for cash consideration of A$4. The company did not trade prior to the acquisition by the parent entity.

(v) The parent entity acquired this company for cash consideration of A$99. The company did not trade prior to the acquisition by the parent entity.

(vi) A 51% shareholding in this company was acquired for nil consideration on July 1, 1995 and was sold for A$1 consideration on December 22, 1995. At the date of acquisition, the net deficiency of Support 24 was A$145,983 made up of the following assets and liabilities by major class: Cash balances A$2,089, Receivables A$10,522, Fixed Assets A$10,875 and Creditors & Borrowings A$(169,469). At the date of disposal, the net assets of Support 24 were A$892 and were made up of: Receivables A$59,967 and Creditors & Borrowings A$(59,075). A loss of A$42,078 had been generated from trading activities during the period the company was a controlled entity and Access 24 Service Corporation Pty Limited forgave a loan of A$188,952 resulting in an operating profit of A$146,874 for the same period.

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED FEBRUARY 28, 1995
                   AND THE TEN MONTHS ENDED DECEMBER 31, 1995
                                  (CONTINUED)

NOTE 4. PARENT ENTITY INVESTMENT IN CONTROLLED ENTITIES AND CONTRIBUTION TO CONSOLIDATED RESULT: (CONTINUED)
    (b) Segment information

                                                          TEN MONTHS ENDED DECEMBER 31, 1995
                                               ---------------------------------------------------------
                                               EXTERNAL   INTERGROUP     TOTAL      SEGMENT     SEGMENT
                                                REVENUE     REVENUE     REVENUE     RESULT      ASSETS
                                               ---------  -----------  ---------  -----------  ---------
                                                  A$          A$          A$          A$          A$
Australia....................................  10,085,045    251,754   10,336,799    313,079   8,080,913
New Zealand..................................  1,645,502          --   1,645,502      99,021   1,203,597
United Kingdom...............................    477,504          --     477,504    (438,957)  2,170,657
Eliminations.................................         --    (251,754)   (251,754)     (1,578)  (1,613,366)
                                               ---------  -----------  ---------  -----------  ---------
Consolidated.................................  12,208,051         --   12,208,051    (28,435)  9,841,801
                                               ---------  -----------  ---------  -----------  ---------
                                               ---------  -----------  ---------  -----------  ---------


                                                             YEAR ENDED FEBRUARY 28, 1995
                                               ---------------------------------------------------------
                                               EXTERNAL   INTERGROUP     TOTAL      SEGMENT     SEGMENT
                                                REVENUE     REVENUE     REVENUE     RESULT      ASSETS
                                               ---------  -----------  ---------  -----------  ---------
                                                  A$          A$          A$          A$          A$
Australia....................................  11,228,111    169,891   11,398,002    852,890   7,440,308
New Zealand..................................  1,498,076          --   1,498,076     146,200   1,137,691
Eliminations.................................         --    (169,891)   (169,891)         --    (533,678)
                                               ---------  -----------  ---------  -----------  ---------
Consolidated.................................  12,726,187         --   12,726,187    999,090   8,044,321
                                               ---------  -----------  ---------  -----------  ---------
                                               ---------  -----------  ---------  -----------  ---------

    The group derives income by providing emergency medical and trade assistance.

    (c) Ultimate Parent Entity

    The ultimate parent entity of Access 24 Service Corporation Pty Limited is the Royal Automobile Club of Victoria (RACV) Limited, a company incorporated in the state of Victoria.

NOTE 5.  CASH:

                                                                    FEBRUARY 28,  DECEMBER 31,
                                                                        1995          1995
                                                                    ------------  ------------
                                                                         A$            A$
                                                                                   (NOTE 22)
Cash at bank and in hand..........................................    1,797,191       807,875
Cash held in trust................................................       40,791         8,345
                                                                    ------------  ------------
                                                                      1,837,982       816,220
                                                                    ------------  ------------
                                                                    ------------  ------------

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED FEBRUARY 28, 1995
                   AND THE TEN MONTHS ENDED DECEMBER 31, 1995
                                  (CONTINUED)

NOTE 6.  RECEIVABLES:

                                                                   FEBRUARY 28,  DECEMBER 31,
                                                                       1995          1995
                                                                   ------------  ------------
                                                                        A$            A$
                                                                                  (NOTE 22)
Trade debtors....................................................       801,326    1,288,033
Provision for doubtful trade debtors.............................       (43,665)      (1,530)
                                                                   ------------  ------------
                                                                        757,661    1,286,503
Trade balances receivable from related parties...................       117,882      186,474
Amounts receivable from controlled entities......................            --           --
Accrued fees.....................................................       462,059      499,624
Other debtors....................................................         3,376        3,440
                                                                   ------------  ------------
                                                                      1,340,978    1,976,041
                                                                   ------------  ------------
                                                                   ------------  ------------

NOTE 7.  OTHER CURRENT ASSETS:

                                                                    FEBRUARY 28,  DECEMBER 31,
                                                                        1995          1995
                                                                    ------------  ------------
                                                                         A$            A$
                                                                                   (NOTE 22)
Other assets......................................................       96,348       121,621
Prepayments.......................................................       69,084       279,552
                                                                    ------------  ------------
                                                                        165,432       401,173
                                                                    ------------  ------------
                                                                    ------------  ------------

NOTE 8.  PLANT AND EQUIPMENT:

    Plant and equipment and leasehold improvements:

                                                                    FEBRUARY 28,  DECEMBER 31,
                                                                        1995          1995
                                                                    ------------  ------------
                                                                         A$            A$
                                                                                   (NOTE 22)

At cost (a).......................................................    2,124,874     4,285,965
Less accumulated depreciation.....................................     (375,932)     (924,807)
                                                                    ------------  ------------
                                                                      1,748,942     3,361,158
                                                                    ------------  ------------
Leased plant and equipment:
  Capitalized value of leased plant and equipment.................      667,753     1,236,861
  Less accumulated amortization...................................     (246,645)     (380,738)
                                                                    ------------  ------------
                                                                        421,108       856,123
                                                                    ------------  ------------
                                                                      2,170,050     4,217,281
                                                                    ------------  ------------
                                                                    ------------  ------------

(a) A charge has been registered by a finance company, over assets under hire purchase of a controlled entity, to the value of A$83,584.

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED FEBRUARY 28, 1995
                   AND THE TEN MONTHS ENDED DECEMBER 31, 1995
                                  (CONTINUED)

NOTE 9.  INTANGIBLES:

                                                                    FEBRUARY 28,  DECEMBER 31,
                                                                        1995          1995
                                                                    ------------  ------------
                                                                         A$            A$
                                                                                   (NOTE 22)
Goodwill at cost..................................................    2,443,866     2,455,393
Accumulated amortization..........................................     (280,504)     (491,033)
                                                                    ------------  ------------
                                                                      2,163,362     1,964,360
                                                                    ------------  ------------
                                                                    ------------  ------------

NOTE 10.  OTHER NON-CURRENT ASSETS:

                                                                    FEBRUARY 28,  DECEMBER 31,
                                                                        1995          1995
                                                                    ------------  ------------
                                                                         A$            A$
                                                                                   (NOTE 22)
Investments
  --Controlled entities (Note 4(a))...............................           --            --
Security deposits.................................................       82,895       110,770
Future income tax benefit.........................................      276,523       270,871
Amount receivable from a controlled entity........................           --            --
Other non-current assets..........................................        7,099        85,085
                                                                    ------------  ------------
                                                                        366,517       466,726
                                                                    ------------  ------------
                                                                    ------------  ------------

NOTE 11.  CREDITORS AND BORROWINGS (CURRENT):

                                                                    FEBRUARY 28,  DECEMBER 31,
                                                                        1995          1995
                                                                    ------------  ------------
                                                                         A$            A$
                                                                                   (NOTE 22)
Bank overdraft....................................................           --       196,453
Trade creditors...................................................      294,785       357,306
Sundry creditors..................................................      928,507       948,329
Lease and hire purchase liabilities (Note 18(a))..................      607,080       821,968
Prepaid fees and claims:
  --Trade.........................................................      322,548       710,527
  --Trust accounts................................................       41,316         7,962
Amounts due to related parties....................................       35,790            --
                                                                    ------------  ------------
                                                                      2,230,026     3,042,545
                                                                    ------------  ------------
                                                                    ------------  ------------

NOTE 12.  PROVISIONS (CURRENT):

                                                                    FEBRUARY 28,  DECEMBER 31,
                                                                        1995          1995
                                                                    ------------  ------------
                                                                         A$            A$
                                                                                   (NOTE 22)
Dividend..........................................................      785,657            --
Taxation..........................................................      567,220       423,680
Employee entitlements.............................................      233,993       378,496
                                                                    ------------  ------------
                                                                      1,586,870       802,176
                                                                    ------------  ------------
                                                                    ------------  ------------

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED FEBRUARY 28, 1995
                   AND THE TEN MONTHS ENDED DECEMBER 31, 1995
                                  (CONTINUED)

NOTE 13.  CREDITORS AND BORROWINGS (NON-CURRENT):

                                                                    FEBRUARY 28,  DECEMBER 31,
                                                                        1995          1995
                                                                    ------------  ------------
                                                                         A$            A$
                                                                                   (NOTE 22)
Bank Loan (a).....................................................           --     1,000,000
Lease and hire purchase liabilities (Note 18(a))..................      791,276     1,521,226
                                                                    ------------  ------------
                                                                        791,276     2,521,226
                                                                    ------------  ------------
                                                                    ------------  ------------

    (a) The bank loan is secured by a registered mortgage debenture over all the assets/undertakings of the parent entity and by a letter of support to the value of A$3.77 million from the ultimate parent entity, the RACV.

NOTE 14.  PROVISIONS (NON-CURRENT):

                                                                   FEBRUARY 28,  DECEMBER 31,
                                                                       1995          1995
                                                                   ------------  ------------
                                                                        A$            A$
                                                                                  (NOTE 22)
Deferred income tax..............................................        59,099      111,345
Employee entitlements............................................        38,117       58,598
                                                                   ------------  ------------
                                                                         97,216      169,943
                                                                   ------------  ------------
                                                                   ------------  ------------

NOTE 15.  SHARE CAPITAL:

                                                                 FEBRUARY 28,   DECEMBER 31,
                                                                     1995           1995
                                                                 -------------  -------------
                                                                      A$             A$
                                                                                  (NOTE 22)
Authorized capital:
  --10,000,000 ordinary shares of A$1 each.....................     10,000,000     10,000,000
                                                                 -------------  -------------
Issued and fully paid:
  --212 ordinary shares of A$1 each............................            212            212
                                                                 -------------  -------------
                                                                 -------------  -------------

NOTE 16.  RESERVES:

                                                                   FEBRUARY 28,  DECEMBER 31,
                                                                       1995          1995
                                                                   ------------  ------------
                                                                        A$            A$
                                                                                  (NOTE 22)
Share premium account............................................     2,999,900    2,999,900
Foreign currency translation.....................................         7,288       17,236
                                                                   ------------  ------------
                                                                      3,007,188    3,017,136
                                                                   ------------  ------------
                                                                   ------------  ------------
Foreign currency translation
  --Balance at beginning of year.................................          (273)       7,288
  --Gain on translation of overseas controlled entities..........         7,561        9,948
                                                                   ------------  ------------
  --Balance at end of period.....................................         7,288       17,236
                                                                   ------------  ------------
                                                                   ------------  ------------

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED FEBRUARY 28, 1995
                   AND THE TEN MONTHS ENDED DECEMBER 31, 1995
                                  (CONTINUED)

NOTE 17.  REMUNERATION OF AUDITORS:

    Amounts received or due and receivable by the auditors of the company for:

                                                                   FEBRUARY 28,  DECEMBER 31,
                                                                       1995          1995
                                                                   ------------  ------------
                                                                        A$            A$
                                                                                  (NOTE 22)
--Audit services.................................................        20,418       43,363
--Other services.................................................        20,250           --
                                                                   ------------  ------------
                                                                         40,668       43,363
                                                                   ------------  ------------
                                                                   ------------  ------------

NOTE 18.  COMMITMENTS:

                                                                   FEBRUARY 28,  DECEMBER 31,
                                                                       1995          1995
                                                                   ------------  ------------
                                                                        A$            A$
                                                                                  (NOTE 22)
(a) Finance lease and hire purchase expenditure contracted for is payable as follows:
  Not later than one year........................................       623,191      852,954
  Later than one year and not later than two years...............       423,010      727,574
  Later than two years and not later than five years.............       463,396      771,673
                                                                   ------------  ------------
                                                                      1,509,597    2,352,201
Deduct future finance charges (i)................................      (111,241)      (9,007)
                                                                   ------------  ------------
Net lease and hire purchase liability............................     1,398,356    2,343,194
                                                                   ------------  ------------
                                                                   ------------  ------------
Reconciled to:
  Current liability (Note 11)....................................       607,080      821,968
  Non-current liability (Note 13)................................       791,276    1,521,226
                                                                   ------------  ------------
                                                                      1,398,356    2,343,194
                                                                   ------------  ------------
                                                                   ------------  ------------

    (i) In the current period, assets under hire purchase have been recorded on a gross basis, resulting in the recognition of a liability and equivalent asset equal to the amount of future interest payable. The finance charges disclosed for the current year relate solely to finance leases while the prior year comparatives include interest on assets under hire purchase.

                                                                   FEBRUARY 28,  DECEMBER 31,
                                                                       1995          1995
                                                                   ------------  ------------
                                                                        A$            A$
                                                                                  (NOTE 22)
b) Operating leases
  expenditure contracted for is payable as follows:
  Not later than one year........................................       238,429      302,129
  Later than one year and not later than two years...............       243,739      320,008
  Later than two year and not later than five years..............       517,833      361,031
                                                                   ------------  ------------
                                                                      1,000,001      983,168
                                                                   ------------  ------------
                                                                   ------------  ------------

    The above operating lease commitments include amounts for rental operating leases which are gross of amounts received for subleases of various premises.

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED FEBRUARY 28, 1995
                   AND THE TEN MONTHS ENDED DECEMBER 31, 1995
                                  (CONTINUED)

NOTE 19.  REMUNERATION OF DIRECTORS:
    The number of directors of the parent entity who received, or were due to receive, remuneration (including brokerage, commissions, bonuses, retirement payments and salaries, but excluding prescribed benefits) directly or indirectly from the company or any related body corporate, as shown in the following bands were:

                                                                                             PARENT ENTITY
                                                                                       --------------------------
                                                                                       FEBRUARY 28,  DECEMBER 31,
                                                                                           1995          1995
                                                                                       ------------  ------------
A$     0 - A$  9,999.................................................................             2           --
   20,000 -    29,999................................................................            --            1
   50,000 -    59,999................................................................            --            1
  110,000 -   119,999................................................................            --            1
  210,000 -   219,999................................................................            --            2
  250,000 -   259,999................................................................             2           --
  260,000 -   269,999................................................................             1           --
  270,000 -   279,999................................................................            --            1

The aggregate remuneration of the directors referred to in the above bands was:        A$   776,821   A$ 904,589
                                                                                       ------------  ------------
                                                                                       ------------  ------------

    The total of all remuneration received, or due and receivable, directly or indirectly, from the respective corporations of which they are a director, or any related body corporate, by all the directors of each corporation in the economic entity of December 31, 1995 and February 28, 1995 A$904,589 and A$839,301, respectively.

Amounts paid to or on behalf of directors of the company in respect
 of retirement benefits and superannuation contributions were:        A$  67,043   A$ 53,071
                                                                      ----------  -----------
                                                                      ----------  -----------

NOTE 20.  RELATED PARTY DISCLOSURES:

    (a) The directors of Access 24 Service Corporation Pty Limited during the financial period were:

       Dr. John Eric Kendall
       Mr. Louis Thomas Carroll
       Mr. Nigel Alexander Dick
       Mr. John Norman Isaac
       Mr. Keith William Blyth (resigned August 1, 1995)
       Mr. Edmund Christopher Johnson (appointed September 8, 1995)

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED FEBRUARY 28, 1995
                   AND THE TEN MONTHS ENDED DECEMBER 31, 1995
                                  (CONTINUED)

NOTE 20.  RELATED PARTY DISCLOSURES: (CONTINUED)
    (b) The following related party transactions occurred during the financial period:

                                                      NATURE OF RELATIONSHIP WITH ACCESS 24 SERVICE       OWNERSHIP
            IDENTITY OF RELATED PARTY                            CORPORATION PTY LIMITED                   INTEREST
--------------------------------------------------  --------------------------------------------------  --------------
RACV Insurance Pty Limited                          Commonly controlled entity                                  --
Access 24 (Service Corporation) Limited (NZ)        Controlled entity                                          100%
Access 24 Limited (UK)                              Controlled entity                                          100%
High Performance Healthcare Pty Ltd                 Controlled entity                                          100%
Support 24 Pty Limited                              Controlled entity                                           51%
Auto 24 Pty Limited                                 Commonly controlled entity                                  --
Dataview Solutions Pty Limited                      Director related entity                                     --

                                                               TERMS & CONDITIONS OF EACH
IDENTITY OF RELATED PARTY           TYPE OF TRANSACTION                TRANSACTION
-----------------------------  -----------------------------  -----------------------------     VOLUME        VOLUME
                                                                                             FEBRUARY 28,  DECEMBER 31,
                                                                                                 1995          1995
                                                                                             ------------  ------------
                                                                                                  A$            A$
                                                                                                            (NOTE 22)
RACV Insurance Pty Limited     Sales                          Commercial terms and               693,039       779,467
                                                              conditions

Auto 24 Pty Limited            Staff services fees            Commercial terms and               448,863       877,093
                                                              conditions

                               Loans advanced                 Interest charged at                545,000       651,050
                                                              commercial bank rates

                               Loan repayments                                                   427,118       632,459

                               Interest receipts                                                      --        18,392

High Performance Healthcare    Loans advanced                 Nil interest                            --        34,933
 Pty Limited

Access 24 (Service             Management fees                Commercial terms and               169,891       251,754
 Corporation) Limited                                         conditions

                               Loans advanced                 Nil interest                       555,000            --

                               Loan repayments                                                    42,000       220,708

Support 24 Pty Limited         Loans advanced                 Nil interest                            --       313,952

                               Loan repayments                                                        --        75,000

Dataview Solutions Pty         Rent and related costs,        Commercial terms and               133,906       100,329
 Limited                       software development, and      conditions
                               accounts preparation

Access 24 Limited              Loan advance                   Nil interest                            --     1,256,206

    (c) During the current financial period, the parent entity entered into certain contracts on behalf of a controlled entity. These contracts are for:

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED FEBRUARY 28, 1995
                   AND THE TEN MONTHS ENDED DECEMBER 31, 1995
                                  (CONTINUED)

NOTE 20.  RELATED PARTY DISCLOSURES: (CONTINUED)
    - the provision of services to third parties,

    - operating lease for premises,

    - finance lease for equipment.

    The assets, liabilities, revenues and expenses associated with these contracts have been reflected in the financial statements of the economic entity. They have not been reflected in the financial statements of the parent entity as, in substance, the transactions relate solely to the operations of the controlled entity.

    (d) Interests in the shares of entities within the economic entity held by directors of the reporting entity and their director related entities, as at December 31, 1995:

                                                        ACCESS 24 SERVICE CORPORATION
                                                                   PTY LTD
                                                       --------------------------------
                                                       A$1 ORDINARY SHARES, FULLY PAID
                                                       --------------------------------
                                                        FEBRUARY 28,     DECEMBER 31,
                                                            1995             1995
                                                       ---------------  ---------------
J. E. Kendall........................................            70               70
L. T. Carroll........................................            36               36

NOTE 21.  CASH FLOWS:

    (a) Reconciliation of cash

    For the purposes of the statement of cash flows, cash includes cash on hand and in banks and deposits at call, net of outstanding bank overdrafts. Cash at the end of the financial period as shown in the statement of cash flows is reconciled to the related items in the balance sheet as follows:

                                                                   FEBRUARY 28,  DECEMBER 31,
                                                                       1995          1995
                                                                   ------------  ------------
                                                                        A$            A$
Cash balance comprises:
  Cash at bank and on hand.......................................     1,797,191      807,875
  Cash held in trust.............................................        40,791        8,345
                                                                   ------------  ------------
                                                                      1,837,982      816,220
  Bank overdraft.................................................            --     (196,453)
                                                                   ------------  ------------
                                                                      1,837,982      619,767
                                                                   ------------  ------------
                                                                   ------------  ------------

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED FEBRUARY 28, 1995
                   AND THE TEN MONTHS ENDED DECEMBER 31, 1995
                                  (CONTINUED)

NOTE 21.  CASH FLOWS: (CONTINUED)
    (b) Reconciliation of operating profit/loss after tax to net cash flows from operating activities:

                                                                                  TEN MONTHS
                                                                    YEAR ENDED      ENDED
                                                                   FEBRUARY 28,  DECEMBER 31,
                                                                       1995          1995
                                                                   ------------  ------------
                                                                        A$            A$

                                                                                  (NOTE 22)
Operating profit/(loss) after tax................................       999,090      (28,435)
Depreciation and amortization:
  --Property, plant and equipment................................       346,420      547,589
  --Intangibles..................................................       237,668      210,048
  --Leased assets................................................       203,335      196,086
Gain/(loss) on sale of non-current assets........................        70,736      (28,929)
Bad and doubtful debts...........................................        35,255      (42,135)

Changes in assets and liabilities:
Trade receivables................................................      (128,396)    (486,706)
Other receivables................................................         2,662          (64)
Advances to related parties......................................            --      (68,592)
Intercompany trade receivables...................................            --           --
Security deposits................................................            --      (27,875)
Accrued fees.....................................................            --      (37,565)
Future income tax benefit........................................       (90,852)       5,652
Prepayments......................................................       (65,178)    (210,468)
Other assets.....................................................            --       (6,449)
Trade creditors..................................................         4,359       62,521
Sundry creditors and accruals....................................       225,978       19,822
Prepaid fees and claims:
  --Trade creditors..............................................            --      387,979
  --Trust accounts...............................................        (4,498)     (33,354)
Amounts due to related parties...................................            --      (35,790)
Repayment of advances to related parties.........................        78,855           --
Tax provision....................................................       447,534     (143,540)
Deferred income tax liability....................................        47,045       52,246
Adjustment to retained earnings (re AASB 1028: Accounting for
 Employee Entitlements)..........................................            --      (14,535)
Employee provisions..............................................       (10,289)     164,984
                                                                   ------------  ------------
Net cash flows from operating activities.........................     2,399,724      482,490
                                                                   ------------  ------------
                                                                   ------------  ------------

    (c) Non-cash financing and investing activities:

    Purchases of certain plant and equipment has been conducted through finance leases and hire purchase agreements. These transactions do not result in cash outflows until the lease payments occur as per the individual agreements. Purchases of property, plant and equipment financed in this way for the 10 months ended December 31, 1995 totalled A$630,789 for Access 24 and A$1,304,100 for the economic entity (A$826,505 and A$787,960 for the year ended February 28, 1995). The total value of property, plant and equipment under lease and the resulting lease liabilities are disclosed in the financial statements.

       ACCESS 24 SERVICE CORPORATION PTY LIMITED AND CONTROLLED ENTITIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED FEBRUARY 28, 1995
                   AND THE TEN MONTHS ENDED DECEMBER 31, 1995
                                  (CONTINUED)

NOTE 22.  FINANCIAL PERIOD:
    The parent entity and its controlled entities have changed financial year end from February 28 to December 31. As a result, these financial statements cover the ten month period from March 1 1995 to December 31, 1995. The comparative figures relate to the year ended February 28, 1995.

INSIDE BACK COVER OF PROSPECTUS

    The inside back cover is a multicolor graphic layout containing five photographs surrounding the words "TELETECH -- innovative Customer Care solutions." Starting in the upper right hand corner, the photographs, in counterclockwise order, are as follows: a black-and-white photograph of a TeleTech representative with a computer terminal in the background; a close-up color photograph of the wall insert portion of a press-and-click telephone jack; a black-and-white photograph of a TeleTech representative with a computer terminal in the background; a close-up cropped color photograph of portable flip telephone with illuminated buttons; and a color photograph of a TeleTech representative at a workstation in a TeleTech call center. The TeleTech corporate logo appears in the lower right-hand corner.

OUTSIDE BACK COVER OF PROSPECTUS

                                     [LOGO]

                [ALTERNATIVE PAGE FOR INTERNATIONAL PROSPECTUS]
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED OCTOBER 10, 1996

                                3,600,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                                 --------------

 OF THE 3,600,000 SHARES OF COMMON STOCK BEING OFFERED, 720,000 SHARES ARE BEING OFFERED INITIALLY OUTSIDE OF THE UNITED STATES AND CANADA BY THE
  INTERNATIONAL UNDERWRITERS AND 2,880,000 SHARES ARE BEING OFFERED INITIALLY IN THE UNITED STATES AND CANADA BY THE U.S. UNDERWRITERS. SEE
    "UNDERWRITERS." ALL OF THE 720,000 SHARES BEING OFFERED BY THE
     INTERNATIONAL UNDERWRITERS ARE BEING SOLD BY THE SELLING STOCKHOLDERS NAMED HEREIN. THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM
       THE SALE OF SHARES BY THE SELLING STOCKHOLDERS. SEE "PRINCIPAL
        AND SELLING STOCKHOLDERS." THE COMMON STOCK IS TRADED ON THE
        NASDAQ NATIONAL MARKET UNDER THE SYMBOL "TTEC." ON OCTOBER 9,
         1996, THE REPORTED SALE PRICE OF THE COMMON STOCK ON THE
           NASDAQ NATIONAL MARKET WAS $32 3/4 PER SHARE. SEE "PRICE
                            RANGE OF COMMON STOCK."
                            ------------------------

        THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                          COMMENCING ON PAGE 5 HEREOF.
                               -----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

                              PRICE $      A SHARE
                              -------------------

                                                                                UNDERWRITING        PROCEEDS TO
                                                               PRICE TO         DISCOUNTS AND         SELLING
                                                                PUBLIC         COMMISSIONS (1)   STOCKHOLDERS (2)
                                                           -----------------  -----------------  -----------------
PER SHARE................................................          $                  $                  $
TOTAL (3)................................................          $                  $                  $

---------
    (1) THE SELLING STOCKHOLDERS AND THE COMPANY HAVE AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
    (2) THE COMPANY HAS AGREED TO PAY THE EXPENSES OF THE SELLING STOCKHOLDERS, OTHER THAN UNDERWRITING DISCOUNTS AND COMMISSIONS, WHICH EXPENSES ARE
       ESTIMATED TO BE $          .
    (3) THE COMPANY HAS GRANTED THE U.S. UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO PURCHASE UP TO AN AGGREGATE OF 540,000 ADDITIONAL SHARES OF COMMON STOCK AT THE PRICE TO PUBLIC LESS UNDERWRITING DISCOUNTS AND COMMISSIONS FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE U.S. UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS
       AND PROCEEDS TO COMPANY WILL BE $         , $         , $         , AND
       $         , RESPECTIVELY. SEE "UNDERWRITERS."
                            ------------------------

    THE SHARES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY KATTEN MUCHIN & ZAVIS, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT DELIVERY OF THE SHARES WILL BE MADE ON OR ABOUT OCTOBER , 1996 AT THE OFFICE OF MORGAN STANLEY & CO. INCORPORATED, NEW YORK, NEW YORK, AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.
                              -------------------

MORGAN STANLEY & CO.
       INTERNATIONAL
                   ALEX. BROWN & SONS
                                     INCORPORATED
                                                               SMITH BARNEY INC.
       , 1996

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following are the estimated expenses (other than the SEC registration fee, NASD filing fee and the Nasdaq National Market application fee) of the issuance and distribution of the securities being registered, all of which will be paid by TeleTech Holdings, Inc. ("TeleTech").

SEC registration fee..............................................  $  50,865
Nasdaq National Market additional listing fee.....................          *
NASD filing fee...................................................     15,251
Printing expenses.................................................    200,000
Fees and expenses of counsel......................................    100,000
Fees and expenses of accountants..................................    100,000
Transfer agent and registrar fees.................................     10,000
Blue sky fees and expenses........................................     15,000
Miscellaneous.....................................................    183,884
                                                                    ---------
    Total.........................................................  $ 675,000
                                                                    ---------
                                                                    ---------

---------
 * If the Underwriters' over-allotment option is excercised in full, the additional listing fee will equal $10,800, resulting in total estimated expenses of $685,800.

The Selling Stockholders and, if the Underwriters' over-allotment option is exercised, TeleTech will pay all of the foregoing expenses in proportion to the number of shares of Common Stock sold by each of them. However, TeleTech has agreed to pay the portion of such expenses otherwise payable by the Selling Stockholders who are employees of TeleTech and who will sell shares received upon exercise of options under the TeleTech Holdings, Inc. Option Plan.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of such person's service as a director of officer of the corporation, or such person's service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by such person ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by such person, in connection with the defense or settlement of such action; provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the adjudicating court (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the board of directors, or (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders. The General Corporation Law of Delaware also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of Delaware provides for the general authorization of advancement of a director's or officer's litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

    TeleTech's Restated Certificate of Incorporation and By-laws provide that TeleTech shall indemnify its directors, officers, employees and other agents to the fullest extent permitted by Delaware law.

    TeleTech has also entered into agreements to indemnify its directors and certain of its officers, in addition to the indemnification provided for in TeleTech's Restated Certificate of Incorporation and By-laws. These agreements provide, among other things, that TeleTech will indemnify its directors and officers for all direct and indirect expenses and costs (including, without limitation, all reasonable attorneys' fees and related disbursements, other out-of-pocket costs and reasonable compensation for time spent by such persons for which they are not otherwise compensated by TeleTech or any third person) and liabilities of any type whatsoever (including, but not limited to, judgements, fines and settlement fees) actually and reasonably incurred by such person in connection with either the investigation, defense, settlement or appeal of any threatened, pending or completed action, suit or other proceeding, including any action by or in the right of the corporation, arising out of such person's services as a director, officer, employee or other agent of TeleTech, any subsidiary of TeleTech or any other company or enterprise to which the person provides services at the request of TeleTech. TeleTech believes that these provisions and agreements are necessary to attract and retain talented and experienced directors and officers.

    TeleTech maintains liability insurance for the benefit of its directors and officers.

    Under the terms of the Underwriting Agreement, the Underwriters have agreed to indemnify, under certain conditions, TeleTech, its directors, certain of its officers and persons who control TeleTech within the meaning of the Securities Act of 1933, as amended (the "Securities Act") against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    The shares of common stock, par value $.01 per share (the "Common Stock"), issued in the transactions described below reflect a five-for-one split of the Common Stock effected on July 31, 1996.

    Pursuant to the terms of, and as a condition precedent to consummation of the transactions contemplated by, that certain Preferred Stock Purchase Agreement dated as of December 22, 1994 by and among TeleTech Teleservices, Inc., a Colorado corporation ("TTS"), TeleTech Telecommunications, Inc., a California corporation ("TTC"), TeleTech, TeleTech Investors General Partnership, an Illinois general partnership (the "Partnership"), and Essaness Theaters Corporation, a Delaware corporation ("Essaness"), TeleTech, on January 17, 1995, issued (a) 40,700,000 shares of Common Stock to Kenneth D. Tuchman ("Tuchman") in exchange for all of the issued and outstanding shares of capital stock of TTS and TTC then owned by Tuchman, and (b) and 1,705,000 and 155,000 of its convertible preferred stock, par value $6.45 per share ("Preferred Stock"), to the Partnership and Essaness, respectively, in exchange for $11,000,000 and $1,000,000 respectively. Each share of Preferred Stock was converted into five shares of Common Stock in July 1996 in connection with and immediately prior to TeleTech's Initial Public Offering.

    Between January 1, 1995 and October 7, 1996, TeleTech granted to certain of its officers, employees, consultants and independent contractors options to acquire an aggregate of 5,138,330 shares of Common Stock. All of such options were granted pursuant to option agreements between TeleTech and each option holder and are subject to the terms of the TeleTech Holdings, Inc. Stock Plan ("Option Plan").

    On January 1, 1996, TeleTech acquired all of the outstanding capital stock of Access 24 Service Corporation Pty Limited, a corporation incorporated under the laws of New South Wales, Australia ("Access 24"). As consideration for such capital stock, TeleTech issued 712,520 shares of Common Stock to Bevero Pty Limited and paid $2.27 million and issued 257,720 shares of Common Stock to Access 24 Holdings Pty Limited.

    In connection with the acquisition of Access 24, TeleTech entered into an employment agreement dated as of January 1, 1996 with Dr. John E. Kendall, as Vice President, Strategic Planning, of TeleTech. In connection with Dr. Kendall's execution of the agreement, TeleTech issued to Dr. Kendall 38,000 shares of Common Stock, which shares constitute restricted stock subject to the terms of the Option Plan and vest proportionately over the three year period commencing on the date of issuance.

    Also in connection with the acquisition of Access 24, TeleTech caused Access 24 to enter into an employment agreement dated as of January 1, 1996 with Louis
T. Carroll, as Managing Director of Access 24. In connection with Mr. Carroll's execution of the agreement, TeleTech issued to Mr. Carroll 38,000 shares of Common Stock, which shares constitute restricted stock subject to the terms of the Option Plan and vest proportionately over the three year period commencing on the date of issuance.

    During 1996, TeleTech has granted options to acquire 262,500 shares of Common Stock to its former and current non-executive directors, at a weighted average exercise price of $7.11 per share, pursuant to the TeleTech Holdings, Inc. Directors Stock Option Plan (the "Directors Plan"). All of such options are subject to the terms of the Directors Plan and were granted pursuant to option agreements between TeleTech and each director who received such options.

    No underwriters were involved in the transactions described above. All of the shares and options issued in the foregoing transactions were issued or granted by the Company in reliance upon the exemptions from registration available under Section 4(2) of the Securities Act, including Rule 701, Regulation D or Regulation S promulgated thereunder.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits
       See attached Exhibit Index.

    (b) Financial Statement Schedules:
       See attached Financial Statement Schedule.

ITEM 17.  UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closings specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act, (i) the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado on October 9, 1996.

                                          By:       /s/ KENNETH D. TUCHMAN

                                             -----------------------------------
                                                     Kenneth D. Tuchman
                                             CHAIRMAN OF THE BOARD OF DIRECTORS,
                                                PRESIDENT AND CHIEF EXECUTIVE
                                                           OFFICER

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth D. Tuchman and Steven D. Coburn, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as director and/or officer of TeleTech Holdings, Inc.) to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign a Registration Statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT AND POWER OF ATTORNEY HAS BEEN SIGNED ON OCTOBER 9, 1996 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED:

                      SIGNATURE                                                   TITLE
------------------------------------------------------  ---------------------------------------------------------

                /s/ KENNETH D. TUCHMAN
     -------------------------------------------        Chairman of the Board, President and Chief Executive
                  Kenneth D. Tuchman                     Officer (Principal Executive Officer)

                 /s/ STEVEN B. COBURN
     -------------------------------------------        Chief Financial Officer (Principal Financial and
                   Steven B. Coburn                      Accounting Officer)

                   /s/ ROD DAMMEYER
     -------------------------------------------        Director
                     Rod Dammeyer

                  /s/ ALAN SILVERMAN
     -------------------------------------------        Director
                    Alan Silverman

                   /s/ STUART SLOAN
     -------------------------------------------        Director
                     Stuart Sloan

                   /s/ SAMUEL ZELL
     -------------------------------------------        Director
                     Samuel Zell

                              ARTHUR ANDERSEN LLP

To TeleTech Holdings, Inc.:

    We have audited in accordance with generally accepted auditing standards the financial statements of TeleTech Holdings, Inc. for the two years ended December 31, 1995 included in this Registration Statement and have issued our report thereon dated February 10, 1996. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II following this report is the responsibility of the company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

/s/ Arthur Andersen LLP

February 10, 1996

                GUMBINER, SAVETT, FINKEL, FINGLESON & ROSE, INC.
                          CERTIFIED PUBLIC ACCOUNTANTS
                            SANTA MONICA, CALIFORNIA

To TeleTech Holdings, Inc.:

    We have audited in accordance with generally accepted auditing standards, the combined statements of income and cash flows of TeleTech Telecommunications, Inc. and TeleTech Teleservices, Inc. included in this Registration Statement and have issued our report thereon dated April 13, 1994. Our audit was made for the purpose of forming an opinion on the basic combined statements of income and cash flows taken as a whole. Schedule II following this report is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic combined statements of income and cash flows. The figures relating to the eleven month period ended December 31, 1993 included in this schedule has been subjected to the auditing procedures applied in the audit of the basic combined statements of income and cash flows and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic combined statements of income and cash flows taken as a whole.

/s/ Gumbiner, Savett, Finkel, Fingleson & Rose, Inc.

June 27, 1996
Santa Monica, California

                                                                     SCHEDULE II

                            TELETECH HOLDINGS, INC.
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                  PERIODS ENDED DECEMBER 31, 1993, 1994, 1995

                                                                         ADDITIONS            DEDUCTIONS
                                                   BALANCE AT   ----------------------------     FROM      BALANCE AT
                                                    BEGINNING   CHARGED TO     CHARGED TO      RESERVES      END OF
                                                    OF PERIOD     INCOME     OTHER ACCOUNTS       (A)        PERIOD
                                                   -----------  -----------  ---------------  -----------  ----------
Allowance for Doubtful Accounts:
11 months ended December 31, 1993................   $  40,000    $ 302,408      $       0     $  (149,515) $  192,893
                                                                                       --
                                                                                       --
                                                   -----------  -----------                   -----------  ----------
                                                   -----------  -----------                   -----------  ----------
Year Ended December 31, 1994.....................   $ 192,893    $ 145,000      $       0     $  (165,381) $  172,512
                                                                                       --
                                                                                       --
                                                   -----------  -----------                   -----------  ----------
                                                   -----------  -----------                   -----------  ----------
Year Ended December 31, 1995.....................   $ 172,512    $ 630,850      $       0     $   (14,455) $  788,907
                                                                                       --
                                                                                       --
                                                   -----------  -----------                   -----------  ----------
                                                   -----------  -----------                   -----------  ----------

---------

(a) Uncollectible accounts written off.

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                                   DESCRIPTION
----------  ------------------------------------------------------------------------------------------------------
1.1         Form of Underwriting Agreement
3.1         Restated  Certificate of Incorporation of TeleTech is  incorporated herein by reference to Exhibit 3.1 to TeleTech's Registration Statement on Form S-1, as amended (Registration Statement No. 333-04097)
3.2         Amended and  Restated By-laws  of TeleTech  is  incorporated herein  by reference  to Exhibit  3.2  to
             TeleTech's Registration Statement on Form S-1, as amended (Registration Statement No. 333-04097)
4.1         Amended  and  Restated Investment  Agreement  to be  executed  at the  closing  of the  Offering among
             TeleTech, TeleTech Investors General Partnership, Alan Silverman, Susan Silverman and Jack  Silverman
             is  incorporated herein by reference to Exhibit 4.1 to TeleTech's Registration Statement on Form S-1,
             as amended (Registration Statement No. 333-04097)
4.2         Stock Transfer and Registration Rights Agreement dated as of January 1, 1996 among TeleTech, Access 24
             Holdings Pty  Limited,  Bevero  Pty  Limited  and  Access  24  Service  Corporation  Pty  Limited  is
             incorporated  herein by reference to Exhibit 4.2 to TeleTech's Registration Statement on Form S-1, as
             amended (Registration Statement No. 333-04097)
4.3         Specimen Common Stock Certificate  is incorporated herein  by reference to  Exhibit 4.3 to  TeleTech's
             Registration Statement on Form S-1, as amended (Registration Statement No. 333-04097)
5.1         Opinion of Neal, Gerber & Eisenberg, counsel to TeleTech
10.1        Employment  Agreement  dated  as  of January  1,  1995  between  Kenneth D.  Tuchman  and  TeleTech is incorporated herein by reference to Exhibit 10.1 to TeleTech's Registration Statement on Form S-1, as
             amended (Registration Statement No. 333-04097)
10.2        Employment Agreement  dated as  of January  1, 1995  between Joseph  D. Livingston  and TeleTech  (the
             "Livingston  Employment Agreement") is incorporated herein by reference to Exhibit 10.2 to TeleTech's
             Registration Statement on Form S-1, as amended (Registration Statement No. 333-04097)
10.3        Amendment to  the  Livingston Employment  Agreement  dated May  14,  1996 is  incorporated  herein  by reference  to Exhibit 10.3 to TeleTech's Registration Statement on Form S-1, as amended (Registration
             Statement No. 333-04097)
10.4        Employment Agreement dated as of April 1, 1996  between Steven B. Coburn and TeleTech is  incorporated herein  by reference  to Exhibit 10.4  to TeleTech's Registration  Statement on Form  S-1, as amended
             (Registration Statement No. 333-04097)
10.5        Preferred Stock Purchase Agreement dated  as of December 22,  1994 among TeleTech Teleservices,  Inc.,
             TeleTech  Telecommunications,  Inc., TeleTech,  TeleTech Investors  General Partnership  and Essaness
             Theaters Corporation is incorporated herein by  reference to Exhibit 10.5 to TeleTech's  Registration
             Statement on Form S-1, as amended (Registration Statement No. 333-04097)
10.6        Subscription  and Shareholders Agreement  dated April 30,  1996 among TeleTech,  Access 24 Limited and
             Priplan Investments  Limited  is incorporated  herein  by reference  to  Exhibit 10.6  to  TeleTech's
             Registration Statement on Form S-1, as amended (Registration Statement No. 333-04097)
10.7        TeleTech  Holdings, Inc. Stock Plan is incorporated herein  by reference to Exhibit 10.7 to TeleTech's
             Registration Statement on Form S-1, as amended (Registration Statement No. 333-04097)
10.8        TeleTech Holdings, Inc. Directors  Stock Option Plan  is incorporated herein  by reference to  Exhibit
             10.8  to  TeleTech's Registration  Statement  on Form  S-1,  as amended  (Registration  Statement No.
             333-04097)

 EXHIBIT
   NO.                                                   DESCRIPTION
----------  ------------------------------------------------------------------------------------------------------
10.9        Sublease Agreement dated September  26, 1994 between International  Business Machines Corporation  and
             TeleTech  Telecommunications, Inc. is incorporated herein by  reference to Exhibit 10.9 to TeleTech's
             Registration Statement on Form S-1, as amended (Registration Statement No. 333-04097)
10.10       Agreement dated March 16, 1993 between 1700 Lincoln Limited and TeleTech Telecommunications, Inc.  and
             TeleTech  Teleservices,  Inc. is  incorporated herein  by  reference to  Exhibit 10.10  to TeleTech's
             Registration Statement on Form S-1, as amended (Registration Statement No. 333-04097)
10.11       Lease dated September  21, 1995 between  First Union  Management, Inc. and  TeleTech Teleservices  and
             TeleTech is incorporated herein by reference to Exhibit 10.11 to TeleTech's Registration Statement on
             Form S-1, as amended (Registration Statement No. 333-04097)
10.12       Form  of Client Services Agreement is incorporated herein  by reference to Exhibit 10.12 to TeleTech's
             Registration Statement on Form S-1, as amended (Registration Statement No. 333-04097)
10.13       Agreement for  Call Center  Management between  United Parcel  General Services  Co. and  TeleTech  is
             incorporated  herein by reference to Exhibit 10.13  to TeleTech's Registration Statement on Form S-1,
             as amended (Registration Statement No. 333-04097)
10.14       Office Lease dated June  24, 1996 between Sam  Menlo, Trustee of the  Menlo Trust, U.T.I. 5/2/83,  and
             TeleTech  Telecommunications  is incorporated  herein  by reference  to  Exhibit 10.14  to TeleTech's
             Registration Statement on Form S-1, as amended (Registration Statement No. 333-04097)
10.15       Business Loan  Agreement  dated March  29,  1996  among TeleTech  Telecommunications,  Inc.,  TeleTech
             Teleservices,  Inc. and TeleTech,  as Borrower, and  First Interstate Bank  of California, as Lender;
             Addendum dated March  29, 1996 is  incorporated herein by  reference to Exhibit  10.15 to  TeleTech's
             Registration Statement on Form S-1, as amended (Registration Statement No. 333-04097)
10.16       Stock  Purchase Agreement dated as of January 1, 1996 among Access 24 Holdings Pty Limited, Bevero Pty
             Limited, Access 24 Service Corporation Pty Limited  and TeleTech is incorporated herein by  reference to Exhibit 10.16 to TeleTech's Registration Statement on Form S-1, as amended (Registration Statement
             No. 333-04097)
10.17       Master  Lease Agreement dated as of July 11, 1995 among First Interstate Bank of California, TeleTech,
             TeleTech Telecommunications, Inc. and TeleTech Teleservices, Inc. is incorporated herein by reference to Exhibit 10.17 to TeleTech's Registration Statement on Form S-1, as amended (Registration Statement
             No. 333-04097)
10.18       Master Equipment Lease Agreement dated as of  August 16, 1995 between NationsBanc Leasing  Corporation and  TeleTech  is  incorporated herein  by  reference  to Exhibit  10.18  to  TeleTech's Registration
             Statement on Form S-1, as amended (Registration Statement No. 333-04097)
10.19       Sublease dated as  of September  28, 1995  between Norwest  Bank Colorado,  National Association,  and
             TeleTech  Teleservices,  Inc.,  TeleTech  Telecommunications, Inc.  and  TeleTech  Holdings,  Inc. is
             incorporated herein by reference to Exhibit 10.19  to TeleTech's Registration Statement on Form  S-1,
             as amended (Registration Statement No. 333-04097)
10.20       Sublease  dated as  of September  28, 1995  between Norwest  Bank Colorado,  National Association, and
             TeleTech Teleservices,  Inc.,  TeleTech  Telecommunications,  Inc. and  TeleTech  Holdings,  Inc.  is
             incorporated  herein by reference to Exhibit 10.20  to TeleTech's Registration Statement on Form S-1,
             as amended (Registration Statement No. 333-04097)
10.21       Consulting Agreement dated as of August 15,  1996, between TeleTech and Richard Weingarten &  Company,
             Inc.
16.1        Letter regarding change in independent accountants is incorporated herein by reference to Exhibit 16.1 to TeleTech's Registration Statement on Form S-1, as amended (Registration Statement No. 333-04097)

 EXHIBIT
   NO.                                                   DESCRIPTION
----------  ------------------------------------------------------------------------------------------------------
21.1        List of subsidiaries
23.1        Consent of Arthur Anderson LLP, independent public accountants
23.2        Consent  of Gumbiner, Savett,  Finkel, Fingleson &  Rose, Inc. (formerly  Gumbiner, Savett, Friedman &
             Rose, Inc.), independent public accountants
23.3        Consent of Neal, Gerber & Eisenberg (included in Exhibit 5.1)
24.1        Power of Attorney (included on the signature page to the Registration Statement)
27          Financial Data Schedule